Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and among

BP PRODUCTS NORTH AMERICA INC.

and

BP PIPELINES (NORTH AMERICA) INC.,

as the Sellers

AND

MARATHON PETROLEUM COMPANY LP,

as the Buyer

Dated: October 7, 2012

Section 14.2 Representations and Warranties Concerning the Buyer	57

ARTICLE 15 REPRESENTATIONS AND WARRANTIES
CONCERNING THE ASSETS AND THE BUSINESS

Section 15.1 Representations and Warranties Concerning the Refinery Assets, the Cogen Company Interests, the Cogen Company Assets, the Terminals Assets, the Retail Assets and the Business	59

Section 15.2 Representations and Warranties Concerning the Texas Pipelines System Assets	69

Section 15.3 Limitations of Representations and Warranties	71

ARTICLE 16 REMEDIES FOR BREACHES OF AGREEMENT

Section 16.1 Survival of Representations, Warranties and Certain Covenants	72

Section 16.2 Indemnification Provisions for Benefit of the Buyer	73

Section 16.3 Indemnification Provisions for Benefit of the Sellers	73

Section 16.4 Limitations of Liability	74

Section 16.5 Disregard of Materiality Qualifiers	79

Section 16.6 Exclusive Remedy	79

Section 16.7 Matters Involving Third Parties	79

Section 16.8 Procedures	80

Section 16.9 Determination of Amount of Losses	81

Section 16.10 Tax Treatment of Indemnity and Reimbursement Payments	81

Section 16.11 Limitation of Damages	81

ARTICLE 17 TAX MATTERS

Section 17.1 Filing of Tax Returns and Payment of Taxes	82

Section 17.2 Transfer Taxes	83

Section 17.3 Assistance and Cooperation	84

Section 17.4 Access to Information	84

Section 17.5 Tax Liabilities and Tax Indemnity	84

Section 17.6 Tax Indemnity Claims	84

Section 17.7 Tax Refunds	85

Section 17.8 Certification of Non-Foreign Status	85

Section 17.9 Counterparty Taxpayer Identification Numbers	85

v

SCHEDULES

SCHEDULE 1.1	Definitions and Interpretations
SCHEDULE 1.1(A) Part I	BP Products – Knowledge Individuals
SCHEDULE 1.1(A) Part II	BP Products – Knowledge Individuals
SCHEDULE 1.1(B)	BP Pipelines – Knowledge Individuals
SCHEDULE 1.1(C)	Terminals
SCHEDULE 1.1(D)	Texas Pipelines System
SCHEDULE 1.1(E)	Retail Locations
SCHEDULE 1.1(F)	HES Orders
SCHEDULE 2.1.1.1	Refinery Owned Real Property
SCHEDULE 2.1.1.2(a)	Refinery Real Property Leases
SCHEDULE 2.1.1.2(b)	Refinery Third-Party Real Property Leases
SCHEDULE 2.1.1.3(a)	Refinery Easements
SCHEDULE 2.1.1.3(b)	Refinery Third-Party Easements
SCHEDULE 2.1.1.4(b)	Refinery Pipeline Rights

SCHEDULE 2.1.1.8	Refinery Assigned Contracts
SCHEDULE 2.1.1.13	Assumed Business Purchase Orders
SCHEDULE 2.1.2.1	Terminals Owned Real Property
SCHEDULE 2.1.2.2(a)	Terminals Real Property Leases
SCHEDULE 2.1.2.2(b)	Terminals Third-Party Real Property Leases
SCHEDULE 2.1.2.3(a)	Terminals Easements
SCHEDULE 2.1.2.3(b)	Terminals Third-Party Easements
SCHEDULE 2.1.2.4(b)	Terminals Pipeline Rights
SCHEDULE 2.1.2.5	Terminals Hydrocarbon Inventory
SCHEDULE 2.1.2.8	Terminals Assigned Contracts
SCHEDULE 2.1.2.13	Assumed Terminals Assets Purchase Orders
SCHEDULE 2.1.3.1	Texas Pipelines System Owned Real Property
SCHEDULE 2.1.3.2	Texas Pipelines System ROW Interests
SCHEDULE 2.1.3.4	Texas Pipelines System Assigned Contracts
SCHEDULE 2.1.3.9	Assumed Texas Pipelines System Assets Purchase Orders
SCHEDULE 2.1.4.1	Retail Assigned Contracts
SCHEDULE 2.1.4.2	Retail Site Deeds
SCHEDULE 2.1.4.3	Retail Site PSAs
SCHEDULE 2.2.2	Excluded Claims
SCHEDULE 2.2.4	Excluded IT Equipment
SCHEDULE 2.2.6(a)	Excluded Refinery and Retail Contracts
SCHEDULE 2.2.6(c)	Excluded Terminals Contracts
SCHEDULE 2.2.6(d)	Excluded Texas Pipeline System Contracts
SCHEDULE 2.2.7	Excluded Permits
SCHEDULE 2.2.9	FCC Licenses
SCHEDULE 2.2.17	Retained Litigation
SCHEDULE 2.2.21	Excluded Texas Pipelines System Pipeline Interests
SCHEDULE 2.2.23	Excluded Real Property
SCHEDULE 2.2.29	Other Excluded Assets
SCHEDULE 3.2.3	Cogen Company Excluded IT Equipment
SCHEDULE 3.2.5	Cogen Company Excluded Contracts
SCHEDULE 3.2.6	Cogen Company Excluded Permits
SCHEDULE 3.2.15	Cogen Company Excluded Assets
SCHEDULE 4.1.2	Liabilities Associated with Remedial Work (Terminals)
SCHEDULE 4.1.3	Liabilities Associated with Remedial Work (Texas Pipelines)
SCHEDULE 4.1.4	Liabilities Associated with Remedial Work (Refinery)
SCHEDULE 4.1.7	Jobber Outlet Incentive Program Allocation
SCHEDULE 5.1.2(e)	Seller Retained Environmental Liabilities
SCHEDULE 7.3.2	Removable Assigned Branded Jobber Contracts
SCHEDULE 8.3.2	Multi-Site Contracts
SCHEDULE 8.3.3	Required Permits
SCHEDULE 8.5(a)	Capital Projects
SCHEDULE 8.5(b)	Operation of the Business and Assets
SCHEDULE 8.5.8	Budged Commitments
SCHEDULE 8.7.2(a)	Pre-Closing Contact with Government Authorities—List of Governmental Authorities
SCHEDULE 8.7.2(b)	Pre-Closing Contact with Government Authorities—Protocol
SCHEDULE 8.8.1	Credit Support Arrangements
SCHEDULE 8.11(a)	Excluded Software
SCHEDULE 8.11(b)	Term of Transition Services
SCHEDULE 8.11(c)	Transition Services with Third Parties

SCHEDULE 9.1	Employee Matters
SCHEDULE 9.1(a)	Dual Offer Employees
SCHEDULE 9.1(b)	Sick Pay Benefits
SCHEDULE 9.1(c)	Collective Bargaining Agreements
SCHEDULE 10.1.6	Required Consents
SCHEDULE 11.2.2.2	Owned Real Properties Subject to Deed without Warranty
SCHEDULE 11.2.2.18	LEAP Master Agreement
SCHEDULE 12.1.1	Closing Hydrocarbon Inventory Value
SCHEDULE 12.1.2	Closing Non-Hydrocarbon Inventory Value
SCHEDULE 12.1.4(a)	Prorated Payments
SCHEDULE 13.6.1	Easement Agreements
SCHEDULE 13.7.1	Insurance Matters
SCHEDULE 13.7.2	Seller Insurance Policies
SCHEDULE 13.9.1(a)	Environmental Facilities
SCHEDULE 13.9.1(b)	Environmental Control Bonds
SCHEDULE 13.9.3	Environmental Control Bonds – Applicable Agreements and Tax Certifications
SCHEDULE 13.9.4	Environmental Certificate
SCHEDULE 13.16(a)	Post-Closing Contact with Governmental Authorities—List of Governmental Authorities
SCHEDULE 13.16(b)	Post-Closing Contact with Governmental Authorities—Protocols
SCHEDULE 13.17	Additional Covenants
SCHEDULE 14.1.3	Seller –Noncontravention
SCHEDULE 14.2.3	Buyer – Noncontravention
SCHEDULE 15.1.1.1	Ownership of the Assets
SCHEDULE 15.1.2.1	Cogen Company Leased Real Property
SCHEDULE 15.1.3.1(A)	Material Contracts – Refinery
SCHEDULE 15.1.3.1(B)	Material Contracts – Cogen Company
SCHEDULE 15.1.3.1(C)	Material Contracts – Terminals
SCHEDULE 15.1.3.3	Retail Assigned Contracts
SCHEDULE 15.1.4.1	Non-Environmental Permits
SCHEDULE 15.1.4.2	Cogen Company – Non-Environmental Permits
SCHEDULE 15.1.5	Compliance with Law
SCHEDULE 15.1.6	Tax Matters
SCHEDULE 15.1.7	Environmental Matters
SCHEDULE 15.1.7.1(a)	Environmental Permits—Exceptions
SCHEDULE 15.1.7.1(b)	Environmental Permits—Operation of Business and Assets
SCHEDULE 15.1.7.1(c)	Environmental Permits—Pending Proceedings
SCHEDULE 15.1.7.2	Environmental Operation of Business
SCHEDULE 15.1.7.3	Environmental Notices/Requests
SCHEDULE 15.1.7.4	Environmental Orders/Decrees
SCHEDULE 15.1.7.5	Planned Remediation
SCHEDULE 15.1.8	Litigation
SCHEDULE 15.1.9.2	Subject Employees
SCHEDULE 15.1.9.3	Employee Matters
SCHEDULE 15.1.10.1	Compensation and Employee Benefits
SCHEDULE 15.1.11.1	Intellectual Property
SCHEDULE 15.1.11.2	Intellectual Property – Infringement
SCHEDULE 15.1.12	Absence of Certain Changes
SCHEDULE 15.1.14	Related Person Transactions
SCHEDULE 15.1.16.6(a)	Cogen Company – Notices of Violations

SCHEDULE 15.1.16.6(b)	Cogen Company Operation
SCHEDULE 15.1.17(a)	Business Financial Information
SCHEDULE 15.1.17(b)	Business Financial Information Preparation Methodology
SCHEDULE 15.2.1.1(a)	Title to Texas Pipelines System Assets
SCHEDULE 15.2.1.1(b)	Active Texas Pipelines System Preferential Rights
SCHEDULE 15.2.1.2	Texas Pipelines System Assigned Contracts—Breaches
SCHEDULE 15.2.1.5	Texas Pipelines System Compliance with Law
SCHEDULE 15.2.1.6	Texas Pipelines System Litigation
SCHEDULE 15.2.2	Texas Pipeline System Environmental Matters
SCHEDULE 16.2.3	Seller Indemnification of Buyer— Third Party Claims
SCHEDULE 16.3.3	Buyer Indemnification of Seller— Third Party Claims
SCHEDULE 18.1.1(a)	Refinery Consent Decrees and Orders
SCHEDULE 18.1.1(b)	Terminated or Completed Consent Decrees and Orders
SCHEDULE 18.3	Environmental Reporting

EXHIBITS

EXHIBITS A-1 & A-2	Executed copies of the Sellers’ Guarantor Guarantee and the Buyer Guarantor Guarantee
EXHIBIT B	Form of Shipping History Assignment Agreement
EXHIBITS C & C-1	Form(s) of Title Certificates
EXHIBIT D	Form of Radio Tower Sharing Agreement
EXHIBIT E	Form(s) of Deed(s)
EXHIBIT F	Form of Bill of Sale, Assignment and Assumption Agreement(s)
EXHIBIT G	Form of Real Property Interest Assignment and Assumption Agreement(s)
EXHIBIT G-1	Form of Memorandum of Real Property Interest Assignment and Assumption
EXHIBIT H	Form of Assignment of Limited Liability Company Interests
EXHIBIT I	Form of Certificate of Non-Foreign Status
EXHIBIT J	Form of Transition Services Agreement
EXHIBIT K	Form of Technology Agreement
EXHIBIT L	Form of Framework Interface Agreements
EXHIBIT M	Form of Accounting Services Agreement
EXHIBIT N	Form of BP Trademark Sub-License and Brand Management Agreement
EXHIBIT O	Form of Fuel Station Services Agreement
EXHIBIT P	Form of Jet Fuel Supply Confirmation
EXHIBIT P-1	Form of Ultra Low Sulfur Diesel Supply Confirmation
EXHIBIT Q	Form of Terminal Storage and Handling Agreement
EXHIBIT R	Form of Product Sales Agreement
EXHIBIT S	Form of Florida Exchange Agreement
EXHIBIT T	Form of Amendment to the Exchange Agreement
EXHIBIT U	Form of Energy Management Agreement
EXHIBIT V-1	Form of Foreign Delivered Crude Agreement
EXHIBIT V-2	Form of Domestic Delivered Crude Agreement
EXHIBIT W	Form of OTI Sublease
EXHIBIT X	Form of Precious Metals Deed of Novation
EXHIBIT Y	Form of Escrow Agreement

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 7th day of October, 2012 by and among BP PRODUCTS NORTH AMERICA INC., a corporation organized and existing under the laws of the State of Maryland and with its principal place of business in the State of Illinois (“BP Products”), BP PIPELINES (NORTH AMERICA) INC., a corporation organized and existing under the laws of the State of Maine and with its principal place of business in the State of Illinois (“BP Pipelines”), and MARATHON PETROLEUM COMPANY LP, a limited partnership organized and existing under the laws of the State of Delaware and with its principal place of business in the State of Ohio (the “Buyer”). BP Products and BP Pipelines are referred to individually as a “Seller” and collectively as the “Sellers.” The Sellers and the Buyer are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, BP Products, directly or through certain of the Seller Companies, owns or leases certain refining assets and other related assets located in Texas City, Texas and generally referred to as the “Texas City Refinery” and conducts the Refinery Business;

WHEREAS, BP Products, directly or through certain of the Seller Companies, owns all of the limited liability company interests in South Houston Green Power, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Cogen Company”), which limited liability company owns a 1040 megawatt nameplate-rated cogeneration facility located on a tract contiguous to the Refinery tract and owned by BP Products and conducts the Cogen Company Business;

WHEREAS, BP Products, directly or through certain of the Seller Companies, owns or leases certain petroleum product terminals located in the States of Florida, North Carolina and Tennessee comprising the Terminals Assets;

WHEREAS, BP Products, directly or through certain of the Seller Companies, owns the rights in and to certain “branded jobber contracts” and other contracts which comprise the Retail Assigned Contracts;

WHEREAS, BP Pipelines, directly or through certain of the Seller Companies, owns certain petroleum product pipeline system assets located in southeast Texas comprising the Texas Pipelines System Assets;

WHEREAS, the Buyer (directly or through one or more of its Affiliates) desires to purchase from the Sellers, and the Sellers desire to sell to the Buyer (directly or to one or more of its Affiliates), the Assets upon the terms and subject to the conditions of this Agreement;

WHEREAS, the Buyer desires for the Sellers to convey, assign and transfer the Assets to the Buyer and certain Affiliates of the Buyer at the Effective Time as further set forth in the Transfer Documents; and

WHEREAS, concurrent with the execution and delivery of this Agreement, the Sellers’ Guarantor has duly executed and delivered the Sellers’ Guarantor Guarantee and the Buyer Guarantor has duly executed and delivered the Buyer Guarantor Guarantee, executed copies of which are attached hereto as Exhibits A-1 and A-2, respectively (such guarantee agreements, respectively, the “Sellers’ Guarantor Guarantee” and the “Buyer Guarantor Guarantee”).

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

Section 1.1 Definitions. Unless the context otherwise requires, the capitalized terms used in this Agreement shall have the meanings set forth in Section 1.1 of Schedule 1.1.

Section 1.2 Interpretations. Unless expressly provided to the contrary in this Agreement, this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.2 of Schedule 1.1.

Section 1.3 Relationship among the Sellers. Each Seller is entering into this Agreement solely as to that portion of the Assets owned by it, and no Seller makes any representations or warranties or undertakes any liabilities or obligations with respect to any other Seller, any of the Assets owned by any other Seller or any aspect of the Business conducted by any other Seller. Unless the context clearly requires otherwise, whenever a representation, warranty or covenant is made herein by a “Seller” it shall be deemed to be made only by the Seller that owns the applicable Assets or Seller Company or conducts or formerly conducted (as applicable) the Business to which the representation, warranty or covenant pertains. For purposes of clarity, (a) BP Products is only making representations herein and providing warranties and covenants herein relating to the Refinery Business and the Refinery Assets, the Cogen Company Business and the Cogen Company Assets, the Terminals Assets and the Retail Assets and the related Seller Companies, and (b) BP Pipelines is only making representations herein and providing warranties and covenants herein relating to the Texas Pipelines System Assets and the related Seller Companies.

ARTICLE 2

SALE OF ASSETS

Section 2.1 Sale of Assets. Subject to the terms and conditions set forth in this Agreement, including Section 8.3 hereof, at the Closing, the Buyer shall purchase, and the Sellers shall (or shall cause each applicable Seller Company to) sell, convey, assign, transfer and deliver (or, in the case of Licensed Intellectual Property, license pursuant to the Technology Agreement, BP Trademark Sub-License and Brand Management Agreement, or Fuel Station Services Agreement, as applicable) to the Buyer, all of the right, title and interest of the Seller Companies in and to the following assets of the Seller Companies Primarily used in the Business or the operation or ownership of the Refinery, the Terminals, the Texas Pipelines System and the Retail Locations, of whatever kind or nature, real or personal, tangible or intangible, whether or not reflected on the Business Books and Records of the Seller Companies, as the same may exist at the Effective Time, consisting of the following described properties and assets, to the extent such properties and rights are not included in the Excluded Assets, but excluding the Cogen Company Interests and the Cogen Company Assets, the sale of which is addressed in Article 3 (the “Assigned Assets”):

2.1.1 Refinery Assets.

2.1.1.1 Refinery Owned Real Property. The real property owned in fee by the Seller Companies, including certain buffer and greenbelt properties and all subsurface mineral rights, if any, associated with such real property, that is identified in Schedule 2.1.1.1, together with all buildings, fixtures and real property improvements owned by the Seller Companies located thereon (collectively, the “Refinery Owned Real Property”);

2.1.1.2 Refinery Leased Real Property. (a) The leasehold estates and the related lease or sublease agreements, licenses that are in the nature of leases (rather than in the nature of easements) or other similar occupancy agreements (collectively, the “Refinery Real Property Leases”) respecting real property and buildings, fixtures and real property improvements under which the Seller Companies are the lessee that are identified in Schedule 2.1.1.2(a), but excluding any such leases that cover the Texas Pipeline System Assets (collectively, the “Refinery Leased Real Property”), and (b) the leases, subleases, licenses that are in the nature of leases (rather than in the nature of easements) and other similar occupancy agreements (but, in each case, excluding Easements) under which the Seller Companies lease to Third Parties certain real property and buildings, fixtures or real property improvements located at the Refinery that are identified in Schedule 2.1.1.2(b) (collectively, the “Refinery Third-Party Real Property Leases”);

2.1.1.3 Refinery Easements. (a) All Easements used in connection with the ownership or the operation of the Refinery Assets and the Refinery Business, including those Easements shown on the Refinery Title Commitments or identified in Schedule 2.1.1.3(a), but excluding those Easements included in the Texas Pipelines System ROW Interests (collectively, the “Refinery Easements”), and (b) all easements, licenses that are in the nature of easements (rather than in the nature of leases), rights-of-way, servitudes, surface use agreements, leases (other than Real Property Leases), franchises, permits and similar agreements granting to a Third Party the right to use any of the Refinery Owned Real Property for pipelines, utilities or other facilities or services, including those shown on the Refinery Title Commitments or identified on Schedule 2.1.1.3(b), but excluding those included in the Texas Pipelines System Assets (collectively, the “Refinery Third-Party Easements”); for the sake of clarity, Refinery Third-Party Easements does not include any Easements or Refinery Third-Party Real Property Leases;

2.1.1.4 Refinery Pipeline Rights. The pipeline rights (other than Easements) used in connection with the ownership or the operation of the Refinery Business (a) within the Refinery fence line and (b) outside the Refinery fence line as identified in Schedule 2.1.1.4(b) (such rights in clauses (a) and (b), collectively, the “Refinery Pipeline Rights”);

2.1.1.5 Refinery Hydrocarbon Inventory. All hydrocarbon inventory of the Refinery Business (collectively, the “Refinery Hydrocarbon Inventory”), which shall include:

(a) (i) all crude oil inventories in the storage tanks at the Refinery and (ii) to the extent title remains with the Seller Companies, all crude oil inventories intended for use Primarily in the Refinery Business in (and all in line, tank bottoms, propellant and unit fill from) other offsite storage or terminal facilities or locations;

(b) (i) all refined and intermediate product inventories at the Refinery and (ii) to the extent title remains with the Seller Companies, all refined and intermediate product inventories intended for use Primarily in the Refinery Business in (and all in-line, tank bottoms, propellant and unit fill to or from) other offsite locations or terminal facilities; and

(c) (i) all other blendstocks, feedstocks and other raw materials and refined and other intermediate products in storage at the Refinery and (ii) to the extent title remains with the Seller Companies, all other blendstocks, feedstocks and other raw materials and refined and other intermediate products intended for use Primarily in the Refinery Business and in, and in transit to or from, other offsite storage or terminal facilities;

but in all cases (i) excluding all finished and unfinished products to the extent that title thereto has passed to the relevant customer, (ii) excluding all feedstocks, blendstocks and finished and unfinished products and other raw materials to the extent that such feedstocks, blendstocks or finished and unfinished products and other raw materials are Excluded Assets at the Effective Time, (iii) excluding all hydrocarbons in transit that are the subject of the Foreign Delivered Crude Agreement or the Domestic Delivered Crude Agreement, (iv) excluding all hydrocarbon inventory in transit from the Refinery on barges and the Colonial Pipeline (except to the extent provided in the Amendment to the Exchange Agreement), and (v) including the total contents of all applicable storage tanks, and in line, propellant and unit fill, at the Refinery, regardless of whether above or below the off-take pipe, including bottom sediment and water;

2.1.1.6 Non-Hydrocarbon Inventory. All inventory of the Refinery Business owned by the Seller Companies other than the Refinery Hydrocarbon Inventory (collectively, the “Refinery Non-Hydrocarbon Inventory”) that is at the Refinery or at other storage locations, including catalysts and precious metals (including catalyst and precious metals located in process units), chemicals, additives, spare parts, store stocks, supplies and consumables;

2.1.1.7 Refinery Personal Property. All machinery, equipment and other tangible personal property to which title to such personal property is vested in the Seller Companies as of the Effective Time and that is either (i) located at the Refinery Real Property or (ii) not located on the Refinery Real Property but is, will be or is intended to be used Primarily in the ownership or operation of the Refinery Assets and the Refinery Business (collectively, the “Refinery Personal Property”). Refinery Personal Property includes (a) production units, processing units and distillation systems, (b) heating, lighting and power systems, fire prevention and fire extinguishing systems, control systems, emergency warning and emergency preparedness systems, and related assets, (c) storage and other tanks, meters, pumps, engines, compressors, pipes, fittings, valves, connections, regulators, and loading and unloading lines and facilities, (d) applicable Included IT Equipment, (e) tools, (f) furniture and furnishings, (g) Rolling Stock used or held for use in the operation of the Refinery Business, and (h) all assets, including piping, valves and marine assets, that are located at, and used Primarily in connection with, the operation of, the docks owned by the Texas City Port Authority located adjacent to Galveston Bay on the bank of the Texas City Marine Industrial Turning Basin;

2.1.1.8 Refinery Assigned Contracts. Subject to Section 8.3, all rights and obligations of the Seller Companies under those Contracts (including any purchase orders entered into under such Contracts) relating Primarily to the ownership or operation of the Refinery Assets and the Refinery Business, including those Contracts identified in Schedule 2.1.1.8 (collectively, the “Refinery Assigned Contracts”), but excluding, in each case, any Contracts governing the use of Intellectual Property, which are covered by the Technology Agreement, BP Trademark Sub-License and Brand Management Agreement and Fuel Station Services Agreement;

2.1.1.9 Refinery Permits. Subject to Section 8.3, all Permits in favor of the Seller Companies from any Governmental Authority that are used Primarily in the ownership or operation of the Refinery Assets and the Refinery Business (collectively, the “Refinery Assigned Permits”);

2.1.1.10 Refinery Business Books and Records. The Business Books and Records that relate to the Refinery Assets and the Refinery Business (collectively, the “Refinery Business Books and Records”);

2.1.1.11 Refinery Deposits and Prepaids. All outstanding deposits (including security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses (including prepaid rent) made or paid in connection with, or relating to, ownership or operation of the Refinery

Assets and the Refinery Business, the value of which will be added as an adjustment to the Base Purchase Price at Closing (collectively, the “Refinery Deposits and Prepaids”);

2.1.1.12 Refinery Claims. All claims, demands, causes of action, choses in action, rights of recovery, rights of set-off, rights to refunds and similar rights in favor of the Seller Companies of any kind to the extent relating to the ownership or operation of the Refinery Assets and the Refinery Business from and after the Effective Time, including claims and causes of action with respect to the Refinery Assigned Contracts from and after the Effective Time or relating to any Assumed Liability (collectively, the “Refinery Claims”);

2.1.1.13 Rights under Refinery Assumed Purchase Orders. All rights under the open purchase orders with respect to the Business that as of the Effective Time are unfulfilled and not yet due and payable and are listed on Schedule 2.1.1.13 (which Schedule will be prepared at Closing), including all rights to receive products or services and all rights arising under any Contracts pursuant to which such purchase orders are issued, to the extent relating to the products and services covered by the purchase orders, even if such Contracts are Excluded Assets pursuant to Section 2.2.6 (collectively, the “Refinery Assumed Purchase Orders”).

2.1.2 Terminals Assets.

2.1.2.1 Terminals Owned Real Property. The real property owned in fee by the Seller Companies that is identified in Schedule 2.1.2.1, together with all buildings, fixtures and real property improvements owned by the Seller Companies located thereon (collectively, the “Terminals Owned Real Property”);

2.1.2.2 Terminals Leased Real Property. (a) The leasehold estates and the related lease or sublease agreements, licenses and other similar occupancy agreements (collectively, the “Terminals Real Property Leases”) respecting real property and buildings, fixtures and real property improvements under which a Seller Company is the lessee that are identified in Schedule 2.1.2.2(a) (collectively, the “Terminals Leased Real Property”), and (b) the lease, sublease, license and other similar occupancy agreements (but, in each case, excluding Easements) under which the Seller Companies lease to Third Parties certain real property and buildings, fixtures or real property improvements located at the Terminals Facilities that are identified in Schedule 2.1.2.2(b) (collectively, the “Terminals Third-Party Real Property Leases”);

2.1.2.3 Terminals Easements. (a) All Easements used in connection with the ownership or the operation of the Terminals, including those Easements reflected on Terminal Title Commitments or set forth on Schedule 2.1.2.3(a) (collectively, the “Terminals Easements”), and (b) all easements, licenses that are in the nature of easements (rather than in the nature of leases), rights-of-way, servitudes, surface use agreements, leases (other than Real Property Leases), franchises, permits and similar agreements granting to a Third Party the right to use any of the Terminals Owned Real Property for pipelines, utilities or other facilities or services, including those shown on the Terminals Title Commitments or identified on Schedule 2.1.2.3(b), but excluding those included in the Texas Pipelines System Assets (collectively, the “Terminals Third-Party Easements”); for the sake of clarity, Terminals Third-Party Easements does not include any Easements or Terminals Third-Party Real Property Leases;

2.1.2.4 Terminals Pipeline Rights. All pipeline rights (other than Easements) used in connection with the ownership or the operation of the Terminals (a) within the respective fence lines of the Terminals and (b) outside the respective fence lines of the Terminals, identified in Schedule 2.1.2.4(b) (such rights in clauses (a) and (b), collectively, the “Terminals Pipeline Rights”);

2.1.2.5 Terminals Hydrocarbon Inventory. The pro rata share of volumes of hydrocarbon inventory in tankage at the Terminals, including the pro rata share of tank bottoms, allocated to Buyer as determined in accordance with the provisions of Section 1.3.2 of Schedule 12.1.1, which shall include:

(a) to the extent title remains with the Seller Companies, refined product inventories in tankage at the Terminals;

(b) to the extent title remains with the Seller Companies, denatured ethanol, other blendstocks and other raw materials and refined and other intermediate products in tankage at the Terminals (excluding, in all cases, any Seller Companies’ proprietary fuel additives and any other Third Party proprietary additives); and

(c) to the extent title has passed to the Seller Companies, the total contents of all applicable pipeline and manifold line fill at the Terminals, regardless of whether above or below the off-take pipe, including bottom sediment and water;

but in all cases, excluding all finished and unfinished products to the extent that title thereto has passed to the relevant customer and all hydrocarbon inventory in transit, including on the Colonial Pipeline (except to the extent provided in the Amendment to the Exchange Agreement) (collectively, the “Terminals Hydrocarbon Inventory”);

2.1.2.6 Non-Hydrocarbon Inventory. All inventory used or held for use Primarily in the ownership or operation of the Terminals that is owned by the Seller Companies, other than the Terminals Hydrocarbon Inventory (collectively, the “Terminals Non-Hydrocarbon Inventory”), including chemicals, additives (excluding, in all cases, any Seller Companies’ proprietary fuel additives and any other Third Party proprietary additives), spare parts, store stocks, supplies and consumables;

2.1.2.7 Terminals Personal Property. All machinery, equipment and other tangible personal property to which title to such personal property is vested in the Seller Companies as of the Effective Time and that is either (i) located at the Terminals Facilities or (ii) not located at the Terminals Facilities but is, will be or is intended to be used Primarily in the ownership or operation of the Terminals Assets (the “Terminals Personal Property”). Terminals Personal Property includes (a) heating, lighting and power systems, fire prevention and fire extinguishing systems, control systems, emergency warning and emergency preparedness systems, and related assets, (b) storage and other tanks, meters, pumps, engines, compressors, pipes, fittings, valves, connections, regulators, and loading and unloading lines and facilities, (c) applicable Included IT Equipment, (d) tools, (e) furniture and furnishings (f) the Terminal Management System, (g) Rolling Stock used Primarily in the operation of the Terminals; and (h) all additive injection system equipment;

2.1.2.8 Terminals Assigned Contracts. Subject to Section 8.3, all rights and obligations of the Seller Companies under the Contracts (including any purchase orders entered into under such Contracts) relating solely to the ownership or operation of the Terminals Assets that are specifically identified on Schedule 2.1.2.8 (collectively, the “Terminals Assigned Contracts”);

2.1.2.9 Terminals Permits. Subject to Section 8.3, all Permits in favor of the Seller Companies from any Governmental Authority that are used Primarily in the ownership or operation of the Terminals Assets (collectively, the “Terminals Assigned Permits”);

2.1.2.10 Terminals Business Books and Records. The Business Books and Records that relate to the ownership or operation of the Terminals Assets (collectively, the “Terminals Business Books and Records”);

2.1.2.11 Terminals Deposits and Prepaids. All outstanding deposits (including security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses (including prepaid rent) made or paid in connection with, or relating to, ownership or operation of the Terminals Assets, the value of which will be added as an adjustment to the Base Purchase Price at Closing (collectively, the “Terminals Deposits and Prepaids”);

2.1.2.12 Terminals Claims. Claims, demands, causes of action, choses in action, rights of recovery, rights of set-off, rights to refunds and similar rights in favor of the Seller Companies of any kind to the extent relating to the ownership or operation of the Terminals Assets from and after the Effective Time, including claims and causes of action with respect to the Terminals Assigned Contracts from and after the Effective Time or relating to any Assumed Liability (collectively, the “Terminals Claims”);

2.1.2.13 Rights under Terminals Assumed Purchase Orders. All rights under the open purchase orders with respect to the Terminals Assets that as of the Effective Time are unfulfilled and not yet due and payable and are listed on Schedule 2.1.2.13 (which Schedule will be prepared at Closing), including all rights to receive products or services and all rights arising under any Contracts pursuant to which such purchase orders are issued, to the extent relating to the products and services covered by the purchase orders, even if such Contracts are Excluded Assets pursuant to Section 2.2.6 (collectively, the “Terminals Assumed Purchase Orders”).

2.1.3 Texas Pipelines System Assets.

2.1.3.1 Texas Pipelines System Owned Real Property. The real property owned in fee by the Seller Companies that is identified in Schedule 2.1.3.1, together with all buildings, fixtures and real property improvements owned by the Seller Companies located thereon (collectively, the “Texas Pipelines System Owned Real Property”);

2.1.3.2 Texas Pipelines System Leases and Easements. (a) The leasehold estates and the related lease or sublease agreements, licenses or other similar occupancy agreements respecting real property and buildings, fixtures and real property improvements under which a Seller Company is the lessee relating to the Texas Pipelines System and (b) all Easements granting the rights in or to use real property for pipelines, utilities or other facilities or services used in connection with the ownership or the operation of the Texas Pipelines System Assets (including those Easements identified in Schedule 2.1.3.2, the “Texas Pipelines System ROW Interests”);

2.1.3.3 Texas Pipelines System Personal Property. All machinery, equipment and other tangible personal property (whether active or out-of-service) to which title to such personal property is vested in the Seller Companies as of the Effective Time and that is (i) located at the Texas Pipelines System Facilities or (ii) not located at the Texas Pipelines System Facilities but is, will be or is intended to be used Primarily in the ownership or operation of the Texas Pipelines System Assets (the “Texas Pipelines System Personal Property”). Texas Pipelines System Personal Property includes (a) storage and other tanks, meters, pumps, engines, compressors, pipes, fittings, valves, connections, regulators, (b) applicable Included IT Equipment, (c) tools, (d) furniture and furnishings and (e) Rolling Stock used Primarily in the operations of the Texas Pipelines System Assets;

2.1.3.4 Texas Pipelines System Assigned Contracts. Subject to Section 8.3, all rights and obligations of the Seller Companies under those Contracts (including any purchase orders entered into under such Contracts) relating solely to the ownership or operation of the Texas Pipelines System Assets that are identified in Schedule 2.1.3.4 (collectively, the “Texas Pipelines System Assigned Contracts”);

2.1.3.5 Texas Pipelines System Permits. Subject to Section 8.3, all Permits in favor of the Seller Companies from any Governmental Authority that are used Primarily in the ownership or operation of the Texas Pipelines System Assets, including those Permits relating to the Texas Pipelines System Assets identified in Schedule 2.1.3.5 (collectively, the “Texas Pipelines System Assigned Permits”);

2.1.3.6 Texas Pipelines System Business Books and Records. The Business Books and Records that relate to the ownership or operation of the Texas Pipelines System Assets (collectively, the “Texas Pipelines System Business Books and Records”);

2.1.3.7 Texas Pipelines System Deposits and Prepaids. All outstanding deposits (including security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses (including prepaid rent) made or paid in connection with, or relating to, ownership or operation of the Texas Pipelines System Assets, the value of which will be added as an adjustment to the Base Purchase Price at Closing (collectively, the “Texas Pipelines System Deposits and Prepaids”);

2.1.3.8 Texas Pipelines System Claims. Claims, demands, causes of action, choses in action, rights of recovery, rights of set-off, rights to refunds and similar rights in favor of the Seller Companies of any kind to the extent relating to the ownership or operation of the Texas Pipelines System Assets from and after the Effective Time, including claims and causes of action with respect to the Texas Pipelines System Assigned Contracts from and after the Effective Time or relating to any Assumed Liability (collectively, the “Texas Pipelines System Claims”);

2.1.3.9 Rights under Texas Pipelines System Assumed Purchase Orders. All rights under the open purchase orders relating to the Texas Pipelines System Assets that as of the Effective Time are unfulfilled and not yet due and payable and are listed on Schedule 2.1.3.9 (which Schedule will be prepared at Closing), including all rights to receive products or services and all rights arising under any Contracts pursuant to which such purchase orders are issued, to the extent relating to the products and services covered by the purchase orders, even if such Contracts are Excluded Assets pursuant to Section 2.2.6 (collectively, the “Texas Pipelines System Assumed Purchase Orders”).

2.1.4 Retail Contracts.

2.1.4.1 Retail Assigned Contracts. Subject to Section 8.3, all rights and obligations of the Seller Companies under the Contracts that are identified in Schedule 2.1.4.1 (collectively, the “Retail Assigned Contracts”);

2.1.4.2 Grantor Rights Under Certain Covenants Contained in Retail Site Deeds. All rights of the Seller Companies as grantor under each real property deed, real property lease assignment or like instrument of conveyance identified on Schedule 2.1.4.2 (the “Retail Site Deeds”) to enforce, waive or release (i) any covenants that restrict the brand of fuel that can be sold at the applicable retail site (any such restriction or covenant, a “Brand Covenant”) or (ii) any covenants that limit or preclude the use of the property for petroleum purposes or convenience store operations, in some instances including a prohibition on the sale or handling of motor oils, lubricants, convenience store items or tobacco product sales (“Use Restriction”), in each case at each applicable retail site contained in the Retail Site Deeds, and only such rights (collectively, the “Grantor Rights Under Retail Site Deeds”);

2.1.4.3 Waiver Rights Under Retail Site PSAs. All rights of the Seller Companies to, enforce, waive or release a Brand Covenant or Use Restriction under the purchase and sale agreements identified in Schedule 2.1.4.3 (the “Retail Site PSAs”), pursuant to which BP Products or any of its Affiliates sold certain retail sites identified as authorized retail sites in the Retail Assigned Contracts, and only such rights (collectively, the “Waiver Rights Under Retail Site PSAs”);

2.1.4.4 Retail Claims. Claims, demands, causes of action, choses in action, rights of recovery, rights of set-off, rights to refunds and similar rights in favor of the Seller Companies of any kind to the extent relating to the Retail Assigned Contracts or the rights assigned under Sections 2.1.4.2 and 2.1.4.3 from and after the Effective Time or any Assumed Liability (collectively, the “Retail Claims”);

2.1.4.5 Retail Personal Property. All machinery, equipment and other tangible personal property to which title to such personal property is vested in the Seller Companies as of the Effective Time and that is located at the retail sites associated with the Retail Assigned Contracts and used Primarily in the service of the Retail Assigned Contracts (collectively, the “Retail Personal Property”);

2.1.5 Licensed Intellectual Property. Rights to use the Intellectual Property owned by the Seller Companies and used in connection with the Business and certain other rights relating to the use of Intellectual Property in connection with ownership or operation of the Assigned Assets and the Business in each case pursuant to the Technology Agreement, BP Trademark Sub-License and Brand Management Agreement and Fuel Station Services Agreement, including (i) certain Contract rights governing the use of Intellectual Property owned by Third Parties which are assigned to the Buyer pursuant to the Technology Agreement, and (ii) certain licenses from the Seller Companies granted to the Buyer in the Technology Agreement, BP Trademark Sub-License and Brand Management Agreement, or Fuel Station Services Agreement to use Intellectual Property owned by the Seller Companies (collectively, the “Licensed Intellectual Property”).

Section 2.2 Excluded Assets. The Assigned Assets shall exclude the following items (all such excluded items being the “Excluded Assets”):

2.2.1 Cash and Cash Equivalents. All cash on hand and cash equivalents, including bank accounts, money market funds, marketable securities and temporary cash investments;

2.2.2 Claims. Other than those relating to any Assumed Liability, claims, demands, causes of action, choses in action, rights of recovery, rights of set-off, rights to refunds and similar rights in favor of the Seller Companies of any kind to the extent (a) relating to (i) the ownership or operation of the Assets and the Business prior to the Effective Time, (ii) the Excluded Assets or (iii) the Retained Liabilities or (b) identified on Schedule 2.2.2;

2.2.3 Excluded IP. Except for the licenses granted with respect to the Licensed Intellectual Property, all Excluded IP relating to the ownership or operation of the Assigned Assets or Business;

2.2.4 Excluded IT Equipment. All IT Equipment identified on Schedule 2.2.4 (the “Excluded IT Equipment”);

2.2.5 Receivables. All of the Seller Companies’ right, title and interest in and to all accounts receivable (including payments for all finished and unfinished products that are en route to any customer of the Business, including any Affiliates of the Sellers, where title has passed to the customer), exchange balances and all notes, bonds, and other evidences of indebtedness of and rights to receive payments arising out of sales, services, rentals and other activities of the Business or operation of the Assets in each case occurring in connection with and attributable to the ownership or operation of the Assets and the Business prior to the Effective Time and the security arrangements, if any, related thereto, including any rights with respect to any Third Party collection procedures or any other actions or proceedings in connection therewith;

2.2.6 Excluded Contracts. All Contracts of the Seller Companies other than the Assigned Contracts and, in any event, (a) those Contracts identified in Schedule 2.2.6(a); (b) subject to Section 8.3.2, all Multi-Site Contracts; (c) the Excluded Terminals Contracts; and (d) the Excluded Texas Pipelines System Contracts;

2.2.7 Excluded Permits. All Permits of the Seller Companies relating to the Business or the Assets that are identified in Schedule 2.2.7;

2.2.8 Accounting and Tax Books and Records. Any and all financial performance planning, accounting and Tax files, books, records, returns and work papers related to the ownership or operation of the Assets and the Business prior to the Closing Date, exclusive of property Tax files with respect to the three (3) most recent tax years;

2.2.9 FCC Licenses. Subject to the provisions of Section 8.15, all of the Seller Companies’ rights in and to those certain FCC Licenses identified in Schedule 2.2.9 (the “FCC Licenses”);

2.2.10 Tax Refunds. All rights or claims by the Seller Companies to any Tax refund relating to the Assets or the Refinery Business covering or relating to the period prior to the Effective Time or to the extent relating to Excluded Assets;

2.2.11 Benefit Plans. All assets under the Seller Plans;

2.2.12 Insurance Policies. Except as identified in Section 13.7, all rights, titles, claims and interests of the Seller Companies or any Affiliate of the Seller Companies relating to operations respecting the Assets or the Business as conducted prior to the Effective Time (a) under any policy or agreement of insurance, (b) under any bond or surety, or (c) to any insurance or bond proceeds;

2.2.13 Certain Inventory in Transit. All feedstocks, blendstocks and finished and unfinished products and other raw materials that are in transit from the Facilities as of the Effective Time, except to the extent they are included in the Hydrocarbon Inventory, and all inventory dedicated to the Business which is owned by the Seller Companies other than the Hydrocarbon Inventory that is in transit as of the Effective Time, except to the extent it is included in the Non-Hydrocarbon Inventory;

2.2.14 Rights Under This Agreement. All rights of the Seller Companies or any of their respective Affiliates under or pursuant to this Agreement and the other agreements and transactions contemplated hereby and thereby;

2.2.15 Seller Companies Guarantees, Etc. Subject to the provisions of Section 8.8, all guarantees, indemnities, surety bonds, letters of credit, or other credit support or financial assurances issued or provided by the Seller Companies with respect to the operation of the Assets or the conduct of the Business prior to the Effective Time;

2.2.16 Excluded Books and Records. Subject to Section 2.2.8, all files, documents, instruments, papers, plans, drawings, annuals, books and records, other than the Business Books and Records;

2.2.17 Retained Litigation. All rights in and to (i) the Proceedings that are listed on Schedule 2.2.17, (ii) other Proceedings filed by Third Parties against any Seller Company or the Cogen Company prior to the date of this Agreement, and (iii) any other Proceeding filed against any Seller Company or the Cogen Company which the Sellers agree, by written notice to Buyer, following the date of this Agreement to include on Schedule 2.2.17 (the “Retained Litigation”);

2.2.18 BP Marks. Subject to Section 13.4 and the terms of the BP Trademark Sub-License and Brand Management Agreement and the Fuel Station Services Agreement, all of the Seller Companies’ right, title and interest in the BP Marks;

2.2.19 Nonassignable Real Property Interests. Any land lease, Easement, Retail Site Deeds or such other interest in real estate (including constituent) respecting the Assets or the Business that, by its own terms or by operation of law, cannot be transferred or conveyed to the Buyer, including any leases, Easements or other interests in real estate which, subject to Section 8.3, cannot be transferred or conveyed to the Buyer, except where the consent of the counterparty to such transfer or conveyance has been obtained;

2.2.20 Assets Not Owned by the Seller Companies. Title to any assets, property improvements, appurtenances, fixtures, equipment or goods located at the Real Property or the Texas Pipelines System Real Property that are not owned by a Seller Company, including equipment owned by contractors or other Third Parties, spare parts on consignment, chemicals on consignment and leased and rented equipment and other leased items, provided this Section 2.2.20 shall not be construed as limiting Buyer’s right to use leased assets which are covered by lease agreements included in the Assigned Assets;

2.2.21 Excluded Pipeline Interests. All (a) interests in pipelines other than the pipeline rights specifically set forth in Sections 2.1.1.4, 2.1.2.4 and 2.1.3.4, including rights under those Contracts relating to the Texas Pipelines System Assets identified on Schedule 2.2.21, and (b) interests in pipelines and associated assets, property improvements, appurtenances, fixtures, equipment or goods located at or in the vicinity of the Assigned Assets that are not owned by a Seller Company, including all interests in pipelines owned by Third Parties and located on any Real Property or Texas Pipelines System Real Property under leases, licenses, permits, easements, rights-of-way or other rights or interests in real property;

2.2.22 Environmental Control Bonds. All rights of the Seller Companies or their Affiliates in and to the Environmental Control Bonds relating to the Refinery Assets or relating to the Excluded Assets;

2.2.23 Excluded Real Property. All real property identified on Schedule 2.2.23, including the real property generally referred to as the Borden property;

2.2.24 Cogen Company Excluded Assets. The assets designated as Cogen Company Excluded Assets in Section 3.2;

2.2.25 Certain Fuels Additives. Subject to the terms of the BP Trademark Sub-License and Brand Management Agreement, Fuel Station Services Agreement and the Product Sales Agreement, all rights of the Seller Companies or their Affiliates in and to BP and Third Party proprietary fuel additives;

2.2.26 Rights under Excluded Open Purchase Orders. All rights (including the right to receive products or services) under the open purchase orders, open job orders and other accounts payable referenced in Section 5.1.7;

2.2.27 Marine Vessels. Any crude carriers, crude barges or other maritime vessels owned or leased by the Seller Companies or their Affiliates, notwithstanding that such vessels may have made deliveries to the Refinery;

2.2.28 Assets Subject to Takings. All assets taken in condemnation or by eminent domain as contemplated by Section 7.5.7; and

2.2.29 Scheduled Excluded Assets. All other assets, if any, identified on Schedule 2.2.29.

ARTICLE 3

SALE OF COGEN COMPANY INTERESTS

Section 3.1 Sale of Cogen Company Interests. Subject to the terms and conditions contained in this Agreement, at the Closing the Buyer shall purchase, and BP Products shall sell, convey, assign, transfer and deliver to the Buyer, all of the Cogen Company Interests, free and clear of Encumbrances other than Encumbrances arising under applicable state or federal securities laws.

Section 3.2 Cogen Company Excluded Assets. Prior to the Closing, BP Products shall, at the sole cost and expense of BP Products, cause the Cogen Company to transfer to any other Affiliate or Affiliates of BP Products, and the Cogen Company Assets shall exclude, the following assets, rights and interests (collectively, the “Cogen Company Excluded Assets”):

3.2.1 Cash and Cash Equivalents. All cash on hand and cash equivalents of the Cogen Company, including bank accounts, money market funds, marketable securities and temporary cash investments;

3.2.2 Excluded IP. All Excluded IP relating to the Cogen Company Business;

3.2.3 Excluded IT Equipment. All IT Equipment relating to the Cogen Company Business specifically identified in Schedule 3.2.3;

3.2.4 Receivables. All of the Cogen Company’s rights relating to the Cogen Company Business arising under any receivable outstanding as of the Effective Time;

3.2.5 Excluded Contracts. Those Contracts of the Cogen Company specifically identified in Schedule 3.2.5;

3.2.6 Excluded Permits. All Permits of the Cogen Company specifically identified in Schedule 3.2.6;

3.2.7 Benefit Plans. All assets under the Seller Plans;

3.2.8 Insurance Policies. Except as identified in Section 13.7, all rights, titles, claims and interests of the Cogen Company or any Affiliate of the Cogen Company relating to operations of the Cogen Company Business prior to the Effective Time (a) under any policy or agreement of insurance, (b) under any bond or surety, or (c) to any insurance or bond proceeds;

3.2.9 Tax Refunds. All rights or claims by the Cogen Company to any Tax refund relating to the Cogen Company Business covering or relating to the period prior to the Effective Time or to the extent relating to Cogen Company Excluded Assets;

3.2.10 Cogen Company Guarantees, Etc. Subject to the provisions of 8.7.1, all guarantees, indemnities, surety bonds, letters of credit, or other credit support or financial assurances issued or provided by BP Products or its Affiliates with respect to conduct of the Cogen Company Business prior to the Effective Time;

3.2.11 Excluded Business Books and Records. All files, documents, instruments, papers, plans, drawings, annuals, books and records, other than (a) the Business Books and Records; (b) summary level accounting information provided pursuant Section 13.2.2; (c) any other accounting information for the Cogen Company Business for the periods prior to the Closing Date but only to the extent held or maintained outside Seller’s integrated enterprise financial systems and in Sellers’ possession and control; and (d) property tax files with respect to the three (3) most recent tax years;

3.2.12 BP Marks. All of the Cogen Company’s ownership interests in and rights to use the BP Marks;

3.2.13 Third Party Assets. Title to any assets, property improvements, appurtenances, fixtures, equipment or goods located at the Cogen Company Leased Real Property that are not owned by the Cogen Company, including spare parts on consignment, chemicals on consignment and leased and rented equipment and other leased items, provided this Section 3.2.13 shall not be construed as limiting Buyer’s right to use leased assets which are covered by lease agreements included in the Cogen Company Assets;

3.2.14 Environmental Control Bonds. All rights of the Cogen Company in and to the Environmental Control Bonds relating to the Cogen Company Business or relating to the Excluded Assets;

3.2.15 Scheduled Cogen Company Excluded Assets. All other assets, if any, specifically identified in Schedule 3.2.15.

ARTICLE 4

ASSUMED LIABILITIES

Section 4.1 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, and except for (i) the Retained Liabilities and (ii) the Liabilities for which and to the extent Seller has an obligation under the indemnity provisions contained in Schedule 9.1, Article 13, Article 16 and Article 17, the Buyer shall, as of the Effective Time, assume and pay, discharge and perform as and when due, the following Liabilities of the Seller Companies (which shall include Environmental Liabilities) with respect to the Business and the Assets (the “Assumed Liabilities”):

4.1.1 All Liabilities associated with the Refinery Consent Decrees and Orders for which the Buyer is responsible or liable pursuant to Article 18 and the HES Orders;

4.1.2 All Liabilities for Remedial Work relating to the Terminals as specifically described on Schedule 4.1.2 (excluding Seller Companies’ obligations to pay for performance of Remedial Work prior to the Effective Time);

4.1.3 All Liabilities for Remedial Work relating to the Texas Pipelines System Assets as specifically described on Schedule 4.1.3 (excluding Seller Companies’ obligations to pay for performance of Remedial Work prior to the Effective Time);

4.1.4 All Liabilities for Remedial Work relating to the Refinery Assets as specifically described on Schedule 4.1.4 (excluding Seller Companies’ obligations to pay for performance of Remedial Work prior to the Effective Time);

4.1.5 [Intentionally Omitted.]

4.1.6 All Liabilities arising out of claims made after the Effective Time for or related to workers’ compensation insurance, employers’ liability coverage or Longshore and Harbor Workers’ Compensation Act coverage for any Transferred Employees other than claims for workers’ compensation related to Transferred Employees which are specifically retained by the Seller Companies pursuant to Section 5.1.6;

4.1.7 All Liabilities under the Assigned Contracts and the Assigned Permits; provided that the Liabilities assumed with respect to the “Jobber Outlet Incentive Programs” shall be allocated in accordance with Schedule 4.1.7;

4.1.8 All Liabilities under the Assumed Purchase Orders;

4.1.9 All Liabilities relating to obligations arising from and after the Effective Time to waive a Brand Covenant or Use Restriction under the Retail Site PSAs, to the extent that such obligations are delegable and transferrable;

4.1.10 All Liabilities associated with or arising out of the QQQ Issue, including all Liabilities arising under any consent decree (or amendment or supplement to the Refinery Consent Decrees and Orders) entered into with the EPA with respect to the QQQ Issue;

4.1.11 All other Liabilities associated with the Assets or the Business for which the Buyer is expressly liable under the terms of this Agreement and the Transaction Documents;

4.1.12 All Liabilities relating to or arising out of the ownership, operation or use of the Injection Wells from and after the Effective Time, including abandonment and closing costs; and

4.1.13 All Liabilities (not otherwise specifically addressed in this Article 4) that accrue, are caused by, arise out of, or are incurred in connection with, the Assets, the Business, the ownership or operation of the Assets or the conduct of the Business on, prior to or following the Effective Time; provided that nothing herein shall limit or restrict the application of the Sellers’ indemnification obligations under Schedule 9.1, Article 13, Article 16 and Article 17.

ARTICLE 5

RETAINED LIABILITIES

Section 5.1 Retained Liabilities. Subject to the terms and conditions set forth in this Agreement, including Section 16.4, and except for the Liabilities for which and to the extent Buyer has an obligation under the indemnity provisions contained in Article 8, Schedule 9.1, Article 11, Article 13, Article 16, Article 17 and Article 18, the Seller Companies shall retain and pay, discharge and perform as and when due all of the following Liabilities with respect to the Business and the Assets (collectively, the “Retained Liabilities”):

5.1.1 All Liabilities relating to the Excluded Assets;

5.1.2 All (a) Liabilities arising from the Seller Companies disposing of waste off-site (but not including the migration of any waste or Hazardous Substances from the Real Property to an adjacent site) prior to the Effective Time, (b) Liabilities for failure by Seller Companies to comply with the Refinery Consent Decrees and Orders, the HES Orders or the Terminated Consent Decrees and Orders covering the period prior to the Effective Time, (c) Liabilities arising out of Asbestos Claims, Benzene Claims or MTBE Claims, (d) Liabilities relating to or arising out of the operation, ownership or use by the Seller Companies of the Injection Wells prior to the Effective Time, but excluding closure and abandonment obligations that constitute Assumed Liabilities under Section 4.1.12, and (e) those Liabilities set forth on Schedule 5.1.2(e) (all Liabilities referenced in this Section 5.1.2, collectively, “Seller Retained Environmental Liabilities”);

5.1.3 All Liabilities arising under the Seller Plans, including (a) accrued but unused vacation benefits due as of the last day of any Transferred Employee’s employment with the Seller or its applicable Affiliate under the vacation policy of Seller or its applicable Affiliate (the “Seller Vacation Benefits”), (b) accrued pension Liabilities, (c) retiree medical benefits for those Transferred Employees who are eligible for retiree medical benefits at the Closing Date under the terms of the Seller Companies’ retiree medical plans and (d) any Liabilities relating to employment matters, labor disputes, or employee grievances, in each case initiated or ongoing prior to the Effective Time;

5.1.4 All Liabilities arising out of (i) the Retained Litigation or (ii) subject to the provisions of (a), (b) and (c) below, Proceedings filed by Third Parties against any Seller Company on or after the date of this Agreement but prior to the Effective Time that would, if filed on or after the Effective Time, constitute Retained Liabilities (the “Pre-Effective Retained Proceedings”), including any claim in the Retained Litigation or Pre-Effective Retained Proceedings made against the Buyer that is added by amendment or supplement solely on the basis of the Buyer’s purchase of the Assets or the Business and not as a result of any other action taken by or inaction of Buyer. Notwithstanding the foregoing, any Proceedings filed by Third Parties against any Seller Company prior to the Effective Time: (a) that are specifically addressed under (i) Section 8.4, (ii) Section 8.6.2, (iii) Section 8.19, (iv) Section 17.5, (v) Schedule 16.2.3, (vi) Section 16.3.2 (for Third Party claims arising directly from Buyer’s breach of any covenant contained herein) or Schedule 16.3.3, will not constitute Retained Liabilities and will be subject only to the indemnities contained in such Sections or Schedules; (b) that would be covered by a specific indemnity of Sellers (not described in the foregoing subsection (a)) under this Agreement not arising as a consequence of a general breach of a representation or warranty of Sellers if filed post-Closing (including Proceedings covered by Sections 16.2.5, 16.2.6 and 16.2.7, but excluding Proceedings covered by Section 16.2.8) will not constitute Retained Liabilities and will be deemed to have been filed post-Closing for purposes of such indemnities; or (c) that are not Pre-Effective Retained Proceedings or described in the foregoing subsections (a) or (b) but otherwise arise from a breach of the Sellers’ representations or warranties will not constitute Retained Liabilities and will instead be subject to the schedule amendment provisions of Section 20.10; provided that any such proceeding arising from a breach of Sections 15.1.8 or 15.2.1.4 (to the extent relating to a representation that no Proceedings were pending or threatened) shall not be subject to any de minimis or threshold limitations (but will be subject to all applicable liability caps). For purposes of the foregoing, Proceedings filed by Third Parties will exclude claims by Buyer’s Representatives arising under or in connection with this Agreement or the transactions contemplated hereby being performed on Buyer’s behalf;

5.1.5 All Liabilities pursuant to the Environmental Control Bonds, other than Liabilities that result from the Buyer failing to comply with its obligations under Section 13.9;

5.1.6 All Liabilities arising out of (i) claims for or related to workers’ compensation insurance, employers’ liability coverage and Longshore and Harbor Workers’ Compensation Act coverage for the Subject Employees who are not Transferred Employees or any former or inactive employees of the Seller Companies relating to the Business, (ii) written reported claims that have been submitted to the Seller Companies’ insurance carrier prior to the Effective Time for or related to workers’ compensation insurance or related coverage for Transferred Employees and (iii) written reported claims that have been submitted to the Buyer’s insurance carrier after the Effective Time for workers compensation insurance for Transferred Employees for injuries or incidents that occurred prior to the Effective Time but only to the extent any such injury or incident or damage arising thereunder are attributable to the time period prior to the Effective Time;

5.1.7 All Liabilities under open purchase orders, open job orders or other accounts payable relating to the Business or the Assets that were entered into by the Seller Companies in the operation of the Business on or prior to the Effective Time other than the Liabilities assumed by the Buyer pursuant to Section 4.1.8;

5.1.8 All Liabilities consisting of, arising in connection with, or relating to, any civil or criminal sanctions, fines or penalties imposed by and payable to any Governmental Authority at any time arising from the ownership, operation or use of the Assets or the conduct of the Business by the Seller Companies prior to the Effective Time;

5.1.9 All Liabilities consisting of, arising in connection with, or relating to, the Intercompany Accounts;

5.1.10 All other Liabilities (including any Environmental Liabilities) associated with the Assets or the Business for which the Sellers are expressly to remain liable under the terms of this Agreement and the Transaction Documents;

5.1.11 All Tax Liabilities arising out of any reorganization or restructuring of the Cogen Company prior to the Effective Time, including but not limited to, any mergers, consolidations or sales that occurred as part of such reorganization or restructuring; and

5.1.12 [Intentionally Omitted.]

5.1.13 All Liabilities arising out of Refinery Specific Event Pre-Closing Third-Party Claims.

ARTICLE 6

BASE PURCHASE PRICE; CONTINGENT EARNOUT PAYMENT

Section 6.1 Base Purchase Price. The aggregate base purchase price for the Assets and the Business shall be U.S. $598 million (the “Base Purchase Price”). The Base Purchase Price shall be subject to adjustment as provided in Article 7, Section 8.14, Article 12 and Section 20.10.2 or as otherwise provided under this Agreement, and any such adjustment shall be reflected as an adjustment to the Base Purchase Price.

Section 6.2 Contingent Refinery Earnout Payment. Buyer shall pay to BP Products as additional consideration a sum of up to U.S. $700 million (the “Maximum Earnout Amount”), subject to the following terms and conditions:

6.2.1 Term. The term shall end on the earlier of (a) the sixth (6th) anniversary of the commencement of the first Annual Earnout Period, as defined below, and (b) the date the total cumulative Annual Earnout Amounts, as defined below, paid by Buyer to BP Products equal the Maximum Earnout Amount (the “Term”). The Term shall be divided into up to six (6) successive twelve calendar month periods (each an “Annual Earnout Period” and collectively, the “Earnout Period”) with the first Annual Earnout Period commencing (a) at the Effective Time if the Closing Date is on the first day of the calendar month; or (b) at 12:01 a.m. local time on the first day of the first full calendar month following the Closing Date, if the Closing Date is not on the first day of the calendar month. If necessary, the Term shall be automatically extended to allow for completion of six (6) full Annual Earnout Periods. As used herein, the terms “calendar month” and “calendar process month” shall have the same meaning and shall consist of the period from 12:00 am local time on the first day of each month until 11:59 pm on the last day of each month.

6.2.2 Determination of Annual Earnout Amount.

(a) Within forty-five (45) days following the last day of each Annual Earnout Period, Buyer shall deliver a written statement (such statement being referred to herein as the “Annual Earnout Statement”) to BP Products which shall set forth (i) the gross margin for the Annual Earnout Period calculated as set forth below (the “Annual Earnout Period Gross Margin”); (ii) the average ASCI 3-2-1 crack spread corresponding to each calendar process month during such Annual Earnout Period calculated as set forth below (each being a “Monthly ASCI 3-2-1 Crack”); (iii) the actual volume of crude processed at the Refinery for each calendar process month during such Annual Earnout Period calculated as set forth below (each being a “Monthly Crude Volume”); (iv) the actual volume of total Refinery feedstock processed during each calendar process month (which for the avoidance of doubt includes and details the crude oil and any other hydrocarbon feedstocks or intermediates and purchased hydrogen input into the Refinery as reflected in the official Refinery yield accounting system or successor system) (each being, a “Monthly Throughput Volume”); (v) the monthly gross margin for each calendar process month during such Annual Earnout Period calculated as set forth below (each being a “Monthly Gross Margin”); (vi) the earnout amount to be paid by Buyer to BP Products, if any, calculated as set forth below (the “Annual Earnout Amount”); (vii) appropriate supporting detail showing how all such calculations were made; and (viii) a certification from an authorized officer of Buyer that Buyer has operated the Refinery in accordance with the provisions of Section 6.6 during the applicable Annual Earnout Period.

6.2.3 Determination of the Annual Earnout Amount.

(a) The Monthly ASCI 3-2-1 Crack shall be determined using the following formula: the value of three (3) barrels of crude at the ASCI Price subtracted from the value of two (2) barrels of 85 octane CBOB A at the CBOB Price plus the value of one (1) barrel of ultra-low sulfur diesel at the Distillate Price, with the resulting value divided by three, where: (A) “ASCI Price” means the Crude Trade Month average Argus ASCI/WTI Differential (PA0006594,2,49; Argus Sour Crude Index (ASCI) month 1, Houston Close, diff) plus the Crude Trade Month average Argus WTI Differential to CMA NYMEX (PA0003360,2,49; WTI Diff to CMA NYMEX weighted average month 1, Houston Close, diff), plus the Calendar Process Month average Argus NYMEX WTI (PA0002652,2,5; NYMEX WTI month 1, Houston Close, settlement), where the “Crude Trade Month” includes all Argus assessment days from the 26th day of the month two (2) months prior to the Calendar Process Month through the 25th day of the month prior to the Calendar Process Month and where the “Calendar Process Month” means the calendar month in which the crude is processed; (B) “CBOB Price” means the arithmetic average for the Product Trade Month of the daily Argus Gasoline 85 CBOB Colonial A grade cycle 1 – Houston average of the high and low bearing code #PA00069982, converted from cents per gallon to dollars per barrel; provided, however, that for any Product Trade Months during which Colonial Pipeline has issued a bulletin stating that the 9.0 RVP can be scheduled on the pipeline and an Argus supplemental price is in effect, then the “CBOB Price” shall be the arithmetic average for the Product Trade Month of the daily Argus Gasoline 85 CBOB Colonial A grade 9.0 RVP Supplemental cycle 1 – Houston average of the high and low bearing code #PA00077422 converted from cents per gallon to dollars per barrel; and (C) “Distillate Price” means the arithmetic average for the Product Trade Month of the daily Argus Diesel 61 10ppm (ULS) Colonial pipeline cycle 1 – Houston average of the high and low bearing the code #PA00040892, converted from cents per gallon to dollars per barrel. If Argus (or successor publisher) fails to publish any reference price set forth in clauses (A) through (C) above for any trading days in the applicable month, the average of the remaining days in the month will be used. If Argus (or successor publisher) ceases to publish any referenced price set forth in clauses (A) through (C) above, Buyer and BP Products will negotiate in good faith to agree upon a new pricing formula using suitable industry available quotations maintaining a representative 3-2-1 crack spread. “Product Trade Month” will be the actual pricing days on the Colonial Pipeline shipping schedule as published by Colonial Pipeline Company on its website, which, without limiting the foregoing, typically begins approximately ten (10) or less days immediately prior to the calendar month in which the product is produced (the “Product Production Month”) through a day which is approximately ten (10) days or less prior to the end of the Product Production Month and shall be the aggregation of all the pricing days that Argus generates prompt cycle assessments for all of the Pasadena pump cycles (usually 6 cycles per month) associated with the Product Production Month.

(b) Subject to adjustment as provided herein, the “Monthly Volume” for each calendar process month during any Annual Earnout Period shall be equal to the Monthly Crude Volume for each calendar process month plus fifty percent (50%) of the arithmetic difference between the Monthly Throughput Volume minus the Monthly Crude Volume. Within ten (10) Business Days following the end of each calendar process month, Buyer shall provide BP Products a written report with appropriate supporting detail setting forth Buyer’s calculation of the Monthly Volume for the preceding calendar process month, including each element of crude oil and any other hydrocarbon feedstocks or intermediates and purchased hydrogen input into the Refinery. Upon reasonable advance written notice, BP Products shall have the right, with respect to each Annual Earnout Period, at BP Product’s sole cost and expense, to conduct one audit of the records of Buyer to verify the calculation of the Monthly Volumes during each Annual Earnout Period, and such audit must be completed no later than forty-five (45) Business Days following the provision by the Buyer to BP Products of the Annual Earnout Statement. Buyer shall cooperate with BP Products and provide BP Products with reasonable access to Buyer’s employees and records to enable BP Products to complete its audit in a timely manner.

(c) The Monthly Gross Margin for each calendar month shall be calculated by multiplying the Monthly ASCI 3-2-1 Crack by the corresponding Monthly Volume.

(d) The Annual Earnout Period Gross Margin shall be the sum of the Monthly Gross Margins for such Annual Earnout Period.

(e) The “Annual Earnout Threshold Amount” and “Annual Cap” for each Annual Earnout Period shall be as follows:

Annual Earnout Period	Annual Earnout Threshold Amount (U.S. $ Millions)	Annual Cap (U.S. $ Millions)
1	$1,775	$200
2	$1,775	$200
3	$1,775	$200
4	$1,650	$250
5	$1,650	$250
6	$1,650	$250

(f) The Annual Earnout Amount shall be calculated using the following formula: the Annual Earnout Period Gross Margin minus the Annual Earnout Threshold Amount, with the resulting value multiplied by fifty percent (50%). If the resulting calculation is equal to or less than zero dollars ($0), no Annual Earnout Amount shall be due to BP Products for such Annual Earnout Period. If the resulting calculation of the Annual Earnout Amount exceeds the corresponding Annual Cap, then such Annual Earnout Amount shall be deemed to equal the corresponding Annual Cap, and none of the excess will be carried over to subsequent Annual Earnout Periods. For the avoidance of doubt, each year the Annual Earnout Period Gross Margin shall be calculated without taking into account any excess or shortfall of the Annual Earnout Amount that may have resulted from any prior year’s calculation.

Section 6.3 Disagreement Regarding Earn-Out.

6.3.1 On or prior to the fifty-fifth (55th) Business Day following receipt by BP Products of the Annual Earnout Statement (with respect to each Annual Earnout Period, the “Annual Earnout Objection Period”), BP Products shall deliver to Buyer either a notice indicating that BP Products accepts the amounts in such Annual Earnout Statement (an “Annual Earnout Acceptance Notice”) or a written statement specifying those amounts with which BP Products disagrees in such Annual Earnout Statement (an “Annual Earnout Disagreement Notice”). If BP Products delivers to Buyer an Annual Earnout Acceptance Notice, or if BP Products does not deliver an Annual Earnout Disagreement Notice on or prior to the last day of an Annual Earnout Objection Period, then such Annual Earnout Statement shall be deemed to be a Final Annual Earnout Statement and the determination therein shall be final, binding and conclusive upon BP Products and Buyer, except for instances of fraud or manifest error. If BP Products timely delivers an Annual Earnout Disagreement Notice with respect to an Annual Earnout Statement, only those matters specified and described in such Annual Earnout Disagreement Notice shall be deemed to be in dispute (the “Disputed Earnout Amounts”), and all other matters included in such Annual Earnout Statement shall be final, binding and conclusive upon BP Products and Buyer and not subject to further challenge on any ground for any purpose, except for instances of fraud or manifest error.

6.3.2 If an Annual Earnout Disagreement Notice is timely delivered to Buyer, then BP Products and Buyer shall negotiate in good faith to resolve their disagreements with respect to any

Disputed Earnout Amounts. In the event that Buyer and BP Products are unable to resolve all such disagreements within thirty (30) days after Buyer’s receipt of any such Annual Earnout Disagreement Notice, either Buyer or BP Products may at any time thereafter submit such remaining disagreements to the Independent Accountants. If BP Products and Buyer cannot agree within five (5) days on a single impartial accountant to serve as the Independent Accounts, then BP Products and Buyer will each nominate an impartial accountant to serve as an Independent Accountant, and the two Independent Accountants so designated shall select a third impartial accountant to serve as the third Independent Accountant.

6.3.3 Buyer and BP Products shall use Reasonable Efforts to cause the Independent Accountants, once appointed, to resolve all remaining disagreements with respect to the calculation of the Disputed Earnout Amounts as soon as practicable, but in any event shall direct the Independent Accountants to render a determination within thirty (30) days after retention of the Independent Accountants. The Independent Accountants shall consider only those items and amounts in the Buyer’s and BP Products’ respective calculations of the Disputed Earnout Amounts. In resolving any disputed item, the Independent Accountants may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Independent Accountants’ determination of the Disputed Earnout Amounts shall be based solely on written materials submitted by the Buyer and BP Products (i.e., not on independent review) and on the definitions included in this Agreement; provided, however, that the Independent Accountants will have no authority to interpret any provision of this Agreement and any and all disputes regarding the interpretation or meaning of any provision of this Agreement will be resolved pursuant to Section 20.11. The determination of the Independent Accountants shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review.

6.3.4 The costs and expenses of the Independent Accountants in determining any Disputed Earnout Amount shall be borne by the Buyer, on the one hand, and BP Products, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if BP Products claims the Monthly Gross Margin is $1,000 more than the amount determined by Buyer, and Buyer contests only $500 of the amount claimed by BP Products, and if the Independent Accountants ultimately resolve the dispute by awarding BP Products $300 of the $500 contested, then the costs and expenses of the Independent Accountants will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Buyer and forty percent (40%) (i.e., 200 ÷ 500) to BP Products. In connection with their determination of any Disputed Earnout Amount, the Independent Accountants shall, pursuant to the terms of this Section 6.3.4, also determine the allocation of its fees and expenses between Buyer and BP Products, which determination shall be conclusive and binding upon the Parties and shall, except in the event of fraud or manifest error, not be subject to appeal or further review.

Section 6.4 Earn-out Statement. An Annual Earnout Statement with respect to an Annual Earnout Period shall become a “Final Annual Earnout Statement” on the earliest to occur of: (i) the expiration of the Annual Earnout Objection Period for such Annual Earnout Period if an Annual Earnout Disagreement Notice has not been timely delivered to Buyer, (ii) the date that an Annual Earnout Acceptance Notice with respect to such Annual Earnout Period has been delivered to Buyer, and (iii) the date the final determination of the Annual Earnout Amount is made by the Independent Accountants. The date on which an Annual Earnout Statement becomes a Final Annual Earnout Statement pursuant to the immediately foregoing sentence is referred to as an “Annual Earnout Final Determination Date.”

Section 6.5 Payment Obligation. Subject to Section 16.6.3, within fifteen (15) Business Days following the Annual Earnout Final Determination Date corresponding to each Annual Earnout Period, Buyer shall pay to BP Products the Annual Earnout Amount due to BP Products, if any, with respect to such Annual Earnout Period; provided, however, that in no event shall the total Annual Earnout Amounts paid to BP Products exceed the Maximum Earnout Amount. Upon receipt by BP Products of the Maximum Earnout Amount, Buyer shall have no further obligations to BP Products with regard to any Annual Earnout Amount and the calculation of and obligations to provide information under this Article 6 shall cease.

Section 6.6 Obligations of Buyer. During any Annual Earnout Period, Buyer and its Affiliates will operate the Refinery in the Ordinary Course of Business in the same manner that a reasonable and prudent operator would operate, including seeking to maximize the operational capability and volumetric utilization of the Refinery on a stand-alone basis. Buyer covenants and agrees that it will not take or omit to take any action or enter into any transaction, the intent of which is to avoid payment of or reduce or minimize the amount of the Annual Earnout Amounts. Buyer agrees that it will not include the Maximum Earnout Amount, the Annual Earnout Amounts, the Annual Earnout Threshold Amount or Annual Cap as factors or considerations in any of the Buyer’s or its Affiliates’ linear programming models or any other optimization tools that may be or become used by the Buyer or its Affiliates to commercially optimize the system and that Buyer will at all times operate the Refinery in a commercially reasonable manner as if the Buyer did not have an obligation to make any earnout payments pursuant to Section 6.2 through Section 6.7.

Section 6.7 Assumption of Earnout Obligations by Successors in Interest. Upon any, direct or indirect, sale or disposition of the Refinery or the Refinery Assets to a Third Party, the Buyer shall cause the purchaser or surviving company, as applicable, to unconditionally assume the obligations of Buyer under this Article 6. Furthermore, no such sale or disposition shall have the effect of releasing the Buyer from any of its Liabilities under this Article 6, unless otherwise consented to in writing by BP Products.

Section 6.8 [Intentionally Omitted.]

Section 6.9 Past Due Payments. Any Annual Earnout Amount that is not paid by or on behalf of the Buyer within ten (10) days from the date when due pursuant to this Agreement shall bear interest at a rate per annum equal to the Default Interest Rate, which shall be due and payable when the past due Annual Earnout Amount is made; provided, however, the provision for such interest shall not relieve the Buyer from its duty and obligation to pay the Annual Earnout Amount on the due date thereof or be deemed to be a waiver of any right or remedy available to the BP Products at law or equity for such failure to pay the Annual Earnout Amount on the due date thereof.

Section 6.10 Dispute Resolution of Certain Earnout Matters. Notwithstanding anything to the contrary contained herein, any Dispute arising under Section 6.2.3(a) (in the event Buyer and BP Products are unable to agree to a new pricing formula, as contemplated therein), Section 6.5, Section 6.6, Section 6.7 or Section 6.9 shall be resolved in accordance with Section 20.11.

ARTICLE 7

PRE-CLOSING ADJUSTMENTS TO THE BASE PURCHASE PRICE

Section 7.1 Estimated Closing Statement. At least three (3) days prior to the Closing Date, the Sellers, in consultation with Buyer, shall prepare and deliver to the Buyer a statement (the “Estimated Closing Statement”) that shall set forth in reasonable detail (and be accompanied by reasonable documentation) the following estimated adjustments to the Base Purchase Price (each an “Estimated Closing Adjustment Amount”): (a) the Estimated Hydrocarbon Inventory Value, (b) the Estimated Non-Hydrocarbon Inventory Value, (c) the Estimated Net Prorated Amount, and (d) the Assigned Branded Jobber Contracts Adjustment. The Estimated Closing Adjustment Amounts for Section 7.1(a) and

Section 7.1(b) shall be based on best estimates of related volumes at the Effective Time and prepared generally in accordance with the methodologies and procedures set forth in Schedules 12.1.1 and 12.1.2 (but without the requirement of a physical inventory or quality measurement). In the event that Buyer and Sellers have any disagreement regarding preparation of the Estimated Closing Statement, the Buyer and Sellers shall nevertheless close based upon Sellers’ Estimated Closing Statement.

Section 7.2 Closing Payment. The payment (the “Closing Payment”) payable by the Buyer at the Closing in accordance with Section 11.2.1 shall be the Base Purchase Price (a) increased by the Estimated Hydrocarbon Inventory Value, (b) increased by the Estimated Non-Hydrocarbon Inventory Value, (c) increased or reduced, as applicable, by the Estimated Net Prorated Amount, (d) increased or reduced, as applicable, by the Assigned Branded Jobber Contracts Adjustment, (e) reduced, if applicable, by any Casualty Loss Adjustment Amount(s), (f) reduced, if applicable, by any Title Defect Adjustment Amount(s), and (g) reduced, if applicable, by any Disclosure Adjustment(s).

Section 7.3 Purchase Price Adjustment for Non-Assignable Branded Jobber Contracts.

7.3.1 Subject to the provisions of Schedule 7.3.2, in the event that the average daily gasoline sales volume under the Assigned Branded Jobber Contracts during the twelve (12) full, consecutive calendar months ending on the last date of the calendar month that immediately precedes the calendar month in which this Agreement is effective (such amount, the “BP Products Sales Volume”) differs from sixty-four thousand (64,000) barrels per day (bpd) of gasoline (such amount, the “Target Sales Volume”), the Buyer and the Sellers shall increase or reduce, as applicable, the Base Purchase Price payable by Buyer at Closing as follows (the “Assigned Branded Jobber Contracts Adjustment”): (i) in the event that the BP Products Sales Volume is greater than 64,000 bpd then the Base Purchase Price will be increased by six hundred twenty-five dollars ($625) for each bpd of additional BP Products Sales Volume in excess of 64,000 bpd, (ii) in the event that the BP Products Sales Volume is between 64,000 bpd and 54,400 bpd then the Base Purchase Price will be reduced by an amount equal to the product of (x) twenty-five million dollars ($25,000,000) times (y) (1) the sum of 64,000 bpd less the BP Products Sales Volume divided by (2) 9,600 and (iii) if the BP Products Sales Volume is below 54,400 bpd then the Base Purchase Price will be further reduced by two hundred seventy-six dollars ($276) for each bpd below 54,400 bpd. For purposes hereof, the “Assigned Branded Jobber Contracts” upon which the BP Products Sales Volume is calculated shall include (a) all Retail Assigned Contracts which are branded jobber contracts, including any such contracts in the Southeastern United States added by BP Products between signing of this Agreement and the Effective Time (provided BP Products will use Reasonable Efforts to the extent feasible to add all such branded jobber contracts no less than twenty-one (21) days prior to the Closing) pursuant to the provisions of Schedule 7.3.2, (b) all branded jobber contracts originally scheduled as Retail Contracts which expire (without renewal) following the signing of this Agreement but which jobbers, prior to the Effective Time, enter into or irrevocably commit to enter into a Contract with Buyer to be supplied by Buyer or its Affiliates and (c) each branded jobber contract where the branded jobber under such contract approaches BP Products requesting to be supplied by Buyer or its Affiliates and for which BP Products consents to such supply arrangement and jobber, prior to the Effective Time, enters into or irrevocably commits to enter into a Contract with Buyer to be supplied by Buyer or its Affiliates.

7.3.2 [Intentionally Omitted].

7.3.3 If an Assigned Branded Jobber Contract is removed by BP Products due to a cancellation of such contract by BP Products pursuant to subsection (i) of the provisions of Schedule 7.3.2, then BP Products will replace said branded jobber contract with other contracts with similar or greater representative sales volumes in accordance with Section 7.3.1.

7.3.4 Notwithstanding any other provision of this Agreement, the Assigned Branded Jobber Contracts Adjustment shall be (i) the Buyer’s sole remedy with respect to any shortfall between the BP Products Sales Volume and the Target Sales Volume whether occurring prior to or after Closing and BP Products shall have no further Liabilities to Buyer with respect thereto, and (ii) BP Products’ sole remedy with respect to any excess between the BP Products Sales Volume and the Target Sales Volume, whether occurring prior to or after Closing, and the Buyer shall have no further Liabilities to BP Products with respect thereto. Each Party hereby releases the other Parties from any and all Liabilities for any such shortfall or excess other than the obligation to adjust the Base Purchase Price by the value of the Assigned Branded Jobber Contracts Adjustment in accordance with Section 7.3.1.

Section 7.4 [Intentionally Omitted.]

Section 7.5 Casualty Loss.

7.5.1 If, before the Closing, all or any portion of the Facilities are damaged or destroyed in whole or in part (the portion of the Facilities so damaged or destroyed, the “Damaged Portion”), whether by fire, theft, vandalism, flood, wind, hurricane, explosion or other casualty (a “Casualty Event”), Seller related to such Facilities shall notify the Buyer promptly in writing (a “Casualty Event Notice”) of the Casualty Event. The Casualty Event Notice shall include: (a) a reasonable description of the facts and circumstances surrounding the Casualty Event; (b) the applicable Seller’s preliminary assessment of the effect of the Casualty Event on the Facilities; (c) the applicable Seller’s preliminary assessment of whether, and the extent to which, any casualty losses sustained as a result of such Casualty Event are covered by one or more Seller Insurance Policies then in effect; and (d) the applicable Seller’s election pursuant to Section 7.5.2, if applicable.

7.5.2 If: (a) the applicable Seller reasonably expects the Damaged Portion resulting from a Casualty Event can be fully repaired or restored in accordance with applicable Laws on or before the Long-Stop Date; and (b) the aggregate Casualty Loss Amount resulting from all Casualty Events is greater than five million dollars ($5,000,000) with respect to the Refinery Assets and Cogen Company Assets (or one million five hundred thousand dollars ($1,500,000) with respect to the Non-Refinery Assets) but less than one hundred million dollars ($100,000,000), with respect to the Refinery Assets and Cogen Company Assets (or thirty million dollars ($30,000,000) with respect to the Non-Refinery Assets), then the applicable Seller may elect, by written notice to the Buyer, to (i) repair or restore such Damaged Portion in accordance with Section 7.5.3, or (ii) reduce the Base Purchase Price by the Casualty Loss Amount in respect of such Casualty Event. If, with respect to any Casualty Event addressed in this Section 7.5.2, the applicable Seller elects to repair or restore the Damaged Portion resulting therefrom (and completes such repairs or restoration to the Buyer’s reasonable satisfaction prior to the Long-Stop Date as the same may be delayed or extended pursuant to Section 7.5.3(c)) or elects in writing to reduce the Base Purchase Price by the Casualty Loss Amount pursuant to this Section 7.5.2, such Casualty Event shall have no effect for purposes of determining whether Buyer’s conditions to Closing set forth in Section 10.1 have been fulfilled.

7.5.3 If the applicable Seller elects to repair or restore the Damaged Portion pursuant to Section 7.5.2(b)(i), then (a) the applicable Seller at its sole cost and expense shall promptly commence and diligently execute the repair and/or restoration of such Damaged Portion with similar grade quality and condition or as is otherwise required in accordance with applicable Laws; (b) the applicable Seller shall be entitled to all of the insurance proceeds to which the applicable Seller or any of its Affiliates are entitled with respect to such Casualty Event; and (c) the Closing and the Long-Stop Date shall be delayed and extended for such reasonable time but not beyond sixty (60) days as is necessary for the applicable Seller to complete any such repair or restoration.

7.5.4 If the aggregate Casualty Loss Amount resulting from all Casualty Events is in excess of one hundred million dollars ($100,000,000) with respect to the Refinery Assets and Cogen Company Assets (or thirty million dollars ($30,000,000) with respect to the Non-Refinery Assets), then any Party can terminate this Agreement by written notice to the other Parties unless the applicable Parties have agreed in writing to a mutually acceptable reduction in the Base Purchase Price.

7.5.5 If (a) the aggregate Casualty Loss Amount resulting from all Casualty Events to any portion of the Facilities is greater than five million dollars ($5,000,000) with respect to the Refinery Assets and Cogen Company Assets (or one million five hundred thousand dollars ($1,500,000) with respect to the Non-Refinery Assets) but less than one hundred million dollars ($100,000,000) with respect to the Refinery Assets and Cogen Company Assets (or thirty million dollars ($30,000,000) with respect to the Non-Refinery Assets) and (b) the Damaged Portion resulting from such Casualty Event cannot reasonably be expected to be fully repaired or restored in accordance with applicable Laws on or before the Long-Stop Date, as the same may be delayed or extended pursuant to Section 7.5.3(c), or the applicable Seller does not elect either remedy in clauses (i) or (ii) in Section 7.5.2, then the Buyer shall be entitled to terminate this Agreement by written notice to the Sellers.

7.5.6 If the aggregate Casualty Loss Amount resulting from all Casualty Events is five million dollars ($5,000,000) with respect to the Refinery Assets and Cogen Company Assets (or one million five hundred thousand dollars ($1,500,000) with respect to the Non-Refinery Assets) or less: (a) none of the Parties’ rights or obligations under this Agreement shall be affected in any way; (b) there will not be a breach of any representation or warranty by the applicable Seller as a result of such Casualty Event; (c) none of the Parties will have any right of termination under this Agreement as a result of such Casualty Event; (d) there shall be no adjustment to the Base Purchase Price pursuant to this Section 7.5 as a result of such Casualty Event; and (e) if the repair or restoration would normally be made by the Seller Companies in the Ordinary Course of Business, then the applicable Seller shall, at its election, either (i) repair or restore the Damaged Portion in the Ordinary Course of Business or (ii) reduce the Base Purchase Price by the Casualty Loss Amount with respect to such Casualty Event.

7.5.7 If after the date of this Agreement but prior to the Closing Date, any portion of the Assets is taken in condemnation or under right of eminent domain by any Governmental Authority, the Assets or portion thereof shall be excluded as Excluded Assets to the extent of the interest affected by the condemnation or right of eminent domain and the Base Purchase Price will be reduced by the dollar value awarded for the portion of such Assets so taken, provided that if the dollar value assigned to such Assets exceeds $100,000,000, then any Party may terminate this Agreement by written notice to the other. If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Asset or portion thereof after the date of this Agreement, but no taking of such Asset or portion thereof occurs prior to the Closing Date, the transaction contemplated by this Agreement shall nevertheless close and Sellers, at Closing, shall assign, transfer and set over to Buyer or subrogate Buyer to all of Sellers’ or their Affiliates’ right, title and interest (if any) in such taking, including any insurance claims, unpaid awards and other rights against Third Parties arising out of the taking, insofar as they are attributable to the Assets threatened to be taken.

ARTICLE 8

PRE-CLOSING COVENANTS

Section 8.1 Satisfaction of Conditions Precedent. From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement, each Party will use Reasonable Efforts to take all action (or refrain from taking any action within its control) and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including the satisfaction of the conditions precedent set forth in Article 10.

Section 8.2 Notices and Consents. Each of the Parties will use its Reasonable Efforts to give notices to, make filings with, and obtain authorizations, consents and approvals of any Third Parties (including any Governmental Authorities), in each case, to the extent necessary for the consummation of the transactions contemplated hereby. Each Party shall cooperate with the other Parties in obtaining such authorizations, consents and approvals. Notwithstanding the foregoing, and for the avoidance of doubt, nothing in this Section 8.2 releases the Buyer or the Sellers of their respective obligations under Section 8.4 or releases the Buyer of its obligations under 8.7.1. Each Party shall provide to the other Party copies of any such written authorization, consent or approval promptly after it has been obtained.

Section 8.3 Cooperation and Efforts With Respect to Transfers of Assets.

8.3.1 Buyer acknowledges that certain of the Assets (including Material Contracts) may be subject to restrictions on transfer and may otherwise not be readily assignable or transferable. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement shall not constitute an agreement of the Sellers (or any Seller Company) to assign any Asset which is non-transferable, if the attempted assignment of the same, as a result of the absence of the consent or authorization of a Third Party or failure of a Preferential Right notice period to expire, would constitute a breach or Default with respect to such Asset or would violate any applicable Law (a “Non-Assignable Asset”). Provided a Seller complies with its obligations under this Section 8.3.1, (i) no breach of this Agreement shall be deemed to have occurred due to such Seller’s inability to assign any Non-Assignable Asset and (ii) such Seller shall have no Liability whatsoever to the Buyer because of any breach or Default or violation of any applicable Law with respect to any such Non-Assignable Asset subsequent to the Closing Date arising from such Seller’s compliance with its obligations pursuant to this Section 8.3.1. The Parties shall cooperate and use Reasonable Efforts to obtain such authorizations or consents. If, despite the Parties’ collective Reasonable Efforts, any such consent, authorization or waiver necessary to effect the assignment and assumption is not obtained with respect to any such Non-Assignable Asset, so that the Buyer would not, in fact, receive all such rights and assume the obligations, of the applicable Seller Company with respect thereto as of the Effective Time as they exist prior to such attempted assignment or assumption, then, subject to Section 10.1.6 and except with respect to any Assigned Branded Jobber Contracts that are not assigned at Closing (which will instead result in a Base Purchase Price adjustment in accordance with Section 7.3) , the following provisions shall apply:

8.3.1.1 Subject to the other provisions of this Section 8.3.1, (a) the applicable Seller or the applicable Seller Company shall retain such Non-Assignable Asset and, to the extent that it is reasonably practicable and that doing so would not constitute a breach or Default with respect to such Non-Assignable Asset or violate any applicable Law, use Reasonable Efforts to provide the Buyer with the benefits in all material respects of such Non-Assignable Asset, (b) the Buyer shall perform (or cause to be performed), fulfill and discharge the applicable Seller’s or the applicable Seller Company’s obligations with respect to such Non-Assignable Asset arising on or after the Closing Date at the Buyer’s sole cost and expense (and the Buyer shall be deemed to be the applicable Seller’s or Seller Company’s agent for such purposes), if and to the extent that it would not constitute a breach or Default with respect to such Non-Assignable Asset or violate any applicable Law and the Buyer is provided any benefits thereof, and (c) notwithstanding anything in this Agreement to the contrary, if and to the extent the Buyer is provided any benefits thereof, the Buyer shall indemnify each Seller Indemnified Party against all Losses in any manner arising out of, or relating to or suffered in connection with any arrangement under which a Seller holds the Non-Assignable Asset and provides to Buyer the benefits of such Non-Assignable Asset (other than Losses for which such Seller has an indemnification obligation under Article 16)).

8.3.1.2 With respect to any Non-Assignable Contract, to the extent reasonably practicable and that it would not constitute a breach or Default under such Non-Assignable

Contract or violate any applicable Law, the applicable Seller and the Buyer shall use Reasonable Efforts to enter into such back-to-back arrangements at or after the Closing as may be reasonably acceptable to both the Buyer and such Seller to effect the transfer from such Seller to the Buyer of the rights, benefits, obligations and burdens of such Non-Assignable Contract in all material respects (a “Back-to-Back Arrangement”). Any such Back-to-Back Arrangement shall expressly be made subject to the provisions of this Section 8.3.1. Subject to the other provisions of this Section 8.3.1, until such time as such Seller and the Buyer execute and deliver a Back-to-Back Arrangement, the provisions of Section 8.3.1.1 shall apply with respect to such Non-Assignable Contract;

8.3.1.3 During the period of any arrangement under Section 8.3.1.1 with respect to a Non-Assignable Asset and the term of any other Back-to-Back Arrangement, the Buyer and the applicable Seller shall continue to cooperate and use Reasonable Efforts to obtain such consents, authorizations, or waivers as necessary to make such assignment to and assumption by the Buyer of such Non-Assignable Asset effective as soon as practicable after the Closing Date. If, despite the use of such Reasonable Efforts, the applicable consent, authorization or waiver necessary to effect the assignment and assumption of any Non-Assignable Contract is not obtained from the applicable Third Party on or before the date that is six (6) months after the Closing Date, the Buyer shall use Reasonable Efforts to replace such Non-Assignable Contract with a substitute Contract reasonably acceptable to Buyer (and shall keep such Seller reasonably informed as to the status of such efforts on no less than a monthly basis), and the Parties’ obligations under this Section 8.3.1 (including any Back-to-Back Arrangement as may have been entered into) shall expire as of the date that the Buyer executes such replacement Contract (other than with respect to any of the Parties’ respective obligations under this Section 8.3.1 accruing or arising prior to such date, which shall survive until fully performed);

8.3.1.4 The applicable Seller may elect in its sole discretion to terminate any arrangement under Section 8.3.1.1 with respect to a Non-Assignable Contract and any other Back-to-Back Arrangement as of earlier of (a) the date that the relevant underlying Contract expires at the earliest opportunity in accordance with its terms (including, for any Contract subject to automatic or “evergreen” renewals, by terminating such Contract as of the end of the then-current term without renewal thereof) or (b) the second (2nd) anniversary of the Closing Date, in each case unless the Buyer demonstrates that such termination would materially and adversely impact the business of the Buyer with respect to such Non-Assignable Contract (in which case such Seller’s obligations hereunder with respect to such Non-Assignable Contract shall expire as of the tenth (10th) anniversary of the Closing Date). The Parties’ respective obligations under this Section 8.3.1 accruing prior to the date of such termination or expiration shall survive until fully performed; and

8.3.1.5 The Parties’ obligations under this Section 8.3.1 with respect to any Non-Assignable Real Property Interest (or any other Non-Assignable Asset that is not a Non-Assignable Contract) shall expire (other than with respect to any of the Parties’ respective obligations under this Section 8.3.1 accruing or arising prior to such date, which shall survive until fully performed) as of the earlier of (a) the date such relevant Non-Assignable Real Property Interest (or such other Non-Assignable Asset that is not a Non-Assignable Contract) is assigned to the Buyer or the relevant underlying Contract expires at the earliest opportunity in accordance with its terms, or is otherwise amended or supplemented to directly provide such benefits and obligations thereunder to the Buyer or (b) the tenth (10th) anniversary of the Closing Date.

8.3.2 Prior to the Closing, the Seller Companies may be authorized to utilize certain “master” contracts and agreements that pertain to multiple facilities owned by each Seller and its Affiliates (each, a “Multi-Site Contract” and collectively, the “Multi-Site Contracts”). Schedule 8.3.2 contains a true and complete listing of all Multi-Site Contracts that pertain to the Assets and the Business. With respect to all Multi-Site Contracts, the Buyer acknowledges and agrees that the Buyer shall not be entitled to make use of such Multi-Site Contracts after the Closing and the Sellers intend to terminate all Multi-Site Contracts as to the Assets and the Business effective as of Closing. Notwithstanding such termination, the Business (and therefore the Buyer) shall be obligated to honor any purchase commitments for materials and equipment made under any Multi-Site Contracts prior to the Closing, but not yet fully performed or satisfied as of the Closing, so long as such commitments were not made in violation of the Sellers’ obligations under Section 8.5 and so long as the Sellers enforce or cause their respective applicable Affiliates to enforce for the benefit of the Buyer any corresponding obligations of the counterparties to any such Multi-Site Contracts. To the extent a Multi-Site Contract by its terms is not terminable as to the Business, the Buyer covenants and agrees to negotiate diligently and in good faith with the counterparty(ies) to such Multi-Site Contract in an effort to enter into a new agreement between the counterparty(ies) and the Buyer, or its applicable Affiliate, relating to the Business or the Assets as promptly as possible following the Closing. The Buyer acknowledges that the terms and conditions of Multi-Site Contracts that relate to other facilities of each Seller and its Affiliates other than the Facilities (including rate sheets and other commercial terms and conditions covering such other facilities) are confidential and proprietary information of each Seller and its Affiliates, and such information shall be subject to the confidentiality and use restrictions contained in the Confidentiality Agreement.

8.3.3 Each Seller and the Buyer shall cooperate using its Reasonable Efforts to transfer, obtain or to cause to be transferred or obtained, as of the Closing, all Permits necessary for the Buyer to own and operate the Business and the Assets in substantially the same manner as such Seller operated the Assets during the twelve (12) month period preceding the Closing, including those Permits set forth on Schedule 8.3.3. With respect to Permits set forth on Schedules 15.1.4.1 and 15.1.7.1(c) that are not transferred to Buyer at Closing, during the period commencing on the date of this Agreement and continuing until one hundred and eighty (180) days after the Closing Date (which one hundred and eighty (180) day period may be extended in thirty (30) day increments by mutual agreement of the Buyer and the Sellers, provided that, in no case shall such aggregate period, including any extensions, end later than the date that is nine (9) months after the Closing Date), (i) the Sellers and the Buyer shall provide or cause to be provided to the other Party all commercially reasonable assistance as is reasonably requested in connection with securing (and/or terminating, if required by applicable Law) any such Permits; and (ii) if any such Permits are not secured prior to the Closing, the Sellers and the Buyer shall use Reasonable Efforts to cooperate in any lawful and reasonable arrangement reasonably proposed by the other Parties under which the Buyer shall obtain the benefits and burdens of such Permits.

8.3.4 No later than thirty (30) days prior to the Closing Date, each of the Buyer and BP Products shall execute and deliver to one another duly executed copies of a letter agreement, substantially in the form of Exhibit B (the “Shipping History Assignment Agreement”), regarding the transfer of certain of BP Products’ Terminals Pipeline Rights (with respect to fifty thousand (50,000) barrels per day of BP Products’ shipping history developed on the Colonial Pipeline) to Buyer under Colonial Pipeline Company’s FERC oil tariff 98.7.0 as described on Schedule 2.1.2.4. If Colonial Pipeline Company shall not have granted its consent to such transfer as of the Closing Date, then the Buyer and BP Products shall continue to pursue such consent from Colonial Pipeline Company from and after the Closing and, to cover any interim period, the provisions applicable to the same set forth in the Amendment to the Exchange Agreement shall apply. Each of Buyer and BP Products acknowledges and agrees that (a) Colonial Pipeline Company will ultimately determine whether BP Products has sufficient shipping history, as allocated among the individual line segments described in the Shipping History Assignment Agreement, as of the proposed effective date of the requested transfer and (b) in the event that Colonial Pipeline Company notifies Buyer and BP Products in response to the request that BP Products does not have a sufficient historical pattern of shipments for any individual line segment to satisfy the proposed transfer request with respect to such line segment, the Parties shall cooperate in good faith to revise the request by increasing the amount of BP Products’ actual shipping history allocated to the “Pasadena to Atlanta-Doraville”, “Pasadena to Knoxville”, “Pasadena to North Augusta”, or “Pasadena to Charlotte”

line segments, with the exact allocation per line segment to be mutually agreed by the Parties at the applicable time, in order to effect a total transfer of fifty thousand (50,000) barrels per day of shipping history to Buyer to the extent possible as permitted by Colonial Pipeline Company.

8.3.5 Within thirty (30) days after the date of this Agreement, the Sellers will provide complete copies of all Jobber Outlet Incentive Program (“JOIP”) contracts and agreements identified in Table 2 of Schedule 2.1.4.1, to the extent in Sellers’ possession and control, to selected employees or representatives of the Buyer that have been mutually agreed to by both the Buyer and the Sellers, (the “Clean Team”) for the sole purpose of the Buyer reviewing and establishing appropriate post Effective Time payment calculations and procedures. Certain JOIP contracts, which are identified in Table 2 to Schedule 2.1.4.1, are not being provided to the Clean Team for review because the Sellers have been unable to locate a copy of the formal written JOIP contract. With respect to any JOIP contract identified in Table 2 to Schedule 2.1.4.1 that is not provided to the Clean Team, the Sellers will provide the Clean Team with the following information regarding the JOIP contract or arrangement with the applicable jobber: jobber name, retail location address to which the JOIP contract relates, contract effective date, contract type, outstanding JOIP contract balance, payment status, length of contract in years, contract expiration date, cents per gallon (“CPG”) incentive amount (which is only paid on gasoline and paid semi-annually), years over which CPG paid, and CPG period end date. Until the earlier to occur of (i) the expiration or termination of the waiting period referred to in the HSR Act applicable to the transaction and (ii) the date that is thirty (30) calendar days prior to the Closing Date, the Clean Team shall not disclose the contracts, agreements, arrangements or information contained within them to any other employee of the Buyer without first seeking and receiving the written consent and approval from the Seller.

Section 8.4 HSR Consent and Other Governmental Authority Approvals.

8.4.1 Subject to the terms and conditions of this Agreement and, unless otherwise agreed by the Parties, each of the Buyer and the Sellers shall use its respective Reasonable Efforts to: (a) cause the transactions contemplated by this Agreement to be consummated as soon as practicable; (b) make, or cause to be made, the filings required of it or any of its Affiliates under the HSR Act and any other applicable antitrust or competition laws outside the United States in connection with this Agreement and the transactions contemplated hereby no later than the fifteenth (15th) Business Day following the date of this Agreement unless otherwise agreed to by the Parties; (c) comply at the earliest practicable date and after consultation with the other Parties with any request for additional information or documentary material received by it or any of its Affiliates from the U.S. Federal Trade Commission or any other Governmental Authority and use its Reasonable Efforts to take, or cause to be taken, all other actions consistent with this Section 8.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable; and (d) obtain all other actions or non-actions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any competition-related Governmental Authority necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable (and in any event no later than the Long-Stop Date). The HSR Act filing fee shall be paid fifty percent (50%) by Sellers and fifty percent (50%) by Buyer.

8.4.2 Each of the Buyer and the Sellers shall: (a) promptly notify the other Parties of, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Parties of the contents of) any competition-related communication to it from a Governmental Authority and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other Parties in relation to) any proposed competition-related, voluntary, written communication to a Governmental Authority, (b) keep the other Parties informed of any developments, meetings or discussions with any Governmental Authority in respect of any competition-related filings, investigation or inquiry concerning the transactions contemplated by this Agreement and (c) not independently participate in any meeting or discussions with any Governmental Authority in respect of any competition-related filings, investigation or inquiry concerning the transactions contemplated by this Agreement without giving the other Parties prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Each of the Buyer and the Sellers may, however, designate any non-public information provided to any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Parties without approval of the Parties providing the non-public information.

8.4.3 For purposes of this Section 8.4, without limiting the foregoing, each of the Sellers and the Buyer agrees to use its respective Reasonable Efforts to obtain all clearances, consents, approvals and waivers that may be required by any competition-related Governmental Authority, so as to enable the Buyer and the Sellers to close the transactions contemplated by this Agreement as soon as practicable (and in any event no later than the Long-Stop Date).

8.4.4 In the event that any Proceeding that seeks to prohibit, prevent, or restrict the transactions contemplated by this Agreement is actually threatened or commenced and such Proceeding seeks, or would reasonably be expected to seek, to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, each of the Sellers and the Buyer shall use its respective Reasonable Efforts to avoid or resolve any such Proceeding and each of the Buyer and the Sellers shall cooperate with the others and use its respective Reasonable Efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

8.4.5 Notwithstanding anything to the contrary provided in this Agreement, (a) no Party will be required to pay any consideration (except filing and application fees) to any other Person from whom any consents, approvals or authorizations are requested pursuant to this Section 8.4, and (b) neither the Buyer nor any of its Affiliates shall be required, in connection with the matters covered by this Section 8.4, to (i) commence litigation (as opposed to defend litigation) or maintain such litigation once commenced, (ii) agree to any restrictions on, or modifications of, the operation or conduct of their existing business or any future business activities, whether absolute or conditional; (iii) agree to divest, hold separate (by trust or otherwise) or surrender control of any of their current assets or businesses, whether in whole or in part and whether absolutely or conditionally; (iv) agree to any restrictions on, or modification of, the operation or conduct of the Business or operation of the Assets which would have a Material Adverse Effect; or (v) agree to divest, hold separate (by trust or otherwise) or surrender control of any Asset, whether in whole or in part and whether absolutely or conditionally, if such action would have a Material Adverse Effect.

Section 8.5 Operation of Business. From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement, the Sellers will, and will cause the Seller Companies and the Cogen Company to, operate the Assets and the Business in the Ordinary Course of Business (including with respect to activities under the Refinery Consent Decrees and Orders, maintenance and turnarounds of Assets, the purchase of Refinery inputs and feedstocks and management of Non-Hydrocarbon Inventories) and will progress the capital projects described in Schedule 8.5(a) substantially at the pace and in the manner that similar capital projects have been conducted by the Seller Companies over the twelve (12) month period preceding the date of this Agreement, including (a) preserving the present business operations, (b) preserving the present business organization and (c) preserving the present business relationships with Persons having business dealings with the Seller Companies or the Cogen Company in connection with the Assets and the Business, except for such actions as the Seller

Companies may undertake to separate the Assets and the Business from the Seller Companies and their Affiliates so as to transition and prepare the Assets and the Business for acquisition by the Buyer and to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, the Sellers will not, and will cause the Seller Companies and the Cogen Company to not, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned) or except for such actions as may be undertaken to separate the Assets and the Business from the Seller Companies and their Affiliates and otherwise transition and prepare the Assets and the Business for acquisition by the Buyer and to consummate the transactions contemplated by this Agreement and the other Transaction Documents or except as set forth in Schedule 8.5(b), with respect to operation of the Business and the Assets:

8.5.1 sell, lease or otherwise dispose of, or grant any right or Encumbrance, except Permitted Encumbrances, with respect to any material Asset, other than sales of goods or services in the Ordinary Course of Business, or enter into, amend, modify or terminate any Contract outside the Ordinary Course of Business;

8.5.2 except in the Ordinary Course of Business, amend or modify in any material respect any Permit or any Material Contract;

8.5.3 initiate, settle, cancel, compromise, release or provide a waiver with respect to any claim, action or Proceeding relating to the Business, the Assets, the Assumed Liabilities or any portion thereof existing on or commenced after the date of this Agreement and involving more than one million two hundred fifty thousand dollars ($1,250,000), individually or in the aggregate, except where the settlement, cancellation, compromise, release or waiver would not have an adverse impact on Buyer or Buyer’s ownership or operation of the Assets;

8.5.4 grant any material increase in compensation to any Subject Employee, enter into any employment, deferred compensation, severance (except when the termination date is before Closing Date) or similar agreement or arrangement with any Subject Employee, or hire any new non-represented employees for the Business other than employees at will to fill vacancies in existing positions (and in no case without prior notice to and good faith discussion of alternatives with Buyer although the final decision to hire remains with Sellers in accordance with Sellers’ policies), in all cases except for normal salary increases and bonus awards in the Ordinary Course of Business or completion related bonuses or awards whose cost is met by the Sellers;

8.5.5 terminate (other than with severance) any Subject Employee other than for cause or in the Ordinary Course of Business except with notice to Buyer;

8.5.6 amend the Organizational Documents of the Cogen Company, cause the Cogen Company to liquidate, dissolve or otherwise wind up its business or repurchase, redeem or otherwise acquire, issue, grant any rights, or enter into any Contract or commitment with respect to the Cogen Company Interests;

8.5.7 enter into any Contracts providing for, or otherwise incur any obligations relating to, severance, retention, change in control or similar payments, by reason of this Agreement or the transactions contemplated hereby for which the Buyer or the Cogen Company would have any Liability from and after the Closing;

8.5.8 enter into any commitment for capital expenditures relating to the Business, the Assets or any portion thereof in excess of five million dollars ($5,000,000) with respect to the Refinery Assets and Cogen Company Assets or five hundred thousand dollars ($500,000) with respect to the Non-

Refinery Assets for any individual commitment for capital expenditures and ten million dollars ($10,000,000) with respect to the Refinery Assets and Cogen Company Assets or one million dollars ($1,000,000) with respect to the Non-Refinery Assets for all commitments for capital expenditures in the aggregate, the cost of which would be an obligation of the Buyer or the Cogen Company from and after the Closing; provided, however, that the Seller Companies will be entitled to make commitments for and in accordance with the budgeted items set forth on Schedule 8.5.8 without the prior written consent of the Buyer;

8.5.9 enter into, modify or terminate any CBA or other labor or collective bargaining Contract or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization other than effects bargaining and related obligations arising as a result of this Agreement, including entering into any grievance settlements; provided that Seller may enter into negotiation with any labor organization, including entering into any grievance settlements, (i) in the Ordinary Course of Business consistent with past practices or (ii) that only entail the payment of money by Seller and that will not establish any precedent or any agreement with any labor organization;

8.5.10 enter into any Contract that would restrain, restrict, limit or impede the ability of the Buyer to compete with any Person or to conduct any business or line of business in any geographic area;

8.5.11 cancel or modify in any material respect any insurance coverage furnished in the amounts and of the types in place as of the date of this Agreement by Third Parties with respect to the Assets or the Business;

8.5.12 incur, assume or guarantee any indebtedness for borrowed money with respect to the Assets or the Business, in each case for which Buyer or the Cogen Company would have Liability from and after the Closing;

8.5.13 terminate (except as permitted by the provisions of Schedule 7.3.2), amend or modify in any material respect any Retail Assigned Contract other than with respect to renewals that do not modify any such Retail Assigned Contract outside the Ordinary Course of Business and other modifications (which do not involve restrictions on rebranding) made in the Ordinary Course of Business; or

8.5.14 commit in any manner to any of the transactions contemplated by the foregoing Sections 8.5.1 through 8.5.13.

Notwithstanding the foregoing and without requiring the consent of the Buyer, each of the Sellers may, in its reasonable discretion, engage in and undertake any and all activities necessary to prevent or minimize injury to persons or damage to property or the Facilities or the Assets in the case of an emergency and/or to address, prevent or minimize a health, environmental or safety concern involving the Assets, the Facilities or the Business.

Section 8.6 Access to Information.

8.6.1 Throughout the period between the date of this Agreement and the Closing Date, the Sellers will, and will cause the Seller Companies to, (i) permit Representatives of the Buyer to have reasonable access at reasonable times and at the Buyer’s cost, and in a manner so as not to unreasonably interfere with the normal business operations of the Seller Companies and the Cogen Company and their respective Affiliates, to the Business Books and Records, the Facilities, the Assets, and the Contracts and other business documents related to the Business, the Facilities, the Assets or the Assumed Liabilities,

and (ii) promptly furnish or make available to the Buyer and its Representatives such information concerning the Business, the Facilities, the Assets, and the Assumed Liabilities as the Buyer shall reasonably request. Notwithstanding the preceding sentence to the contrary, nothing in this Agreement shall be construed to permit the Buyer or its Representatives to have access to any files, records, contracts or documents of each Seller or any of its Affiliates or the Cogen Company or any of its Affiliates relating to (a) each Seller’s or its Affiliate’s inter-company or intra-company feedstock and product pricing information, internal transfer prices, hedging activity records and Hydrocarbon Inventory valuation procedures and records, (b) the negotiation or drafting of this Agreement, (c) particular terms of any Contracts to the extent that disclosure of such terms, in the reasonable judgment of the Seller, could risk violating any antitrust or similar applicable Law or (d) information that is subject to confidentiality restrictions or attorney-client privilege, provided that Sellers will use Reasonable Efforts to obtain consents from third parties under any such confidentiality restrictions subject to the Seller Companies’ global data privacy policies regarding data related to employees. Any information obtained by the Buyer or its Representatives under this Section 8.6 shall be subject to the confidentiality and use restrictions contained in the Confidentiality Agreement.

8.6.2 Access of Buyer to the Real Property, the Facilities and the Assets shall be during reasonable business hours and upon reasonable notice to the Sellers, and the Sellers shall have the right to have a Representative of the Sellers accompany the Buyer during such access. The Buyer may not under any circumstances (1) conduct or cause to be conducted any sampling or other invasive investigation of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media at any property related to each Seller or its Affiliates or the Business or the Assets, or (2) access or attempt to access any Seller Company’s proprietary network. The Buyer shall ensure that the access permitted pursuant to this Section 8.6 will be solely in connection with the transactions contemplated by this Agreement. During such access, the Buyer and each of its Representatives shall comply with the Seller Companies’ applicable policies and procedures, including each Seller Company’s Code of Conduct, digital security, health, safety, security, and environmental policies. If, at any time, any Seller believes in good faith that any Representative of Buyer has not complied with the Seller Companies’ applicable policies and procedures, then such Seller may immediately terminate such Representative’s access pursuant to this Section 8.6. Buyer herein agrees to and shall indemnify and hold harmless each Seller and its Affiliates from and against all Losses to the extent arising from or relating to Buyer’s negligence or willful misconduct during site visits and access to the Real Property, Facilities or Assets.

Section 8.7 Contact with Governmental Authorities, Customers and Suppliers.

8.7.1 The Buyer and its Affiliates shall not, prior to the Effective Time, contact any customer, vendor, supplier or employee of, or any other Person having business dealings with, each Seller or its Affiliates with respect to the Business or the Assets or with respect to any aspect of the transactions contemplated under this Agreement, except where it has received the prior written consent of such Seller, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, this Section 8.7 shall not limit or otherwise restrict the Buyer or its Affiliates from contacting or having business dealings with any such Person with whom the Buyer or such Affiliate has or may have business dealings, so long as such contact or business dealings relate to the Buyer’s or its Affiliates’ operation of their business and not to any Seller’s or its Affiliates’ business dealings with such Person with respect to the Business or the Assets or with respect to any aspect of the transactions contemplated under this Agreement.

8.7.2 Any contact by a Party with Governmental Authorities identified in Schedule 8.7.2(a) with respect to the QQQ Issue between signing and the Effective Time shall be in accordance with the protocols indicated in Schedule 8.7.2(b). All contacts by Buyer with Governmental Authorities identified in Schedule 8.7.2(a) between signing and the Effective Time relating to any other event, circumstance or Liability, besides the QQQ Issue, arising from or relating to the Assets or the Business that, in Buyer’s good faith judgment at the time such contact is initiated, would reasonably likely result in a Liability to any Seller or its Affiliates pursuant to this Agreement will be conducted in accordance with the protocols indicated in Schedule 8.7.2(b); provided, however, that Buyer shall promptly notify such Seller if, during any such contact, the Governmental Authority indicates that a fine, penalty or other Liability might be imposed for which such Seller or its Affiliates is reasonably likely to be responsible pursuant to this Agreement, and all subsequent contact with such Governmental Authority related to the foregoing shall thereafter be conducted in accordance with the protocols indicated on Schedule 8.7.2(b). All contacts by any Seller with Governmental Authorities identified in Schedule 8.7.2(a) between signing and the Effective Time relating to any event, circumstance or Liability, besides the QQQ Issue, arising from or relating to the Assets or the Business that, in such Seller’s good faith judgment at the time such contact is initiated, would reasonably likely result in a Liability to Buyer or its Affiliates pursuant to this Agreement will be conducted in accordance with the protocols indicated in Schedule 8.7.2(b); provided, however, that such Seller shall promptly notify Buyer if, during any such contact, the Governmental Authority indicates that a fine, penalty or other Liability might be imposed for which Buyer or its Affiliates is reasonably likely to be responsible pursuant to this Agreement, and all subsequent contact with such Governmental Authority related to the foregoing shall thereafter be conducted in accordance with the protocols indicated on Schedule 8.7.2(b).

Section 8.8 Release and Replacement of Bonds, Guaranties, etc.

8.8.1 Prior to the Closing, the Buyer shall deliver to the applicable beneficiary replacement or substitute guaranties, letters of credit, bonds, security deposits and other surety obligations, in each case acceptable to the relevant counterparty (the “Substitute Credit Support Arrangements”), in replacement of those credit support arrangements relating to the Business or the Assets and set forth on Schedule 8.8.1 (the “Credit Support Arrangements”), and the Buyer shall use reasonable efforts in assisting Seller to obtain the release as of the Effective Time of such Seller and its Affiliates from all obligations relating to the Credit Support Arrangements and any Liabilities related thereto and in all cases to be effective only upon the occurrence of the Closing and at the Effective Time. If the Buyer is unable to and does not deliver to the applicable beneficiary an acceptable Substitute Credit Support Arrangement and/or is unable to obtain a release of any Seller and its Affiliates for any Credit Support Arrangement prior to the Effective Time and in each case effective at the Effective Time, then such Seller may, but is not obligated to, agree to maintain such Credit Support Arrangements, subject to Section 8.8.2, for such period of time (the “Post-Closing Support Period”) as is agreed between the Buyer and such Seller at the relevant time. From and after the Effective Time, the Buyer shall indemnify, defend and hold harmless such Seller and its Affiliates and their respective Representatives, from and against any and all Losses relating to, resulting from, or arising out of, any Credit Support Arrangement that is not replaced by the Buyer as of the Effective Time and is maintained by such Seller in accordance with this Section 8.8.1 and that relate to the period arising on or after the Effective Time and ending on the date Substitute Credit Support Arrangements are put in place by Buyer. Notwithstanding the foregoing, the Buyer acknowledges and agrees that in no event shall any Post-Closing Support Period exceed a period of six (6) months and, at any time after such date, Sellers may withdraw, cancel or terminate any Credit Support Arrangement without liability to Buyer.

8.8.2 For any Credit Support Arrangement maintained by any Seller after the Closing Date, the Buyer shall pay such Seller a fee, as agreed between the Buyer and such Seller, and shall provide such security as such Seller may reasonably request in exchange for the Seller maintaining such Credit Support Arrangement following the Closing Date.

Section 8.9 Intercompany Accounts. Prior to the Closing, the Sellers will take such action as may be required so that (i) all intercompany accounts receivable and notes and loans receivable relating to the Business or the Assets and between the Seller Companies or the Cogen Company, on the one hand, and other Affiliates of the Sellers, on the other hand, or between the Seller Companies, on the one hand, and the Cogen Company, on the other hand, and (ii) all intercompany accounts payable and notes and loans payable relating to the Business or the Assets, and between the Seller Companies or the Cogen Company, on the one hand, and other Affiliates of the Sellers, on the other hand, or between the Seller Companies, on the one hand, and the Cogen Company, on the other hand, will be transferred out of the Business and the Assets or otherwise eliminated or settled with no Liability to the Buyer or the Cogen Company following Closing (collectively, the “Intercompany Accounts”).

Section 8.10 Seller IP Standards.

8.10.1 The Parties acknowledge that, prior to the Closing, the Business had access to and used in the operation of the Assets and the conduct of the Business certain Excluded IP, including documents defining and describing any Seller’s standards, processes, procedures, practices and policies related to (a) the Sellers’ Operating Management System and related documentation and (b) Sellers’ Engineering Technical Practices and related documentation (collectively, the “Seller IP Standards”).

8.10.2 The Seller IP Standards, and all portions thereof, shall be used solely for the purpose of operating the Assets and the Business and shall not be used in connection with operating or conducting any other assets or business.

8.10.3 The Sellers make no representations or warranties, express or implied, and expressly disclaim any Liability and responsibility for any use, interpretation or application by the Buyer of any Seller IP Standard at any time (including after the termination of the Agreement), or any advice, recommendations, consultations or opinions, in whatever form, provided to or acquired by the Buyer at any time in connection with the Seller IP Standards (including from any of the Seller Companies’ employees, agents or contractors).

8.10.4 The Seller IP Standards shall be deemed to be proprietary and confidential information of each Seller Company subject to the Confidentiality Agreement prior to the Effective Time and the Technology Agreement from and after the Effective Time.

8.10.5 After Closing, the Sellers will not be obligated to provide any corrections, updates, improvements, amendments or otherwise support the Seller IP Standards in any manner.

Section 8.11 Buyer IT Infrastructure and Transition Plan. On or prior to the Closing Date, except as expressly set forth otherwise in the Transition Services Agreement and the Technology Agreement, the Buyer shall provide all IT Systems and IT Equipment necessary to conduct the Business or operate the Assets, including sufficient hosting environments for all software applications, networking and telecommunications infrastructure for all Business sites and the Assets, sufficient storage for all data to be received from the Sellers or their Affiliates pursuant to this Agreement, a data center (or equivalent mechanism) capable of supporting the entire end-user environment of the Business and the Assets and all personnel and service contract(s) required to support all IT Systems and IT Equipment necessary for the conduct of the Business or operation of the Assets. Except as otherwise expressly set forth in the Transition Services Agreement or Technology Agreement, the Buyer agrees and acknowledges that (a) the software set forth on Schedule 8.11(a) is Excluded IP and will not be available as a part of the transition services, (b) certain transition services will not be provided beyond the term(s) set forth on Schedule 8.11(b), and (c) on or prior to the Closing Date, the Buyer shall enter into written contracts with the Third Parties listed on Schedule 8.11(c) that allow each Seller and its Affiliates to provide the associated transition services described on such schedule for the duration of the term of such transition services. On or prior to the Closing Date, using information and reasonable assistance provided by the Sellers, the Buyer shall develop and provide to the Sellers a detailed plan for the termination of all services provided under the Transition Services Agreement by the end of the applicable Term Sheet Termination Date, as defined in the Transition Services Agreement. Such plan will include a description of Buyer’s capability and allocation of resources to (i) allow provision of the transition services in accordance with the Transition Services Agreement and (ii) accomplish a complete transition to Buyer’s systems in accordance with the applicable Term Sheet Termination Date, as defined in the Transition Services Agreement.

Section 8.12 [Intentionally Omitted.]

Section 8.13 No Discussions.

8.13.1 During the term of this Agreement, each Seller shall not, and shall not permit any of its Affiliates or any of its or their respective Representatives, to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of the Business or the Assets (or any portion thereof) other than acquisitions of inventory and other assets in the Ordinary Course of Business and other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished to any Person any information concerning the business, operations, properties or assets of any Seller Company or the Cogen Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing; provided, however, that this Section 8.13.1 does not preclude an indirect acquisition of the Business or any material amount of the Assets resulting from a merger, consolidation, liquidation, recapitalization, share exchange or other business combination of any Seller or its direct and indirect parent entities.

8.13.2 Each Seller shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons other than the Buyer conducted heretofore with respect to any Acquisition Transaction.

Section 8.14 Title and Surveys.

8.14.1 Refinery, Cogen Company and Terminals Real Property. Buyer and Sellers acknowledge that, except as expressly provided in this Section 8.14 and subject to Seller’s delivery of the executed Title Certificates to the Title Company, all issues relating to title to the Refinery Owned Real Property and the Cogen Company Leased Real Property, which are reflected in the ascribed real estate folders in the Data Room or in the Refinery Title Commitments as of the date of this Agreement, were addressed and resolved by Buyer and Sellers prior to the date of this Agreement and that Buyer will be precluded from making any claim against the Seller or its Affiliates with respect to title to the Refinery Owned Real Property and the Cogen Company Leased Real Property.

8.14.1.1 Title Commitments.

(a) BP Products has caused the Title Company to prepare and issue title commitments with respect to the Refinery Owned Real Property and the Cogen Company Leased Real Property (together with any updates thereto, the “Refinery Title

Commitments”). Each of the Refinery Title Commitments sets forth the Title Company’s report of the state of title to the applicable real property fee or leasehold interest, together with all exceptions or conditions to such title which are of record or otherwise known to the Title Company, including all Encumbrances, if any, affecting the applicable real property interests, which may appear in a Title Policy, if issued. The copies of the underlying documents evidencing or creating the exceptions and conditions set forth in the Refinery Title Commitments shall be provided by the Title Company or BP Products through the electronic data rooms maintained by Sellers (the “Data Room”) or through SureClose electronic access maintained by the Title Company and shall include the most legible copies available of all such exceptions and conditions shown therein (the “Refinery Title Exception Documents”).

(b) BP Products has caused the Title Company to issue title commitments with respect to the Terminals Owned Real Property (together with any updates thereto, the “Terminals Title Commitments”), which Terminals Title Commitments set forth the Title Company’s report of the state of title to the applicable real property fee, together with all exceptions or conditions to such title which are of record or otherwise known to the Title Company, including all Encumbrances, if any, affecting the applicable real property interests, which may appear in a Title Policy, if issued. The copies of the underlying documents evidencing or creating the exceptions and conditions set forth in the Terminals Title Commitments shall be provided by the Title Company or BP Products through the Data Room or through the SureClose electronic access maintained by the Title Company and shall include the most legible copies available of all such exceptions and conditions shown therein (the “Terminals Title Exception Documents”).

(c) The cost of any title commitment and any Title Policy issued for the benefit of Buyer shall be paid one-half (1/2) by Buyer and one-half (1/2) by Sellers.

8.14.1.2 Surveys.

(a) BP Products has delivered to Buyer, or otherwise provided to Buyer through the Data Room, a boundary survey of the Refinery Owned Real Property within the boundaries of the Refinery, which survey does not include the off-site Refinery Owned Real Property known as the Green Belt, Landfarm, Hurricane Levee, TWC and Malone properties (the “Refinery Survey”). The cost of such Refinery Survey incurred prior to the date hereof shall be borne by Sellers. The cost of any modifications or updates to the Refinery Survey which are mutually agreed to by both Buyer and Seller shall be paid one-half (1/2) by Buyer and one-half (1/2) by Sellers and the resulting survey is herein called the “Updated Refinery Survey”. If, within thirty (30) days after the execution of this Agreement, Buyer elects to obtain a boundary survey of the Green Belt, Landfarm, Hurricane Levee, TWC and Malone properties (such tracts are herein called the “Ancillary Tracts” and the boundary survey of the Ancillary Tracts is herein called the “Ancillary Tracts Survey”), Seller and Buyer each agree to pay one-half (1/2) of the cost of the Ancillary Tracts Survey, and the obligation of each party to pay its share of the cost of the Ancillary Tracts Survey shall survive the Closing. Notwithstanding anything to the contrary contained in this Agreement, delivery of any Updated Refinery Survey or any Ancillary Tracts Survey shall not be a condition to either party’s obligation to consummate the transactions covered by this Agreement and shall not permit either party to delay the Closing because any Updated Refinery Survey or any Ancillary Tracts Survey has not been completed or delivered.

(b) BP Products shall, prior to Closing, obtain new boundary surveys for each of the Terminals Owned Real Property (the “Terminals Surveys”). All Terminals Surveys shall be prepared by a licensed surveyor or professional engineer qualified to conduct surveys in the state where the property being surveyed is located. All Terminals Surveys shall distinguish and clearly label each separate parcel that comprises the Terminals Owned Real Property. The cost of each such Terminals Survey, and any modifications thereto agreed upon by Buyer and Seller, shall be paid one-half (1/2) by Buyer and one-half (1/2) by Sellers.

(c) Any Updated Refinery Survey and the Terminal Surveys will be posted by Sellers in the real estate folders in the Data Room and Seller will give notice to Buyer designating the exact folder numbers in which such surveys have been posted within two (2) Business Days after such surveys have been posted. In the event that Buyer and Sellers are not able to mutually agree as to any modifications or updates to the Refinery Survey or the Terminal Surveys, either party shall have the right, at its sole cost and expense, to cause the surveyor to incorporate such modification or update to the Refinery Survey or the Terminal Surveys, as applicable.

8.14.1.3 Buyer’s Title Objections.

(a) With respect to each Terminal Owned Real Property, within sixty (60) days after delivery by BP Products of the Terminals Title Commitment and the Terminals Survey for such Terminal Owned Real Property (whichever shall be provided later), Buyer shall furnish BP Products written notice with respect to such location setting forth all title defects, Encumbrances (other than Permitted Encumbrances) or other matters (excluding the failure to obtain any third-party consent required under any Real Property Lease, which consents are addressed under other provisions of this Agreement and excluding matters which constitute Permitted Encumbrances) which Buyer requests that BP Products cure (“Terminals Title Defects”). Except as expressly provided for herein, matters shown on the Terminals Surveys or contained in the Terminals Title Commitments to which Buyer does not object within the prescribed sixty (60) day period shall be deemed to be Permitted Encumbrances.

(b) With respect to any update of a title commitment which was issued with respect to the Refinery Owned Real Property or Cogen Company Leased Real Property after the execution of this Agreement and prior to the Effective Time and which sets forth new exceptions to title not previously disclosed in such prior title commitment, within fourteen (14) days after delivery by BP Products of such updated title commitment, Buyer shall furnish BP Products written notice with respect to such location, but only with respect to new exceptions to title, setting forth all title defects, Encumbrances (other than Permitted Encumbrances) or other matters (excluding the failure to obtain any third-party consent required under any Real Property Lease, which consents are addressed under other provisions of this Agreement and excluding matters which constitute Permitted Encumbrances) which Buyer requests that BP Products cure (“Post-Signing Title Defects”; and Post-Signing Title Defects, together with the Terminals Title Defects, shall collectively be referred to herein as, “Title Defects”). Except as expressly provided for herein, new exceptions to title not previously disclosed on a prior title commitment shown on any update to a title commitment which was issued with respect to the Refinery Owned Real Property, Cogen Company Leased Real Property or the Terminal Owned Real Property to which Buyer does not object within the prescribed fourteen (14) day period shall be deemed Permitted Encumbrances.

(c) Notwithstanding anything to the contrary contained in this Agreement, none of the following shall be a Title Defect: (i) any matter, including a new title exception in any title commitment, relating to the Ancillary Tracts or (ii) any matter, including a new title exception in any title commitment, relating to the Refinery Owned Real Property or the

Cogen Company Leased Property resulting from any Updated Refinery Survey or any Ancillary Tracts Survey.

8.14.1.4 Seller’s Rights to Cure and Permitted Encumbrances. BP Products shall have until any time on or prior to Closing, at its sole cost and expense, if it so elects, to cure all or a portion of such asserted Title Defects. Any asserted Title Defects which are waived (in writing) by Buyer or cured within such time to Buyer’s satisfaction shall be deemed Permitted Encumbrances. Any Title Defect which individually involves less than three hundred thousand dollars ($300,000) to remedy shall be deemed to be waived by Buyer and to be a Permitted Encumbrance; provided that, any Title Defects which relate to a valid and currently existing and enforceable option to purchase, right of first offer or right of first refusal vested in a Third Party with respect to the Real Property or lack of access to or from the Real Property shall each not be subject to the three hundred thousand dollars ($300,000) minimum threshold and shall not be deemed a Permitted Encumbrance. Notwithstanding the foregoing, BP Products shall have no obligation to remedy a Title Defect, and Buyer shall have no right to receive a reduction of the Base Purchase Price, as set forth in Section 8.14.1.5 or any other remedy afforded to Buyer under this Agreement, if such Title Defect is a Permitted Encumbrance.

8.14.1.5 Uncured Title Defects. Except as provided for in Section 8.14.1.4 and only if the subject Title Defect exceeds the Title Defect thresholds in Section 8.14.1.4 above, if BP Products is either unwilling or unable to cure any Title Defect, Buyer may elect, on a property-by-property basis, to receive a reduction of the Base Purchase Price in an amount equal to the lesser of (i) the amount necessary to cure such Title Defect or (ii) the reduction in the fair market value of the property or properties affected by any such Title Defect, as reasonably determined by BP Products and agreed to by Buyer (such amount, the “Title Defect Amount”). If Buyer and BP Products disagree over the determination of the amount to cure any Title Defect with respect to any parcel of property or the reduction in fair market value attributable to any Title Defect on the subject property, Buyer and BP Products shall use Reasonable Efforts to resolve such disagreement within ten (10) Business Days. To the extent the foregoing resolution of any such reduction in the Base Purchase Price with respect to a property cannot be accomplished prior to Closing, Buyer may withhold one-half of the proposed reduction in the Base Purchase Price at Closing and the Parties shall resolve such issue post-Closing. Upon such resolution Buyer or BP Products shall make a payment to the other to reflect the Finally Determined reduction, if any. Notwithstanding anything to the contrary in this Section 8.14.1.5, Buyer shall be permitted at any time prior to and after Closing to work with the Title Company and/or any surveyor to remove, insure around, revise or otherwise modify any matter shown on any title commitment or survey, regardless of whether such matter is a Permitted Encumbrance, an uncured Title Defect, or any other matter affecting the subject property without waiving any of its rights under this Section 8.14.1.5.

8.14.1.6 Cooperative Effort in Obtaining Title Policies. If the Buyer and BP Products had an unresolved Title Defect at Closing for which one-half of the proposed resolution amount was withheld at Closing, then Buyer and BP Products will cooperate for a period of six (6) months following Closing to resolve such dispute pursuant to Section 20.11, provided that the Finally Determined reduction in the Base Purchase Price attributable to such Title Defect will not exceed the aggregate proposed deduction (and not just the portion retained by Buyer) for such Title Defect that was applied by the Buyer and BP Products at the Closing.

8.14.1.7 Cooperative Effort in Obtaining Title Policies. The Sellers shall cooperate with the Buyer in the Buyer’s efforts to acquire Title Policies with respect to the Owned Real Property and the Cogen Company Leased Real Property, including, if required by the Title Company, by entering into the Title Certificates and such other standard title certificates as are acceptable to the Title Company and Sellers, in order to issue Title Policies.

Section 8.15 FCC Licenses for the Refinery. At the Closing, Buyer and BP Products will enter into a Radio Tower Sharing Agreement substantially in the form of Exhibit D hereto (the “Radio Tower Sharing Agreement”), which will provide for (i) the joint use of the radio tower located on the BP Chemicals site and currently used in the Refinery Business and the respective businesses of BP Chemicals and Styrolutions, (ii) the process for the modification of the FCC Licenses relating to the Refining Business (FCC License No. WPAH364) and creation of new FCC license in the name of Buyer with certain assigned frequencies, and (iii) provide for a transition plan such that when Buyer has completed its construction of a new radio tower located at the Refinery, which will provide radio communication services required by the Refinery Business, the new FCC license can then be modified to transfer it to the new tower. The Terms and conditions of the Radio Tower Sharing Agreement shall control in all matters associated with FCC License No. WPAH364.

Section 8.16 Operatorship as of the Closing. Subject to the terms of the Transition Services Agreement, at the Effective Time, the Buyer shall assume all responsibilities of the operator of record of each of the pipelines in the Texas Pipelines System to the extent such pipelines and the related assets included in the Texas Pipelines System have been transferred to Buyer, including for all operations, maintenance, repair, expansion, and management activities (including all emergency response and regulatory compliance) thereof.

Section 8.17 Related Person Transactions. On or prior to the Closing Date, the Sellers shall have terminated or caused to be terminated all agreements with Related Persons that are enumerated in Schedule 15.1.14.

Section 8.18 Retail Assigned Contracts. Seller agrees to use Reasonable Efforts to preserve the business relationships with the branded jobbers who are parties to the Assigned Branded Jobber Contracts, including using Reasonable Efforts to cause such Assigned Branded Jobber Contracts that expire between signing and the Effective Time to be renewed consistent with the Ordinary Course of Business; provided that, notwithstanding the foregoing, BP Products is not prohibited from terminating an Assigned Branded Jobber Contract as permitted by the provisions of Schedule 7.3.2.

Section 8.19 Proceedings filed against Sellers and Buyer. If any Proceeding is filed by any Third Party after the date of this Agreement and prior to the Effective Time against both a Seller Company and Buyer arising solely out of a public announcement of this Agreement or any of the Transaction Documents or, subject to Section 5.1.4, any Proceeding is filed by any Third Party after the date of this Agreement and prior to the Effective Time against either a Seller Company or Buyer (but not both) arising solely out of a public announcement of this Agreement or any of the Transaction Documents and Buyer or any Seller Company, as the case may be, is later joined as a party to said Proceeding (the “Joint Proceedings”), Sellers and Buyer shall each pay fifty percent (50%) of the costs of defense of any such Joint Proceeding. All Losses ultimately resulting from a Joint Proceeding will be apportioned between Sellers and Buyer in accordance with the terms of the final resolution or settlement of the Joint Proceeding and as Finally Determined in accordance with the provisions of this Agreement.

Section 8.20 Power/Energy Contracts. Immediately prior to the Closing, to the extent not expired as of the Effective Time, each of (i) the Amended and Restated Natural Gas Sales Agreement, dated September 1, 2011, by and between the Cogen Company and BP Energy, (ii) the Amended and Restated Power Sales Agreement (Grid), dated Sept 1, 2011, by and between the Cogen Company and BP Energy, (iii) the Power Sales Agreement (Onsite), dated Sept 1, 2011, by and between the Cogen Company and BP Energy, and (iv) the Energy Management Agreement, dated September 1, 2011, by and between the Cogen Company and BP Energy, and any successor contract to any of the foregoing (collectively, the “Power/Energy Contracts”), will be mutually terminated by both parties thereto and such parties shall enter into a mutual release agreement, with each of such parties being released of any

Liabilities associated with, arising out of or under the Power/Energy Contracts (including any Liabilities for outstanding payment obligations under the Power/Energy Contracts). At the Closing, Cogen Company and BP Energy will enter into the Energy Management Agreement.

ARTICLE 9

EMPLOYEE MATTERS

Section 9.1 Employee Matters. Buyer and Sellers agree to be bound by the provisions of Schedule 9.1.

ARTICLE 10

CONDITIONS PRECEDENT

Section 10.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

10.1.1 all representations and warranties of the Sellers contained in this Agreement, taken as a whole, shall (without regard to materiality qualifiers contained in the representations and warranties) be true and correct in all material respects, as of the date of this Agreement and as though made again on and as of the Closing Date (except for any particular representation and warranty made only as of a specified date which shall be true and correct in all material respects only as of such specified date);

10.1.2 each Seller shall have performed and complied in all material respects with all of its covenants hereunder through the Closing;

10.1.3 each Seller shall have delivered to the Buyer at the Closing an officer’s certificate to the effect that each of the conditions specified in Sections 10.1.1, 10.1.2 and 10.1.6 with respect to such Seller is satisfied in all respects;

10.1.4 (a) there shall not be any Order of any Governmental Authority, whether temporary, preliminary or permanent, preventing consummation of the transactions contemplated by this Agreement (and no Proceeding seeking such an Order shall be pending) and (b) no Governmental Authority shall have enacted, issued or promulgated any Law or Order that is in effect as of the Closing Date, nor shall there be pending any Proceeding, which have the effect of making the consummation of the transactions contemplated hereby illegal or of prohibiting or otherwise preventing consummation of the transactions contemplated hereby;

10.1.5 all necessary filings and notifications under the HSR Act shall have been made, including any required additional information or documents, and the waiting period referred to in the HSR Act applicable to the transaction shall have expired or been terminated;

10.1.6 the Buyer shall have received evidence reasonably satisfactory to the Buyer that the consents identified in Schedule 10.1.6 have been received;

10.1.7 Sellers shall have transferred or caused to be transferred and Buyer has obtained all Permits set forth on, and as required by, Schedule 8.3.3;

10.1.8 each Seller shall have delivered, or caused the Seller Companies to deliver, as applicable, to the Buyer each of the documents and instruments specified in Section 11.2.2;

10.1.9 if Buyer has not delivered all Substitute Credit Support Arrangements in accordance with Section 8.8.1, Sellers have elected to maintain their applicable Credit Support Arrangements for the applicable Post-Closing Support Period pursuant to and in accordance with 8.7.1; and

10.1.10 with respect to the Injection Wells, there has been no revocation of the EPA letter dated August 13, 2012 with respect to the No Migration Exemption, the Sellers’ application for the UIC Permit shall not have been denied or withdrawn, and the UIC Permit shall not have been revoked, in each case such that the Sellers or the Buyer, as the case may be, as a result of such denial, withdrawal or revocation, are no longer authorized to operate the Injection Wells in substantially the same manner as the Injection Wells were being used by the Seller Companies during the twelve (12) month period prior to the Closing.

Section 10.2 Conditions to Obligation of each Seller. The obligation of each Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction or waiver of the following conditions:

10.2.1 all of the representations and warranties of the Buyer contained in this Agreement, taken as a whole, shall (without regard to materiality qualifiers contained in the representations and warranties) be true and correct in all material respects, as of the date of this Agreement and as though made again on and as of the Closing Date (except for any particular representation and warranty made only as of a specified date which shall be true and correct in all material respects only as of such specified date);

10.2.2 the Buyer shall have performed and complied in all material respects with all of its covenants hereunder through the Closing;

10.2.3 the Buyer shall have delivered to each Seller an officer’s certificate to the effect that each of the conditions specified in Sections 10.2.1 and 10.2.2 is satisfied in all respects;

10.2.4 (a) there shall not be any Order of any Governmental Authority, whether temporary, preliminary or permanent, preventing consummation of the transactions contemplated by this Agreement (and no Proceeding seeking such an Order shall be pending), and (b) no Governmental Authority shall have enacted, issued or promulgated any Law or Order that is in effect as of the Closing Date, nor shall there be pending any Proceeding, which have the effect of making the consummation of the transactions contemplated hereby illegal or of prohibiting or otherwise preventing consummation of the transactions contemplated hereby;

10.2.5 all necessary filings and notifications under the HSR Act shall have been made, including any required additional information or documents, and the waiting period referred to in the HSR Act applicable to the transaction shall have expired or been terminated;

10.2.6 subject to the terms of the Transition Services Agreement, the Buyer shall have made all notifications and filings with Governmental Authorities that are necessary for the Buyer to assume the duties of operator of record of each of the pipelines in the Texas Pipelines System, and shall have established all programs and procedures required by the U.S. Department of Transportation Pipeline and Hazardous Materials Safety Administration’s regulations for hazardous liquid pipelines in 49 C.F.R. Parts 194, 195 and 199 in connection with the same (or shall have entered into an agreement with a contract operator with respect to the foregoing); and

10.2.7 the Buyer shall have delivered to each Seller the payment specified in Section 11.2.1 and each of the documents and instruments specified in Section 11.2.5.

ARTICLE 11

CLOSING

Section 11.1 The Closing.

(a)	The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement at the offices of Vinson & Elkins, LLP located at 1001 Fannin Street, Suite 2500, Houston, Texas 77002, commencing at 10:00 a.m. local time, on the fifth (5th) Business Day following the satisfaction or waiver of all such conditions that are contemplated by this Agreement to be satisfied or waived at the Closing (other than conditions which, by their nature, are to be satisfied on the Closing Date), or on such other date as the Buyer and each Seller may mutually determine in writing (the “Closing Date”); provided, however, that, if such fifth (5th) Business Day is not the first day of the month, then the Closing Date shall be the first day of the month next following the month in which such fifth (5th) Business Day occurs. Title to, ownership of, control over and risk of loss of the Assets shall transfer to the Buyer as of the Effective Time, unless expressly provided otherwise herein.

(b)	The Parties agree that if the Closing Date determined pursuant to Section 11.1(a) is not a Business Day, then:

(i)	The Closing Payment and the closing documents required to be delivered by the Buyer and the Sellers, as applicable, pursuant to Section 11.2 shall be delivered by the Buyer and the Sellers, as applicable, to the Escrow Agent to be held and released pursuant to the terms of the Escrow Agreement to be entered into by and among the Escrow Agent, the Sellers and the Buyer, substantially in the form of Exhibit Y hereto (the “Escrow Agreement”), pursuant to which:

(1)	the Closing Payment shall be wired by Buyer to a bank account designated by the Escrow Agent;

(2)	the documents required to be delivered pursuant to Section 11.2.2 by the Sellers shall be delivered by the Sellers to the Escrow Agent; and

(3)	the documents required to be delivered pursuant to Section 11.2.3 by Buyer shall be delivered by Buyer to the Escrow Agent;

in each case, on the Business Day immediately preceding the Closing Date.

(ii)	The Escrow Agreement specifies (1) the Persons to receive the funds held in the Escrow Account and the various closing documents upon termination of the escrow, (2) the bank account to which the funds in the Escrow Account are to be wired and (3) the identity of closing documents to be distributed to Buyer and Sellers and the procedures for consummating such deliveries.

(iii)	If as of 10:00 a.m. (Houston, Texas time), on the Closing Date, the Buyer’s conditions to closing under this Agreement have been satisfied or waived by the Buyer in accordance with this Agreement, Buyer shall so notify the Escrow Agent in writing (with a copy to the Sellers), and, in like manner, if the Sellers’ conditions to closing under this Agreement have been satisfied or waived by Sellers in accordance with this Agreement, Sellers shall so notify the Escrow Agent in writing (with a copy to the Buyer), which notices will comply with the requirements of the Escrow Agreement for the Escrow Agent to release the funds and documents from escrow.

(iv)	If the Escrow Agent receives the notices as contemplated by Section 11.1(b)(iii), then on the Business Day next following the Closing Date, the Escrow Agent shall release to the Sellers the Closing Payment in accordance with the terms of the Escrow Agreement.

(v)	Upon receipt of the Closing Payment, the Sellers shall send a written confirmation to the Escrow Agent (with a copy to Buyer) of such receipt and upon receipt of such confirmation, the Escrow Agent shall release the escrowed closing documents to Buyer and the Sellers in accordance with the terms of the Escrow Agreement.

(vi)	Upon release of the documents and payments as contemplated by and in accordance with Sections 11.1(b)(iv) and 11.1(b)(v) above, the Closing shall be deemed to have occurred as of 10:00 a.m. (Houston, Texas time) on the Closing Date and legal title to and beneficial ownership of the Assets shall be deemed to have passed to Buyer as of the Effective Time and all right, title and interest in and to the Closing Payment shall be deemed to have passed to Sellers.

(vii)	If written notices by both Buyer and Sellers are not given pursuant to Section 11.1(b)(iii) above prior to 11:00 a.m. (Houston, Texas time) on the Closing Date, then, on the next following Business Day, the Escrow Agent shall distribute to Buyer the funds in the Escrow Account and distribute the closing documents to Purchaser and Sellers in accordance with the instructions in the Escrow Agreement.

(viii)	Any distribution pursuant to Section 11.1(b)(vii) will be made without prejudice to the right of either Party to seek such remedies as may be available to it under this Agreement as a result of Closing having failed to occur.

Section 11.2 Deliveries at the Closing. Subject to Section 11.1(b), at the Closing,

11.2.1 the Buyer shall pay to the Sellers the Closing Payment in cash at the Closing by wire transfer of immediately available funds in U.S. dollars in cash to a bank account specified in writing by the Sellers to the Buyer at least two (2) Business Days prior to the Closing Date;

11.2.2 each Seller or other Seller Company, as applicable, shall duly execute and deliver to the Buyer:

11.2.3 the officer’s certificate referred to in Section 10.1.3;

11.2.4 one or more Special Warranty Deed(s) or Deed(s) Without Warranty for those owned real properties set forth on Schedule 11.2.2.2 in substantially the forms attached as Exhibit E (the “Deed(s)”), pursuant to which each applicable Seller Company conveys its right, title and interest in and to the Owned Real Property to the Buyer or an assignee or designee of the Buyer to the extent permitted by Section 20.3;

11.2.4.1 one or more Bills of Sale, Assignment, and Assumption Agreements, substantially in the form attached as Exhibit F (the “Bill of Sale, Assignment and Assumption Agreement(s)”), pursuant to which each applicable Seller Company conveys its right, title and interest in and to the Assets other than the Assets to be conveyed pursuant to any other conveyance document specified in this Section 11.2.2, and the Buyer assumes the Assumed Liabilities;

11.2.4.2 one or more Assignment and Assumption of Real Property Interests,, substantially in the form of Exhibit G (the “Real Property Interest Assignment and Assumption Agreement(s)”), pursuant to which each applicable Seller Company conveys its right, title and interest in and to certain Easements, real property leases and other real estate related rights, and the Buyer assumes certain Liabilities associated therewith;

11.2.4.3 one or more Memorandums of Assignment and Assumption of Real Property Interests, substantially in the form of Exhibit G-1 (the “Memorandum(s) of Real Property Assignment and Assumption Agreement(s)”), for purposes of providing record notice of the transfers and assignments made pursuant to the Real Property Interest Assignment and Assumption Agreement(s);

11.2.4.4 an assignment of limited liability company interests in the form attached as Exhibit H (the “Assignment of Limited Liability Company Interests”), pursuant to which BP Products conveys its rights, title and interests in and to the Cogen Company Interests, and the Buyer accepts such rights, title and interests;

11.2.4.5 a certificate of non-foreign status from each Seller Company substantially in the form of Exhibit I (the “Certificate of Non-Foreign Status”);

11.2.4.6 a certificate (signed by an officer of each Seller Company) certifying to the adoption of resolutions by such Seller Company authorizing the due authorization of the execution (only in the case of each Seller) and performance of this Agreement and the documents to be delivered pursuant hereto;

11.2.4.7 a certificate of good standing for BP Products, issued by the Secretary of State of the States of Maryland and Texas, a certificate of good standing for BP Pipelines, issued by the Secretary of State of the States of Maine and Texas, a certificate of good standing for the Cogen Company issued by the Secretary of State of the States of Delaware and Texas, and a certificate of good standing for each Seller Company, issued by the Secretary of State of its state of formation and the State of Texas;

11.2.4.8 a certificate (attested by an authorized person of the Cogen Company) as to the Organizational Documents of the Cogen Company;

11.2.4.9 a validly executed Texas Form 01-917, Statement of Occasional Sale for Refinery Assets;

11.2.4.10 a Transition Services Agreement in substantially the form of Exhibit J (the “Transition Services Agreement”);

11.2.4.11 a Technology Agreement in substantially the form of Exhibit K (the “Technology Agreement”);

11.2.4.12 the Framework Interface Agreements between the Buyer and certain Affiliates of the Sellers in substantially the form set forth on Exhibit L (the “Framework Interface Agreements”);

11.2.4.13 the Accounting Services Agreement in substantially the form of Exhibit M (the “Accounting Services Agreement”);

11.2.4.14 a BP Trademark Sub-License and Brand Management Agreement in substantially the form of Exhibit N (the “BP Trademark Sub-License and Brand Management Agreement”);

11.2.4.15 a Fuel Station Services Agreement in substantially the form of Exhibit O (the “Fuel Station Services Agreement”);

11.2.4.16 a Jet Fuel Supply Confirmation in substantially the form of Exhibit P (the “Jet Fuel Supply Confirmation”) to confirm jet fuel transactions entered into by and between the parties pursuant to the LEAP Master Agreement for Purchasing and Selling Refined Petroleum Products and Crude Oils dated April 22, 2010 attached hereto in Schedule 11.2.2.18 (the “LEAP Master Agreement”) as of the Effective Time (or anytime thereafter);

11.2.4.17 an Ultra Low Sulfur Diesel Supply Confirmation in substantially the form of Exhibit P-1 (the “Ultra Low Sulfur Diesel Supply Confirmation”) to confirm ultra low sulfur diesel transactions entered into by and between the parties pursuant to the LEAP Master Agreement as of the Effective Time (or anytime thereafter);

11.2.4.18 a Terminal Storage and Handling Agreement in substantially the form of Exhibit Q (the “Terminal Storage and Handling Agreement”);

11.2.4.19 the Radio Tower Sharing Agreement;

11.2.4.20 a Product Sales Agreement in substantially the form of Exhibit R (the “Product Sales Agreement”);

11.2.4.21 a Florida Exchange Agreement in substantially the form of Exhibit S (the “Florida Exchange Agreement”);

11.2.4.22 the Amendment to the Exchange Agreement substantially in the form of Exhibit T (the “Amendment to the Exchange Agreement”) amending the terms of the existing Exchange Agreement (Buyer#2313 and Seller #341) between the Parties;

11.2.4.23 the Energy Management Agreement substantially in the form of Exhibit U (the “Energy Management Agreement”);

11.2.4.24(a) a Foreign Delivered Crude Agreement substantially in the form of Exhibit V-1 (the “Foreign Delivered Crude Agreement”) and (b) a Domestic Delivered Crude Agreement substantially in the form of Exhibit V-2 (the “Domestic Delivered Crude Agreement”);

11.2.4.25 an OTI Sublease substantially in the form of Exhibit W (the “OTI Sublease”); and

11.2.4.26 a Deed of Novation relating to precious metals lease contracts substantially in the form of Exhibit X (the “Precious Metals Deed of Novation”).

11.2.5 the Buyer shall, and (as applicable) shall cause each Affiliate of Buyer that is a party to any Transaction Document to, duly execute and deliver to each Seller:

11.2.5.1 the officer’s certificate referred to in Section 10.2.3;

11.2.5.2 the Bill of Sale, Assignment and Assumption Agreement(s);

11.2.5.3 the Real Property Interest Assignment and Assumption Agreement(s);

11.2.5.4 the Memorandum(s) of Real Property Interest Assignment and Assumption Agreement(s);

11.2.5.5 the Assignment of Limited Liability Company Interests;

11.2.5.6 (i) a resale certificate with respect to the Hydrocarbon Inventory and Non-Hydrocarbon Inventory in a form reasonably satisfactory to BP Products and (ii) any other certificates or instruments necessary for the sale and transfer of the Assets, Hydrocarbon Inventory and Non-Hydrocarbon Inventory without any sales, excise or use Taxes, all to be in a form reasonably satisfactory to BP Products, and BP Products or the Buyer shall consult with each other to ensure that such instruments are in the form necessary for each Party to retain and maintain the applicable Tax exemption. These certificates or instruments should include, but may not be limited to, the Buyer’s executed and approved Federal Form 637 (Application for Registration (for Certain Excise Tax Activities)) and the Texas Sales and Use Resale Certificate;

11.2.5.7 (a) a certificate (signed by an officer of the Buyer and each Affiliate of Buyer that is a party to any Transaction Document) certifying that Buyer and such Affiliate of Buyer has adopted resolutions authorizing the due authorization of the execution (only in the case of Buyer) and performance of this Agreement and the documents to be delivered pursuant hereto;

11.2.5.8 a certificate of good standing for the Buyer, issued by the Secretary of State of the State of Delaware and Texas, and a certificate of good standing for each Affiliate of Buyer that is a party to any Transaction Document issued by the Secretary of State of its state of formation;

11.2.5.9 a validly completed and executed IRS Form W-9 or W-8 BEN, as applicable, establishing Buyer’s exemption from withholding tax;

11.2.5.10 the Transition Services Agreement;

11.2.5.11 the Technology Agreement;

11.2.5.12 the Framework Interface Agreements;

11.2.5.13 the Accounting Services Agreement;

11.2.5.14 the BP Trademark Sub-License and Brand Management Agreement;

11.2.5.15 the Fuel Station Services Agreement;

11.2.5.16 the Jet Fuel Supply Confirmation;

11.2.5.17 the Ultra Low Sulphur Diesel Supply Confirmation;

11.2.5.18 the Terminal Storage and Handling Agreement;

11.2.5.19 the Radio Tower Sharing Agreement;

11.2.5.20 the Product Sales Agreement;

11.2.5.21 the Florida Exchange Agreement;

11.2.5.22 the Amendment to the Exchange Agreement;

11.2.5.23 the Energy Management Agreement;

11.2.5.24 the Foreign Delivered Crude Agreement;

11.2.5.25 the Domestic Delivered Crude Agreement;

11.2.5.26 the OTI Sublease; and

11.2.5.27 the Precious Metals Deed of Novation.

11.2.6 Additional Conveyance and Assumption Documents. The Sellers shall cause the Seller Companies to deliver, and the Buyer shall deliver, such other instruments of conveyance and/or assumption in respect of specified Assets or Assumed Liabilities as mutually agreed in writing prior to the Closing Date; provided that the terms and provisions of such other instruments do not increase the warranties, representations or obligations of the Parties or their respective Affiliates beyond those provided under this Agreement or reduce the rights or interests of the Parties or their respective Affiliates under this Agreement.

ARTICLE 12

POST-CLOSING BASE PURCHASE PRICE ADJUSTMENTS

Section 12.1 Base Purchase Price Adjustments.

12.1.1 On or within two (2) Business Days prior to the Closing Date, BP Products shall cause to be taken a measurement of the Hydrocarbon Inventory as of the Effective Time and shall cause a valuation of such Hydrocarbon Inventory as of the Effective Time (the “Closing Hydrocarbon Inventory Value”) to be undertaken and calculated pursuant to the procedures set forth on Schedule 12.1.1.

12.1.2 On or within two (2) Business Days prior to the Closing Date, BP Products shall cause to be taken a measurement of the Non-Hydrocarbon Inventory as of the Effective Time and shall cause a valuation of such Non-Hydrocarbon Inventory as of the Effective Time (the “Closing Non-Hydrocarbon Inventory Value”) to be undertaken and calculated pursuant to the procedures set forth on Schedule 12.1.2.

12.1.3 [Intentionally Omitted.]

12.1.4 (a) The Buyer and each Seller agree that all of the items listed on Schedule 12.1.4(a) relating to the Business or operation of the Assets (such items and such other payments, the “Prorated Payments”) shall be prorated as of the Effective Time, with the Sellers liable to the extent the Prorated Payments relate to any time period prior to the Effective Time and the Buyer liable to the extent the Prorated Payments relate to any time period on (including those Prorated Payments arising as a result of the consummation of the transactions contemplated by this Agreement) and after the Effective Time (in each case, measured in the same units used to compute the Prorated Payment in question, or otherwise measured by calendar days). The Prorated Payments relating to a time period shall be based on the number of days in the actual year or other appropriate period (i) before the Effective Time and (ii) including and after the Effective Time. The Sellers and the Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all Prorated Payments calculations made in accordance with this Section 12.1.4.

(b) Following the Closing Date, the Sellers shall prepare the Sellers’ calculation of the actual Net Prorated Amount as of the Effective Time (the “Closing Net Prorated Amount”).

Section 12.2 Closing Statement. On or within ninety (90) days following the Closing Date, the Sellers shall deliver to the Buyer a closing statement (the “Closing Statement”) that will set forth the following (each, a “Closing Adjustment Amount”):

12.2.1 the Closing Hydrocarbon Inventory Value;

12.2.2 the Closing Non-Hydrocarbon Inventory Value; and

12.2.3 the Closing Net Prorated Amount.

Section 12.3 Resolution of Disputes with respect to the Closing Statement.

12.3.1 If the Buyer fails to object to any portion of the Closing Hydrocarbon Inventory Value, Closing Non-Hydrocarbon Inventory Value or Closing Net Prorated Amount within sixty (60) days following the Buyer’s receipt of the Closing Statement from the Sellers, then such portion of the applicable Closing Adjustment Amounts not objected to shall be final and binding upon the Sellers and the Buyer.

12.3.2 If the Buyer disagrees with any portion of the Closing Adjustment Amounts reflected on the Closing Statement, then the Buyer must notify the Sellers in writing of such disagreement within sixty (60) days following the Buyer’s receipt of the Closing Statement by setting forth the Buyer’s calculation of the disputed portion of such Closing Adjustment Amount (the “Disputed Closing Adjustment Amounts”), and describing the basis for such disagreement (such notification, an “Objection Notice”). If an Objection Notice is timely delivered to the Sellers, then the Buyer and the Sellers shall negotiate in good faith to resolve their disagreements with respect to any Disputed Closing Adjustment Amounts. In the event that the Buyer and the Sellers are unable to resolve all such disagreements within thirty (30) days after the Sellers’ receipt of any such Objection Notice, either the Buyer or the Sellers may at any time thereafter submit such remaining disagreements to the Independent Accountants. If the parties cannot agree within five (5) days on a single impartial accountant to serve as the Independent Accounts, then BP Products and Buyer will each nominate an impartial accountant to serve as an Independent Accountant, and the two Independent Accountants so designated shall select a third impartial accountant to serve as the third Independent Accountant.

12.3.3 The Buyer and the Sellers shall use Reasonable Efforts to cause the Independent Accountants, once appointed, to resolve all remaining disagreements with respect to the calculation of the Disputed Closing Adjustment Amounts as soon as practicable, but in any event shall direct the Independent Accountants to render a determination within thirty (30) days after retention of the Independent Accountants. The Independent Accountants shall consider only those items and amounts in the Buyer’s and the Sellers’ respective calculations of the Closing Adjustment Amounts that are identified as being items and amounts to which the Buyer and the Sellers have been unable to agree. In resolving any disputed item, the Independent Accountants may not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any Party. The Independent Accountants’ determination of the Disputed Closing Adjustment Amount shall be based solely on written materials submitted by the Buyer, on the one hand, and the Sellers, on the other hand (i.e., not on independent review), and on the definitions included in this Agreement and the calculation methodologies set forth on Schedules 12.1.1 and 12.1.2; provided, however, that the Independent Accountants will have no authority to interpret any provision of this Agreement and any and all disputes regarding the interpretation or meaning of any provision of this Agreement will be resolved pursuant to Section 20.11. The determination of the Independent Accountants shall be conclusive and binding upon the Parties and shall not be subject to appeal or further review.

12.3.4 The costs and expenses of the Independent Accountants in determining any Disputed Closing Adjustment Amount shall be borne by the Buyer, on the one hand, and the Sellers, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if the Buyer claims the Closing Hydrocarbon Inventory Value is $1,000 less than the amount determined by BP Products, and BP Products contests only $500 of the amount claimed by the Buyer, and if the Independent Accountants ultimately resolve the dispute by awarding the Buyer $300 of the $500 contested, then the costs and expenses of the Independent Accountants will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to BP Products and forty percent (40%) (i.e., 200 ÷ 500) to the Buyer. In connection with their determination of any Disputed Closing Adjustment Amount, the Independent Accountants shall, pursuant to the terms of this Section 12.3.4, also determine the allocation of its fees and expenses between the Buyer and the Sellers, which determination shall be conclusive and binding upon the Parties and shall, except in the event of manifest error, not be subject to appeal or further review.

Section 12.4 Payment of Adjustment Amounts.

12.4.1 Within ten (10) Business Days after any final Closing Adjustment Amount is determined by mutual agreement of the Buyer and the Sellers or pursuant to the procedures in Section 12.3, the Buyer shall make a payment to the Sellers, or the Sellers shall make a payment to the Buyer, as applicable, with respect to such final Closing Adjustment Amount, in accordance with the following payment instructions:

(a) With respect to the Closing Hydrocarbon Inventory Value, either the Buyer shall pay to BP Products the amount by which the final Closing Hydrocarbon Inventory Value exceeds the Estimated Hydrocarbon Inventory Value or BP Products shall pay to the Buyer the amount by which the Estimated Hydrocarbon Inventory Value exceeds the final Closing Hydrocarbon Inventory Value;

(b) With respect to the Closing Non-Hydrocarbon Inventory Value, either the Buyer shall pay to BP Products the amount by which the final Closing Non-Hydrocarbon Inventory Value exceeds the Estimated Non-Hydrocarbon Inventory Value or BP Products shall pay to the Buyer the amount by which the Estimated Non-Hydrocarbon Inventory Value exceeds the final Closing Non-Hydrocarbon Inventory Value; and

(c) With respect to the Closing Net Prorated Amount, either the Buyer shall pay to the Sellers the amount by which the final Closing Net Prorated Amount exceeds the Estimated Net Prorated Amount or the Sellers shall pay to the Buyer the amount by which the Estimated Net Prorated Amount exceeds the final Closing Net Prorated Amount;

provided, however, that, if more than one final Closing Adjustment Amount is concurrently determined by mutual agreement of the Buyer and the Sellers or pursuant to the procedures in Section 12.3, then the Buyer shall make one net payment to the Sellers, or the Sellers shall make one net payment to the Buyer, as applicable, with respect to all such final Closing Adjustment Amounts in accordance with the preceding payment instructions.

12.4.2 The amounts paid by the Buyer or by the Sellers pursuant to this Section 12.4 shall be paid by wire transfer of immediately available funds to such account or accounts of the Seller (as may be designated by such Seller in writing) or of the Buyer (as may be designated by the Buyer in writing), as the case may be. Buyer shall be entitled to rely on the instructions of any one Seller and such instructions shall bind all Sellers. The amounts paid by the Buyer or by the Sellers pursuant to this Section 12.4 shall bear interest from and including the Closing Date to, but excluding, the date of payment at a rate per annum equal to the Interest Rate. Such interest shall be payable at the same time as the payments to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which it is due.

Section 12.5 Access. In order for the Sellers to prepare and the Buyer to review the Closing Statement and Closing Adjustment Amounts, each of the Sellers and the Buyer shall permit the other Parties and its Representatives to have reasonable access to such Party’s (a) books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or necessary for the Sellers’ preparation of the Closing Statement or the Buyer’s review of the Closing Adjustment Amounts and provide such other Party with copies thereof, and (b) employees and accountants involved in preparation of the Closing Statement, in each case, as reasonably requested by such other Party.

ARTICLE 13

POST-CLOSING COVENANTS

Section 13.1 Further Actions.

13.1.1 If and to the extent that legal title to or beneficial interests in any Assets or Assumed Liabilities that the Parties intended to be transferred to the Buyer remain vested in each Seller or its Affiliates after Closing, then each Seller, if requested by the Buyer, shall, or shall cause its Affiliates to:

(a) execute or cause the execution of all such deeds or documents as may be reasonably necessary for the purposes of transferring such Assets or Assumed Liabilities or the relevant interests in them to the Buyer; and

(b) cause to be done all such further acts or things and execute or cause the execution of all such other documents as the Buyer may reasonably request in order to vest legal title to such Assets or Assumed Liabilities or the relevant interests in them in the Buyer.

13.1.2 If and to the extent that legal title to or beneficial interests in any Excluded Assets, Cogen Company Excluded Assets or Retained Liabilities are vested in the Buyer or its Affiliates

(including the Cogen Company) after Closing, then the Buyer, if requested by the applicable Seller, shall, or shall cause its Affiliates to:

(a) execute or cause the execution of all such deeds or documents as may be reasonably necessary for the purposes of transferring such Excluded Assets, Cogen Company Excluded Assets or Retained Liabilities or the relevant interests in them to such Seller; and

(b) cause to be done all such further acts or things and execute or cause the execution of all such other documents as such Seller may reasonably request in order to vest legal title to such Excluded Assets, Cogen Company Excluded Assets or Retained Liabilities or the relevant interests in them in such Seller.

Section 13.2 Retention of and Access to Books and Records.

13.2.1 As promptly as practicable after the Effective Time, each Seller will deliver or cause to be delivered to the Buyer, the Business Books and Records that are in the possession or control of such Seller or its Affiliates other than such Business Books and Records as are located at the Facilities, which shall remain at the Facilities.

13.2.2 Within sixty (60) days following the Closing Date, Seller will provide the Buyer monthly trial balance reports for the years 2010, 2011, and 2012 for the Cogen Company Business in the existing format and level of detail as currently used by Seller for Seller’s internal management reporting purposes.

13.2.3 In order to assist the Parties in complying with their obligations under this Agreement (including to comply with any indemnity obligations or prepare and deliver and review any accounting statements provided for under this Agreement or adjust, prorate and settle the charges and credits provided for under this Agreement) and owning or operating the Assets, the Assumed Liabilities, the Excluded Assets or the Retained Liabilities, and in order to facilitate the resolution of any claims made against or incurred by the Parties relating to the Business, the Assets, the Excluded Assets, the Assumed Liabilities, the Retained Liabilities or to this Agreement, the preparation or filing of governmental reports or of financial statements in connection with any audit of the Business or Assets and for purposes of compliance with any audit, investigation or other examination by any Governmental Authority and with securities, environmental, employment and other Laws, without limiting the generality of the following clauses (i) through (iv), until the later of the seventh (7th) anniversary of the Closing or the expiration of the relevant period for the retention of records in accordance with such Party’s normal records retention practices, except as otherwise provided in Section 17.4, each Party shall, and shall cause each of its Representatives to, (i) provide the respective Representatives of each other Party and its Affiliates with such assistance and cooperation in connection with such resolution, preparation, filing or compliance as may reasonably be requested by such other Party or its Affiliates, (ii) hold and maintain the Business Books and Records, or with respect to the Sellers all books and records relating to the Business and the Assets that are not included in the Business Books and Records, (iii) provide the respective Representatives of each other Party and its Affiliates with, upon reasonable request, during normal business hours and at a mutually agreeable time, full access to and the right to make copies of such books and records at such other Party’s sole cost and expense; provided that in the event of any litigation, nothing herein shall limit any Party’s rights of discovery under applicable Law, and (iv) at the expense of the Party requesting such cooperation, provide such cooperation, information and assistance, including with respect to the Buyer making available personnel formerly employed by the Seller (including to prepare and appear as witnesses), as the requesting Party may reasonably request in connection with (x) any claim or dispute by or against such requesting Party; or (y) compliance with securities, environmental, employment and other Laws.

Section 13.3 Access to Assets. From and after the Effective Time and subject to Buyer’s reasonable policies and procedures regarding access to the Facilities, the Buyer and its Affiliates shall permit reasonable access to and entry upon the Assets (including the Facilities) by each Seller and its Affiliates, without charge, as necessary (as determined by each Seller in its sole but reasonable discretion) to remove any Excluded Assets or Excluded Cogen Company Assets and to conduct and complete any other matters for which such Seller shall be responsible under this Agreement, including any actions relating to any Excluded Assets, Cogen Company Excluded Assets or Retained Liabilities. Each Seller agrees to use Reasonable Efforts to have the Excluded Assets and Excluded Cogen Company Assets, other than the BP Marks (including those Excluded Assets and Excluded Cogen Company Assets that the Seller reasonably determines are the subject of Section 13.1.2) owned by the Seller or its Affiliates removed from the Facilities within one hundred and twenty (120) days following the Closing Date. In the event of and as a condition to a subsequent sale, lease or other transfer of the Business and/or other Assets, the Buyer shall require that the Buyer’s transferee agree (in a form satisfactory to the Sellers) to the access provisions of this Section 13.3. The Buyer shall use Reasonable Efforts not to unreasonably interfere with the Sellers in connection with the exercise of such rights of access, including ingress and egress. Each Seller shall use Reasonable Efforts not to unreasonably interfere with the Buyer or the Assets in connection with the exercise of such rights of access, including ingress and egress, and each Seller agrees to and shall indemnify and hold harmless Buyer and its Affiliates from and against all Losses to the extent arising from or relating to such Seller’s or its Affiliates’ negligence or willful misconduct during such Seller’s or its Affiliates’ access to and entry upon the Facilities.

Section 13.4 The Seller’s Name; Removal of Logos and Signs. Except as provided in this Section 13.4 and the BP Trademark Sub-License and Brand Management Agreement and the Fuel Station Services Agreement, as promptly as practicable following the Effective Time, but in no event later than ninety (90) days after the Closing Date (except, with respect to immaterial displays which are not readily visible to the public (i.e., hardhat emblems, etc.), no later than three (3) years after the Closing Date), the Buyer will stop using, and otherwise not exploit, the BP Marks in any form in the operation of the Assets or the Business, including by removing or permanently obliterating all references to the BP Marks that appear on any Asset, including all signage, storage containers, uniforms and clothing, promotional or advertising literature, stationery, purchase order forms, labels, office forms and packaging (including signs displaying each Seller’s or its Affiliates’ emergency contact telephone numbers or otherwise using or displaying the BP Marks in whole or in part). As promptly as practical after the Effective Time, but in no event later than fourteen (14) days after the Closing Date, the Buyer shall post the Buyer’s emergency contact telephone numbers in place of any of each Seller’s or its Affiliates’ emergency contact telephone numbers. Without limiting the foregoing restrictions, in no event will the Buyer use or display the BP Marks in any way other than in the same manner used by the Business immediately prior to the Effective Time. During any period that the Buyer is using the BP Marks as provided in this Section 13.4, the Buyer shall use Reasonable Efforts to inform customers, suppliers and contractors that it is not part of any Seller or its Affiliates and is using the BP Marks with permission solely to facilitate the transition of the Assets or the Business. Notwithstanding anything to the contrary, the Buyer shall have no right to create any new materials to be used in the operation of the Assets or the Business containing the BP Marks.

Section 13.5 [Intentionally Omitted.]

Section 13.6 Easement Agreements.

13.6.1 The Buyer agrees that it shall grant such permanent licenses, easements or similar rights, in form and substance reasonably satisfactory to the Sellers and Buyer, as may reasonably be requested by the Sellers in order to provide each Seller and its Affiliates with access to any appurtenant utilities or pipeline facilities on or within the Real Property as is necessary (as determined by the Buyer and such Seller in good faith) to operate the assets and businesses described on Schedule 13.6.1 at

Closing and post-Closing; provided, however, that such Seller’s access and use of any such facilities shall be done in a manner so as not to unreasonably interfere with the Buyer’s operation of the Business, and Buyer shall not unreasonably interfere with such Seller’s access and use. Each of the Sellers shall indemnify, defend and hold harmless the Buyer and its Affiliates and its and their respective Representatives, from and against any and all Losses relating to, resulting from, or arising out of, their respective access or use.

13.6.2 In the event any of the assigned rights in Easements included in the Assigned Assets are a dual use Easement being used, in part, by the Buyer and, in part, by the Sellers or their Affiliates, Buyer’s and each Seller Company’s access and use of any such dual use Easement shall be done in a manner so as not to unreasonably interfere with each other’s or their Affiliates’ respective use of such Easement as applicable. Buyer and each Seller Company shall indemnify and hold harmless the other and their Affiliates from and against any and all Losses relating to, resulting from, or arising out of, Buyer’s and each Seller Company’s access and use of the dual use Easement.

Section 13.7 Insurance Matters.

13.7.1 The Buyer acknowledges and agrees that, from and after the Effective Time and except as set forth in Schedule 13.7.1, (a) each Seller or its Affiliates may terminate coverage with respect to the Assets and the Business under any and all insurance policies (including property/casualty and workers’ compensation policies) in effect prior to the Effective Time (collectively, the “Seller Insurance Policies”); (b) none of the Assets and the Business will be covered under the Seller Insurance Policies following the Closing; and (c) the Buyer shall become solely responsible for procuring, maintaining and paying for all insurance policies with respect to the Assets and the Business.

13.7.2 All Seller Insurance Policies for the policy years 2011 and 2012 are set forth on Schedule 13.7.2.

13.7.3 Subject to Section 7.5 of this Agreement, each Seller and its Affiliates shall be entitled to receive and retain any and all amounts paid to insured Persons pursuant to any Seller Insurance Policy in respect of any insurance claim relating to the conduct of the Business prior to the Effective Time as set forth in Sections 2.2.12 and 3.2.8 of this Agreement.

Section 13.8 [Intentionally Omitted.]

Section 13.9 Environmental Control Bonds.

13.9.1 The Buyer acknowledges that the construction and equipment of the environmental facilities listed on Schedule 13.9.1(a) (collectively the “Environmental Facilities”), which are included in the Assets, were financed with a portion of the proceeds from the sale of the $189 million tax-exempt bonds listed on Schedule 13.9.1(b) (such bonds, the “Environmental Control Bonds”). In connection with the issuance of the Environmental Control Bonds, BP Products and/or its Affiliates entered into certain agreements as to the use of the Environmental Facilities, designed to maintain the tax exempt status of the interest on the Environmental Control Bonds.

13.9.2 Liabilities arising under the Environmental Control Bonds are not being assumed by the Buyer and shall be retained by BP Products and its Affiliates, except to the extent such Liabilities result from the Buyer’s failure to comply with its obligations under this Section 13.9. The Buyer acknowledges and agrees that BP Products and its Affiliates reserve the right, in BP Products’ or its relevant Affiliates’ sole discretion, to retire, at any time, any or all of the Environmental Control Bonds. Buyer shall have no obligation to assure compliance with any arbitrage or rebate provisions of

Section 148 of the Code with respect to the Environmental Control Bonds or to provide for the payment of any principal, interest, redemption price, tender price, cost of remedial action, counsel fees, issuer fees, trustee fees, loss of financial benefit or the costs of any Internal Revenue Service examination of, the Environmental Control Bonds, provided nothing herein shall be construed to limit Buyer’s Liability for failure to fulfill such obligations under Sections 13.9.3 and 13.9.4 below. The Buyer is obligated to fulfill Buyer’s obligations under Sections 13.9.3 and 13.9.4 only during the time periods specified in such sections. The Buyer is not liable for the taxability of the Environmental Control Bonds except to the extent it results from Buyer’s failure to comply with its obligations under this Section 13.9.

13.9.3 The Buyer hereby covenants and agrees that from and after the Effective Time, for any period that the Buyer continues to operate, or have operated on its behalf, any of the Environmental Facilities until the earlier of (a) redemption, cancellation, or retirement of the applicable Environmental Control Bonds or (b) September 10, 2013 (the “Bond Compliance Period”). The Buyer shall use the related Environmental Facilities in a manner so as to continue the tax-exempt status of the Environmental Control Bonds in accordance with Section 103(b) of the Code and in full compliance with the use requirements set forth in the applicable agreements and tax certifications relating to the Environmental Control Bonds set forth on and attached to Schedule 13.9.3 regarding the operation, maintenance, use, payment of Taxes, and keeping of records with respect to the Environmental Facilities financed by the Environmental Control Bonds; provided, however, the foregoing shall not prevent the Buyer from operating the Assets, the Business and the Environmental Facilities in substantially the same manner as being conducted by each Seller and its Affiliates as of the Effective Time which is presumed by Buyer to be compliant with the applicable agreements and tax certifications referenced on and attached to Schedule 13.9.3. Furthermore, if Buyer is operating the Assets, the Business and the Environmental Facilities in substantially the same manner as being conducted by each Seller and its Affiliates as of the Effective Time and such activity is determined to be a breach of the covenant set forth herein, then Buyer shall not be responsible for any Liabilities arising under the Environmental Control Bonds during the Bond Compliance Period.

13.9.4 The Buyer recognizes that during the Bond Compliance Period certain requirements set forth in the Environmental Control Bond documents must be complied with for any period that the applicable Environmental Control Bonds are outstanding. In order to assist BP Products, or any Person directed on BP Products’ behalf, in the ongoing compliance with such requirements, the Buyer hereby agrees to: (a) provide access to Representatives of BP Products, or any Party directed on BP Products’ behalf, provided that such Representatives comply with all of Buyer’s safety and security protocol and requirements, to the Environmental Facilities, and provided that a Representative of BP Products gives notice to the Buyer at least thirty (30) days in advance (or such shorter period as BP Products has been given notice by the Internal Revenue Service or other similar party), for the purposes of observing the continuing use, operation and condition of the Environmental Facilities; (b) within a reasonable period of time provide any information about the continuing use, operation, condition and remaining economic life of the Environmental Facilities that BP Products may reasonably periodically request prior to January 1, 2017; (c) notify BP Products at least thirty (30) days in advance of any change in the use, operation or ownership of the Environmental Facilities that occurs prior to the end of the Bond Compliance Period; and (d) provide a written certification within 30 days of December 31, 2012 and within 30 days of the end of the Bond Compliance Period by an authorized officer of the Buyer certifying the status of the qualified use of the Environmental Facilities pursuant to a statement in the form attached hereto on Schedule 13.9.4. If the Buyer is notified at any time prior to January 1, 2017 by BP Products that the Environmental Control Bonds have been selected for audit by the Internal Revenue Service, then the Buyer shall use Reasonable Efforts to provide at BP Products’ expense to BP Products such information in the possession of and reasonably available to the Buyer or its Affiliates or other Representatives with respect to the Environmental Facilities in order that BP Products may timely and adequately respond to any questions posed to it by the Internal Revenue Service.

13.9.5 Each Seller covenants that such Seller will promptly notify Buyer of any redemption, cancellation, or retirement of any of the Environmental Control Bonds that occurs prior to the end of the Bond Compliance Period.

Section 13.10 Third Party-Owned IT Systems and IT Equipment; IT Equipment.

13.10.1 The Buyer shall be solely responsible for and shall bear all transfer fees, consent fees, or other costs required to obtain licenses for the use of any Third Party-owned IT Systems or Third Party-owned IT Equipment during the Transition Period. The Buyer shall be solely responsible for purchasing, licensing, or otherwise procuring for itself any Third Party-owned IT Systems or Third Party-owned IT Equipment as may be needed to permit the Buyer to use such Third Party-owned IT Systems or Third Party-owned IT Equipment in connection with the Assets after the Transition Period.

13.10.2 The Buyer acknowledges and agrees that: (i) certain IT Equipment owned by or leased to the Seller Companies or their Affiliates has been loaned by the Seller Companies to, and is in the possession of, certain contractors, consultants and other similar Third Parties providing services to, or otherwise under contract or similar arrangement with, the Seller Companies in connection with their operation of the Assets or the Business (all such IT Equipment, the “Contractor IT Equipment,” and all such Third Parties, the “Contractors”); (ii) all Contractor IT Equipment shall be Excluded IT Equipment in accordance with Schedule 2.2.4; provided, however, that the applicable Seller Company has agreed to permit the Contractors to retain, under loan, such Contractor IT Equipment until such time as such Contractor no longer has an active contract or similar arrangement with the applicable Seller Company or the Buyer which requires the use of any such Contractor IT Equipment in connection with the operation of the Assets or the Business; and (iii) upon the termination of such contract or similar arrangement or such Contractor’s need to use any such Contractor IT Equipment in connection with the operation of the Assets or the Business, the Buyer shall, and covenants to, immediately recover all such Contractor IT Equipment from such Contractor and return such Contractor IT Equipment to the applicable Seller Companies.

13.10.3 Prior to conveying to the Buyer any laptops or other computers included in the Assets, the Seller Companies shall have the right, in alignment with the Seller Companies’ data privacy and security policies and practices, to erase or wipe all data and configurations from the hard drives of such laptops and other computers, and the Seller Companies shall thereafter reinstall on such laptops and other computers all software that is contemplated by, and in accordance with, the terms of the Transaction Documents.

Section 13.11 Seller Confidential Data. Each Seller shall use Reasonable Efforts on or prior to the Closing Date to cause each Seller Company and Contractor to, delete or otherwise remove all (i) of the Seller Companies’ confidential and proprietary data and information, including any data and information related to employees in accordance with the Seller Companies’ global data privacy policies regarding data and information related to employees, and (ii) IT Systems (in whatever form) that are not (A) Assets or (B) otherwise licensed to the Buyer pursuant to this Agreement (collectively, “Seller Confidential Data”) from the computers or storage devices that are Included IT Equipment or Contractor IT Equipment. If any Seller Confidential Data is identified after the Closing Date by Buyer, any of its employees or agents, then Buyer: (i) shall not, and none of its employees or agents shall, use any Seller Confidential Data for any purpose whatsoever, (ii)shall immediately return all Seller Confidential Data to the Seller Companies, and (iii)thereafter shall immediately delete any Seller Confidential Data subsequently found on any computer, storage device, or elsewhere in the Assets or, to the extent permitted pursuant to an Assigned Contract, the Contractor IT Equipment.

Section 13.12 Injection Wells. The Buyer acknowledges that the Injection Wells will be acquired by the Buyer at the Closing as part of the Refinery Assets, and further covenants and agrees to (i) operate the Injection Wells from and after the Closing Date in accordance and in compliance with applicable Law, (ii) use reasonable efforts to obtain all necessary permits for the Waste Water Project as soon as practicable; (iii) use reasonable efforts to cause the Waste Water Project to be completed and operational as soon as practicable following the Closing, but in any event not later than three (3) years after receipt of all necessary permits for the Waste Water Project (the date of completion of such obligations, the “Waste Water Project Completion Date”), and (iv) to cease use of and abandon the Injection Wells within six (6) months of the Waste Water Project Completion Date and in accordance with applicable Law. Buyer further acknowledges that all costs and expenses associated with abandonment and closure of the Injection Wells shall be for the account of Buyer.

Section 13.13 [Intentionally Omitted.]

Section 13.14 [Intentionally Omitted.]

Section 13.15 [Intentionally Omitted.]

Section 13.16 Certain Post-Closing Contact with Government Authorities. Any contact by a Party with Governmental Authorities identified in Schedule 13.16(a) with respect to the QQQ Issue between signing and the Effective Time shall be in accordance with the protocols indicated in Schedule 13.16(b). All contacts by Buyer with Governmental Authorities identified in Schedule 13.16(a) from and after the Effective Time relating to any other event, circumstance or Liability, besides the QQQ Issue, arising from or relating to the Assets or the Business that, in Buyer’s good faith judgment at the time such contact is initiated, would reasonably likely result in a Liability to any Seller or its Affiliates pursuant to this Agreement will be conducted in accordance with the protocols indicated in Schedule 13.16(b); provided, however, that Buyer shall promptly notify such Seller if, during any such contact, the Governmental Authority indicates that a fine, penalty or other Liability might be imposed for which such Seller or its Affiliates is reasonably likely to be responsible pursuant to this Agreement, and all subsequent contact with such Governmental Authority related to the foregoing shall thereafter be conducted in accordance with the protocols indicated on Schedule 13.16(b). All contacts by any Seller with Governmental Authorities identified in Schedule 13.16(a) from and after the Effective Time relating to any event, circumstance or Liability, besides the QQQ Issue, arising from or relating to the Assets or the Business that, in such Seller’s good faith judgment at the time such contact is initiated, would reasonably likely result in a Liability to Buyer or its Affiliates pursuant to this Agreement will be conducted in accordance with the protocols indicated in Schedule 13.16(b); provided, however, that such Seller shall promptly notify Buyer if, during any such contact, the Governmental Authority indicates that a fine, penalty or other Liability might be imposed for which Buyer is reasonably likely to be responsible pursuant to this Agreement, and all subsequent contact with such Governmental Authority related to the foregoing shall thereafter be conducted in accordance with the protocols indicated on Schedule 13.16(b).

Section 13.17 Additional Covenants. The Seller Companies and the Buyer agree to be bound as of the Effective Time by the covenants set forth in Schedule 13.17.

ARTICLE 14

REPRESENTATIONS AND WARRANTIES

CONCERNING THE TRANSACTION

Section 14.1 Representations and Warranties Concerning the Sellers. Except as set forth in the Schedules to this Agreement delivered to the Buyer, and subject to the provisions of Section 1.3, each of the Sellers, severally and not jointly, represents and warrants to the Buyer as follows:

14.1.1 Organization of the Seller Companies. Each Seller Company is duly organized and validly existing under the applicable Laws of the jurisdiction of its formation. Each Seller Company is duly authorized to conduct business and is in good standing under the applicable Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each Seller Company has the requisite corporate power and authority necessary, as applicable, to carry on the Business and to own and use the Assets owned or operated by it.

14.1.2 Authorization of Transaction. Each Seller Company has full corporate power and authority to execute and deliver this Agreement and the applicable Transaction Documents and to perform its obligations hereunder and thereunder. This Agreement constitutes and upon delivery, the Transaction Documents will constitute, valid and legally binding obligations of each applicable Seller Company enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

14.1.3 Consents and Approvals; Noncontravention. Except as set forth in Schedule 14.1.3, neither the execution and delivery of this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated hereunder or thereunder, will (a) violate any provision of the Organizational Documents of any Seller Company, (b) violate any applicable Law to which any Seller Company is subject or to which any Asset is subject, (c) result in a breach of, constitute a Default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Material Contract to which any Seller Company is a party or by which it is bound that is included in the Assets or (d) require any authorization, consent or approval of any Governmental Authority or (assuming for purposes of this Section 14.1.3 that Section 8.3.1 was not a part of this Agreement) any Third Party under any Material Contract to which any Seller Company is a party or by which it is bound that is included in the Assets, other than, in the cases of clauses (b) through (d), as would not, individually or in the aggregate, have a Material Adverse Effect.

14.1.4 Brokers’ Fees. None of the Seller Companies has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer or any Affiliate of the Buyer or the Cogen Company will be obligated.

Section 14.2 Representations and Warranties Concerning the Buyer. Except as set forth in the Schedules to this Agreement delivered to the Sellers, the Buyer represents and warrants to the Sellers as follows:

14.2.1 Organization of the Buyer. The Buyer is a limited partnership duly organized and validly existing under the applicable Laws of Delaware. Each Affiliate of Buyer that is party to any Transaction Document is a limited liability company duly organized and validly existing under the applicable Laws of Delaware. The Buyer and each Affiliate of Buyer that is a party to any Transaction Document is duly authorized to conduct business and is in good standing under the applicable Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a material adverse effect on the ability of the Buyer or such Affiliate of Buyer to consummate the transactions contemplated by this Agreement or any Transaction Document to which it is a party. The Buyer has the requisite limited partnership power and authority necessary to carry on the business in which it is engaged and to own and use the assets and properties owned and used by it. Each Affiliate of Buyer that is party to any Transaction Document has the requisite limited liability company power and authority necessary to carry on the business in which it is engaged and to own and use the assets and properties owned and used by it.

14.2.2 Authorization of Transaction. The Buyer has full limited partnership power and authority to execute and deliver this Agreement and the applicable Transaction Documents and to perform its obligations hereunder and thereunder. Each Affiliate of Buyer that is party to any Transaction Document has full limited liability company power and authority to execute and deliver any Transaction Document to which it is a party and to perform its obligations thereunder. This Agreement constitutes and upon delivery, the applicable Transaction Documents will constitute, valid and legally binding obligations of the Buyer and each Affiliate of Buyer that is a party to any such Transaction Document, enforceable in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies.

14.2.3 Noncontravention. Except as set forth in Schedule 14.2.3, neither the execution and delivery of this Agreement or the Transaction Documents, nor the consummation of the transactions contemplated hereunder or thereunder, will (a) violate any provision of the Organizational Documents of the Buyer or any Affiliate of Buyer that is party to any Transaction Document, (b) violate any applicable Law to which the Buyer or any such Affiliate of Buyer is subject, (c) result in a breach of, constitute a Default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any material Contract to which the Buyer or any such Affiliate of Buyer is a party or by which the Buyer or such Affiliate of Buyer is bound, or (d) require any authorization, notice, consent or approval of any Governmental Authority or any Third Party under any material Contract to which the Buyer or such Affiliate of Buyer is a party or which the Buyer or such Affiliate of Buyer is bound, in each of the cases of clauses (b) through (d), that could prevent or materially delay the consummation of the transactions contemplated under this Agreement.

14.2.4 Brokers’ Fees. The Buyer and each Affiliate of Buyer that is a party to any Transaction Document have no Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Sellers or any Affiliate of the Sellers will be obligated.

14.2.5 Financing. At Closing, the Buyer will have sufficient immediately available funds to enable it to make payment of the Base Purchase Price and adjustments thereto at the Closing and thereafter without encumbrance or delay and without causing the Buyer to become insolvent or to declare insolvency.

14.2.6 Qualified for Permits. The Buyer is, or at Closing will be, qualified to obtain any Permits necessary for the ownership of the Cogen Company Interests and the ownership and operation by the Buyer of the Assets and the Business as of the Effective Time in the same manner as the Assets and the Business are presently owned or operated by the Seller Companies or the Cogen Company, as applicable. Each Affiliate of Buyer that is party to any Transaction Document is, or at Closing will be, qualified to obtain any Permits necessary for the ownership and operation by such Affiliate of Buyer of the Assets and the Business assigned to such Affiliate, as applicable, as of the Effective Time in the same manner as the Assets and the Business, as applicable, are presently owned or operated by the Seller Companies.

14.2.7 Investment Representation. The Buyer is purchasing the Cogen Company Interests for its own account with the present intention of holding the Cogen Company Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Cogen Company Interests in violation of any applicable federal or state securities Laws. The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Cogen Company Interests. The Buyer acknowledges that the Cogen

Company Interests have not been registered under applicable federal and state securities Laws and that the Cogen Company Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities Laws or pursuant to an exemption from registration under any applicable federal or state securities Laws.

14.2.8 No Other Representations. The Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of assets and businesses similar to the Assets and Business as contemplated hereunder. The Buyer acknowledges that it is an experienced and knowledgeable owner and operator of facilities and assets similar to the Assets and the Business and will rely on its own expertise in operating the Assets and conducting the Business from and after the Closing. The Buyer has undertaken an independent investigation to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Without limiting the generality of the foregoing, the Buyer acknowledges that, except as expressly set forth in this Agreement, the Sellers make no representation or warranty with respect to (a) any projections (including with respect to any future development projects and/or the viability thereof), estimates or budgets delivered to or made available to the Buyer of future revenues, future results of operations (or any component thereof), future cash flows, future financial condition (or any component thereof) of the Assets or of the Business or the future business, operations and growth projects and developments of the Assets or of the Business, (b) the taxation of or the characterization for tax purposes of any income, profits, revenues or receipts of the Assets or of the Business, or (c) any other information or documents made available to the Buyer or its counsel, accountants or advisors with respect to the Assets or the Business.

ARTICLE 15

REPRESENTATIONS AND WARRANTIES

CONCERNING THE ASSETS AND THE BUSINESS

Section 15.1 Representations and Warranties Concerning the Refinery Assets, the Cogen Company Interests, the Cogen Company Assets, the Terminals Assets, the Retail Assets and the Business. Buyer acknowledges that (notwithstanding the use of the broader terms “Assets” and “Business” and similarly defined terms in this Article 15) representations and warranties made by BP Products in this Article 15 shall apply only to the Refinery Assets and Refinery Business, the Cogen Company Assets, Cogen Company Interests, Cogen Company Business, the Terminals Assets and the Retail Assets and Subject Employees involved Primarily in such Businesses or with such Assets. Except as set forth in the Schedules to this Agreement delivered to the Buyer and subject to the provisions of Section 1.3, BP Products, severally and not jointly with BP Pipelines, represents and warrants to the Buyer as follows:

15.1.1 Ownership of the Assets.

15.1.1.1 Except as set forth on Schedule 15.1.1.1, the Seller Companies have good and valid title to, have a valid, binding and enforceable leasehold interest in, or otherwise own the rights to possess, use, and obtain the benefits of, all of the Assets (excluding Intellectual Property, the Refinery Real Property, the Terminals Real Property, the Texas Pipelines System Assets and any Easements relating to the Assigned Assets), in each case free and clear of all Encumbrances other than Permitted Encumbrances. Such title or rights to such Assets will be transferred at the Effective Time to the Buyer free and clear of all Encumbrances, except for Permitted Encumbrances.

15.1.1.2 The Cogen Company has good and valid title to, has a valid, binding and enforceable leasehold interest in, or otherwise owns the rights to possess, use, and obtain the benefits of, all of the Cogen Company Assets (excluding Intellectual Property, the Cogen Company Leased Real

Property and any Easements relating to the Cogen Company Assets), in each case free and clear of all Encumbrances other than Permitted Encumbrances.

15.1.2 Real Property.

15.1.2.1 Subject to Permitted Encumbrances, (a) the Easements, (b) the Refinery Real Property, (c) the Terminals Real Property, and (d) the leasehold estates and the related lease or sublease agreements identified in Schedule 15.1.2.1 regarding certain land, buildings, fixtures and real property improvements (whether such improvements are owned or leased) leased to the Cogen Company and used Primarily in connection with the operation of the Cogen Company Assets and the conduct of the Cogen Company Business (collectively, the “Cogen Company Leased Real Property”), constitute all of the real property used Primarily by the Seller Companies and the Cogen Company in connection with the operation of the Refinery Assets, Terminal Assets and the Cogen Company Assets and conduct of the Business.

15.1.2.2 There is no condemnation, eminent domain or similar Proceeding pending against any Seller Company or its Affiliates or the Cogen Company or, to the Knowledge of BP Products, threatened against any Seller Company or its Affiliates or the Cogen Company or its Affiliates, affecting all or any portion of the Real Property.

15.1.2.3 To the Knowledge of BP Products, there are no unexercised Preferential Rights to purchase any portion of, or interest in, the Owned Real Property.

15.1.2.4 BP Products has (to the extent within its possession) made available, or will provide when available, (in the Data Room or through SureClose electronic access maintained by the Title Company) to the Buyer, copies of the deeds by which BP Products or its predecessors-in-interest acquired the Real Property, and title reports with respect to the Refinery Owned Real Property and the Cogen Company Leased Real Property and Title Exception Documents that relate to the Real Property. To the extent such documents are not in the possession of BP Products, BP Products has requested that the Title Company provide such documents to Buyer.

15.1.2.5 To the Knowledge of BP Products and except as indicated on the title reports with respect to the Refinery Owned Real Property and the Cogen Company Leased Real Property, no written notice from any Governmental Authority has been received by the Seller Companies or the Cogen Company concerning the actual or potential imposition of any special assessments on the Real Property.

15.1.2.6 There are no outstanding materialman’s liens or mechanic’s liens filed against any of the Real Property for work authorized or performed by or on behalf of the Seller Companies except for Permitted Encumbrances as set forth on any Title Reports or title commitments delivered to Buyer by the Seller Companies.

15.1.3 Material Contracts.

15.1.3.1 Except for Contracts governing the use of Excluded IP and Contracts relating to the Environmental Control Bonds and the Retail Assigned Contracts, (i) Schedule 15.1.3.1(A) contains a true and complete listing of the following Refinery Assigned Contracts, (ii) Schedule 15.1.3.1(B) contains a true and complete listing of the following Contracts to which the Cogen Company is a party and (iii) Schedule 15.1.3.1(C) contains a true and complete listing of the following Terminals Assigned Contracts (all such Contracts, collectively, the “Material Contracts”):

(a) except for any intercompany indebtedness that will be cancelled or transferred out of the Cogen Company prior to Closing, each Contract relating to the incurrence, assumption or guarantee of indebtedness for borrowed money;

(b) each Contract involving a remaining commitment by the applicable Seller Company or the Cogen Company to pay capital expenditures in excess of one million dollars ($1,000,000);

(c) each Contract for lease of personal property involving payments in excess of five hundred thousand dollars ($500,000) in any calendar year;

(d) each Contract for the sale of any of the material assets of any Seller Company or the Cogen Company other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

(e) each Contract containing (i) covenants of any Seller Company or the Cogen Company not to compete in any line of business or with any Person in any geographical area or not to solicit for employment or hire any Person or (B) covenants of any other Person not to compete with any Seller Company or the Cogen Company in any line of business or in any geographical area or not to solicit for employment or hire any employee of any Seller Company or the Cogen Company;

(f) each Contract relating to the acquisition (by merger, purchase of stock or assets or otherwise) by any Seller Company or the Cogen Company of any operating business or material assets or the capital stock of any other Person;

(g) any warranty, guaranty, indemnity or other similar undertaking with respect to a contractual or other performance extended by any Seller Company or the Cogen Company that was not entered into in the Ordinary Course of Business and that would reasonably be expected to result in a Liability to Buyer or the Cogen Company of more than two million five hundred thousand dollars ($2,500,000);

(h) each Contract providing for severance, retention, change in control or other similar payments for which Buyer or the Cogen Company would have Liability following the Closing Date;

(i) each Contract for the employment of any individual on a full-time, part-time or other basis, the CBAs and any amendments, additions, letters of understanding or written work practices under the CBAs, and all other labor or collective bargaining Contracts, other than standard and customary offer letters entered into or delivered in the Ordinary Course of Business;

(j) any swaps, options, futures, hedging or similar instrument, contract or agreement or other commodity trading instruments of the Business or which burden any of the Assets or Cogen Company Assets;

(k) each Contract between any Seller Company or the Cogen Company on the one hand, and any other Affiliate of BP Products, on the other hand, which will survive the Closing and which cannot be cancelled by the applicable Seller Company or the Cogen Company upon sixty (60) days or less notice without payment penalty (such Contracts, the “Affiliate Contracts”);

(l) except for Contracts of the nature described in clauses (a) through (k), any Contract or Assumed Purchase Order for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by any Seller Company or the Cogen Company of one million dollars ($1,000,000) or more in any twelve (12) month period and which cannot be cancelled by the applicable Seller Company or the Cogen Company upon sixty (60) days or less notice without payment penalty;

(m) a Real Property Lease or a Third Party Real Property Lease; and

(n) any partnership, joint venture or similar agreement.

15.1.3.2 All of the Material Contracts, including Material Contracts which were required to be, but were not, disclosed on Schedule 15.1.3.1(A), Schedule 15.1.3.1(B) or Schedule 15.1.3.1(C), are valid and binding agreements of the applicable Seller Company or the Cogen Company, as applicable, and are in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors’ rights generally and by legal and equitable limitations on the availability of specific remedies. Except as set forth in Schedule 15.1.3.1(A), Schedule 15.1.3.1(B) and Schedule 15.1.3.1(C), each Seller Company or the Cogen Company, as applicable, has performed, in all material respects, all obligations required to be performed by it to date under such Material Contracts, and is not in Default under such Material Contract. To the Knowledge of BP Products, no other Party to any such Material Contract is in Default thereunder and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any material event of Default thereunder. To the Knowledge of BP Products, no party to any Material Contract has exercised any termination rights with respect thereto, and no such party has given notice of any material dispute with respect to such Material Contract. Except for Assumed Purchase Orders, BP Products has delivered or made available to the Buyer complete and correct copies of all written Material Contracts, or, with respect to any Material Contract listed on Schedule 15.1.3.1(C) that is subject to obligations of confidentiality, will have been delivered to the Buyer or made available in the Data Room for inspection by the Buyer following the date of this Agreement when the counterparty thereto shall have waived such obligations. Notwithstanding anything to the contrary provided herein, for all purposes of this Agreement, including this Section 15.1.3.2, the term “Material Contract” shall exclude any Multi-Site Contracts underlying Assumed Purchase Orders and representations made with respect to Assumed Purchase Orders shall apply only to the Assumed Purchase Orders and not to the related Multi-Site Contracts, except to the extent affecting rights or obligations with respect to such Assumed Purchase Orders.

15.1.3.3 Retail Assigned Contracts. Notwithstanding any provision to the contrary, the representations and warranties contained in this Section 15.1.3.3 are the sole and exclusive representations and warranties of BP Products pertaining or relating to the Retail Assigned Contracts. Except as set forth in Schedule 15.1.3.3:

(a) The Sellers have not received any written notification from any branded jobber under any of the Retail Assigned Contracts which challenges the validity or enforceability of such Retail Assigned Contracts, or advises of any termination, expiration or decision not to renew such Retail Assigned Contract.

(b) To the Knowledge of BP Products, no branded jobber is in Default under a Retail Assigned Contract.

(c) To the Knowledge of BP Products, no branded jobber has exercised any right of termination under a Retail Assigned Contract.

(d) To the Knowledge of BP Products, no branded jobber under a Retail Assigned Contract is subject to bankruptcy proceedings, insolvency proceedings or any other similar judicial moratorium on assignment.

15.1.4 Permits.

15.1.4.1 Except for Environmental Permits, which are addressed in Section 15.1.7, each of the Seller Companies possesses all material Permits necessary for its ownership and operation of the Refinery Assets, the Terminals Assets and the Refinery Business (taken as a whole) at the location and in the manner operated by Seller Companies over the twelve (12) month period preceding the date of this Agreement, all of which are set forth on Schedule 15.1.4.1. A true and correct copy of each Permit set forth on Schedule 15.1.4.1 has previously been delivered to the Buyer or made available for inspection by the Buyer or, with respect to any Permit related to the Terminals Assets, will have been delivered to the Buyer or made available in the Data Room for inspection by the Buyer no later than sixty (60) days following the date of this Agreement. All such Permits are in full force and effect and all fees and charges with respect thereto due on or prior to the Closing Date have been fully and timely paid or made, and the applicable Seller Company has complied in all material respects with such Permits, and has not received any written or other notice of any violation of any such Permit which remains outstanding and unresolved.

15.1.4.2 Except for Environmental Permits, which are addressed in Section 15.1.7, the Cogen Company possesses all material Permits necessary for its ownership and operation of the Cogen Company Assets and the Cogen Company Business (taken as a whole) at the location and in the manner operated as of the date hereof, all of which are set forth on Schedule 15.1.4.2. A true and correct copy of each Permit set forth on Schedule 15.1.4.2 has previously been delivered to or made available (in the Data Room) for inspection by the Buyer. All such Permits are in full force and effect and all fees and charges with respect thereto due on or prior to the Closing Date have been fully and timely paid or made, and the Cogen Company has complied in all material respects with such Permits, and has not received any written or other notice of the violation of any such Permit which remains outstanding and unresolved.

15.1.5 Compliance with Law. Except as set forth on Schedule 15.1.5, each Seller Company and the Cogen Company, as applicable, is in compliance in all material respects with all Laws applicable to the ownership or operation of the Assets and the Business, and to the Knowledge of BP Products is not under investigation with respect to any, and has not been threatened in writing to be charged with or given written notice of any violation of any, Laws applicable to the ownership or operation of the Assets and the Business. Notwithstanding the foregoing, BP Products makes no representations or warranties in this Section 15.1.5 with respect to Taxes, Environmental Laws (including Environmental Permits) or matters respecting employment, employment practices, wage payment, Seller Plans, health, safety or intellectual property, for which the sole and exclusive representations and warranties of BP Products are set forth in Sections 15.1.6, 15.1.7, 15.1.9, 15.1.10 and 15.1.11.

15.1.6 Tax Matters. Notwithstanding any provision to the contrary, the representations and warranties contained in this Section 15.1.6 are the sole and exclusive representations and warranties of BP Products pertaining or relating to matters arising under or with respect to applicable Tax Laws and matters. Except as set forth on Schedule 15.1.6:

15.1.6.1 Each of the Seller Companies and the Cogen Company has timely filed all Tax Returns required to have been filed by it and the information contained in such Tax Returns is correct and complete in all material respects;

15.1.6.2 Each of the Seller Companies and the Cogen Company has timely paid all Taxes required to have been paid by it;

15.1.6.3 None of the Seller Companies or the Cogen Company has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax other than for examinations currently in process;

15.1.6.4 There are no liens for Taxes (other than for current Taxes not yet due or payable) upon any of the Assets;

15.1.6.5 To the Knowledge of BP Products, no written claim has been received by the Seller Companies or the Cogen Company which is made by a Taxing Authority in a jurisdiction in which any Seller Company or the Cogen Company does not currently file a Tax Return such that any Seller Company or the Cogen Company is or may be subject to taxation by that jurisdiction;

15.1.6.6 The transactions contemplated by this Agreement are not part of a listed transaction within the meaning of Section 6707A of the Code, or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign Law;

15.1.6.7 To the Knowledge of BP Products, any Foreign Trade Zone subzone covering the Assets and the Business has been maintained in active status;

15.1.6.8 There has been no more than one other asset sale in the state of Florida by Seller that would be deemed an occasional sale pursuant to Florida Statute §212.02(2) and Florida Administrative Code Annotated §12A-1.037 over the past twelve (12) months, and the sale of the Assets to Buyer located in Florida qualifies for an isolated sale or occasional sale exemption; and

15.1.6.9 The Refinery Assets located in the state of Texas are a separate identifiable segment of the Business for Tax purposes.

15.1.6.10 Seller acknowledges that pursuant to provision of the Code and Treasury Regulations applicable to Alcohol Fuel Plants, as defined in 27 CFR 19.662 (collectively, the “AFP Fuels and Regulations”) Alcohol Fuel Plant Permits are not transferable and generally automatically terminate when the operations that are authorized by the Alcohol Fuel Plant Permits are leased, sold, or transferred to another person. Seller warrants and agrees that no undenatured ethanol shall remain within any of the Assets as of the Effective Time.

15.1.6.11 Seller Companies timely paid all Taxes required to be paid by the Seller Companies attributable to any inventory maintained at the Refinery Foreign Trade Zone subzone and, as of the Effective Time, no foreign status (duty unpaid) inventory remains in the Foreign Trade Zone subzone.

BP Products makes no representations or warranties in this Section 15.1.6 with respect to Employment Laws, including any Employment Laws governing or applicable to Tax matters.

15.1.7 Environmental Matters. Notwithstanding any provision to the contrary, (i) the representations and warranties contained in this Section 15.1.7 are the sole and exclusive representations and warranties of BP Products pertaining or relating to matters arising under or with respect to applicable Environmental Laws and required Environmental Permits and (ii) BP Products makes no representation or warranty in this Section 15.1.7 to the extent relating to any of the matters, occurrences or conditions set forth in Schedule 15.1.7.

15.1.7.1 Except as set forth in Schedule 15.1.7.1(a), all material Environmental Permits necessary for the operation of the Assets and the Business as it is currently operated by the Seller Companies and the Cogen Company have been obtained and are in effect and, where applicable, applications for renewal or amendment thereof have been timely filed. All such Environmental Permits are set forth on Schedule 15.1.7.1(b). Except as set forth in Schedule 15.1.7.1(c), no Proceeding is pending or, to the Knowledge of BP Products, threatened which would reasonably be expected to result in revocation of or additional restrictions in any such Environmental Permits.

15.1.7.2 Except as set forth in Schedule 15.1.7.2, the Assets and the operation of the Business as it is currently operated by the Seller Companies and the Cogen Company are not, and have not been for the five (5) year period immediately preceding the Closing Date, in violation, in any material respects of applicable Environmental Laws or Environmental Permits, except for matters being addressed by the Refinery Consent Decrees and Orders or matters that have been resolved and for which there is no further outstanding Liability of the Seller Companies.

15.1.7.3 Except as set forth in Schedule 15.1.7.3, in the five (5) year period immediately preceding the Closing Date, (a) none of the Seller Companies or the Cogen Company has received a written notice or information request from any Governmental Authority regarding compliance with Environmental Laws or the Release of Hazardous Substances in connection with the Facilities or the Assets which has not been responded to and complied with (in either case, to the extent response or compliance is required) by such Seller Company or the Cogen Company, as applicable; (b) none of the Seller Companies or the Cogen Company has received any written notice of any alleged Environmental Liabilities with respect to the Facilities or the Assets that has not been responded to and complied with (in either case, to the extent response or compliance is required) by such Seller Company or the Cogen Company, as applicable; and (c) no claims are pending or to the Knowledge of BP Products, threatened, with respect to the Facilities or the Assets by any Governmental Authority or any other party under any Environmental Laws, other than, in each of the cases contemplated by clauses (a), (b) and (c) above, with respect to matters that have been resolved and for which there is no further outstanding Liability of the Seller Companies.

15.1.7.4 Except as set forth in Schedule 15.1.7.4, no Seller Company and none of the Cogen Company, the Facilities and the Assets is the subject of any order, decree, judgment or similar ruling from a Governmental Authority or party to any contract which imposes material Liabilities upon the Seller Companies or the Cogen Company with respect to any Environmental Law, remedial action or Release or threatened Release of Hazardous Substances.

15.1.7.5 There have been no Releases of Hazardous Substances at the Facilities or the Assets that have not been remediated or are not in the process of being remediated or for which appropriate plans for remediation have not been developed in accordance with and to the extent required by applicable Environmental Laws. Each such in-process remediation or planned remediation is identified in detail on Schedule 15.1.7.5.

15.1.7.6 Seller Companies have made available to the Buyer, in written or electronic format, all environmental site assessments and audit reports that constitute Business Books and Records and have been prepared since January 1, 2007, related to compliance with Environmental Laws, the Refinery Consent Decrees or Orders, or the environmental condition of the Refinery Facilities, the

Cogen Company Facilities, the Refinery Assets or the Cogen Company Assets in the possession or control of the Seller Companies or an Affiliate of the Seller Companies.

15.1.7.7 The Closed Cells have been closed in compliance with the requirements of applicable Law, and the Seller Companies have complied, in all material respects, with all post closure sampling, monitoring, maintenance and reporting requirements under any applicable Law.

15.1.7.8 The Sellers have not reached agreement with the Governmental Authorities with respect to any final modifications, amendments, addenda or revisions of the Refinery Consent Decrees and Orders or other currently effective HES Orders, which are not reflected in the Data Room, and to the Knowledge of BP Products, there have been no drafts or proposed modifications, amendments, addenda or revisions to the Refinery Consent Decrees and Orders or other currently effective HES Orders that are not reflected in the Data Room.

15.1.8 Litigation; Orders. Except as set forth on Schedule 15.1.8, (a) there are no Proceedings pending or, to the Knowledge of BP Products, threatened or pending without service of process made on Seller Companies or the Cogen Company, against Seller Companies or the Cogen Company relating to the Assets, the Business or the transactions contemplated by the Transaction Documents at law or in equity, and (b) except for the Refinery Consent Decrees and Orders and the HES Orders, there are no other Orders pending or, to the Knowledge of BP Products, threatened against the Seller Companies, the Cogen Company, the Assets or the Business. Notwithstanding the foregoing, BP Products makes no representations or warranties in this Section 15.1.8 with respect to Taxes, Environmental Laws (including Environmental Permits) or matters respecting employment, employment practices, wage payment, Seller Plans, health or safety, for which the sole and exclusive representations and warranties of BP Products are set forth in Sections 15.1.6, 15.1.7, 15.1.9, 15.1.10 and 15.1.11.

15.1.9 Employee Matters.

15.1.9.1 Notwithstanding any provision to the contrary and except as set forth in Section 15.1.10, the representations and warranties contained in this Section 15.1.9 are the sole and exclusive representations and warranties of Sellers pertaining or relating to applicable Laws or matters arising under or with respect to respecting employment, employment practices, wage payment, health or safety.

15.1.9.2 Schedule 15.1.9.2 contains a list of all employees of each Seller Company or its Affiliates who are actively employed at the Business or in connection with the operation of the Assets (excluding the Texas Pipeline Systems Assets) as of the date of this Agreement and who are available for hire by the Buyer (the “Subject Employees”). Subject Employees shall not include employees on any other form of leave of absence other than as described in Section 1.2.2 of Schedule 9.1. Subject to applicable Law or privacy restrictions under the Seller Companies’ policies, programs or procedures, such list shall include for each Subject Employee the current job title, job level, FLSA classification, base salary and hourly wage rate and work location. The Sellers shall be entitled to update Schedule 15.1.9.2 at any time prior to the Closing to reflect any and all employment changes occurring after the date hereof.

15.1.9.3 Except for the Unions, to the Knowledge of BP Products, there are no union organizational campaigns or representation proceedings underway or threatened with respect to the Subject Employees. Except as set forth on Schedule 15.1.9.3 and except for claims arising in the Ordinary Course of Business, none of the Subject Employees have a pending or, to the Knowledge of BP Products, threatened claim against any Seller Company arising out of their employment arrangement. With respect to the Transferred Employees, the Seller Companies are in compliance, in all material respects, with all applicable Laws respecting employment, employment practices, labor, terms and conditions of employment, wages and hours, employment standards, human rights, occupational safety, workers’ compensation, and language of work and plant closings except for instances of noncompliance that would not result in any material Liability to the Buyer with respect to such pre-Closing non-compliance. Except as set forth on Schedule 15.1.9.3, no Seller Company has pending, or to the Knowledge of any Seller, threatened against any Seller Company related to the Business, the Assets or the Subject Employees any unfair labor practice charges, other grievances or Proceedings before any Governmental Authority arising under any applicable federal, state or local Law governing employment. There are no written individual contracts of employment between any Seller Company and any of the Subject Employees.

15.1.9.4 The Cogen Company does not currently and has never directly employed any individuals.

15.1.10 Compensation and Employee Benefits. Notwithstanding any provision to the contrary, the representations and warranties contained in this Section 15.1.10 are the sole and exclusive representations and warranties of Sellers pertaining or relating to applicable Laws or matters arising under or with respect to Seller Plans with respect to the Subject Employees.

15.1.10.1 Schedule 15.1.10.1 sets forth a list of each plan, program or arrangement relating to compensation or employee benefits for the Subject Employees (such plans, programs or arrangements of BP Products, collectively, the “Seller Plans”).

15.1.10.2 None of the CBAs require participation in or contributions to any “multiemployer plan” as defined in Section 3(37) of ERISA.

15.1.11 Intellectual Property. Notwithstanding any provision to the contrary, the representations and warranties contained in this Section 15.1.11 are the sole and exclusive representations and warranties of BP Products pertaining or relating to matters arising under or with respect to applicable Intellectual Property matters and applicable Laws governing Intellectual Property.

15.1.11.1 Except as disclosed on Schedule 15.1.11.1, to the Knowledge of BP Products, the Intellectual Property licensed to the Buyer under the Transition Services Agreement, the Technology Agreement, the BP Trademark Sub-License and Brand Management Agreement and the Fuel Station Services Agreement, collectively constitute all of the Intellectual Property currently used by the Seller Companies in the conduct of the Business as conducted in the twelve (12) month period prior to the date of this Agreement, except for such Intellectual Property which is not material to the operation of the Business or which can be readily obtained by Buyer such as publicly available “commercial” software packages.

15.1.11.2 Except as otherwise provided in the Technology Agreement in Section 2.1 with respect to the Decommissioned Units (as defined in the Technology Agreement), and except as disclosed on Schedule 15.1.11.2, to the Knowledge of BP Products, the operation of the Business, and the ownership, use or operation of any of the Assets, does not infringe, misappropriate or violate, in any material respect, the Intellectual Property rights of any Third Party. Except as disclosed on Schedule 15.1.11.2, there are no Proceedings pending or to the Knowledge of BP Products threatened, against any Seller Company alleging that the operation of the Assets or the conduct of the Business infringes, misappropriates or violates any Intellectual Property right of any Third Parties. Except as disclosed on Schedule 15.1.11.2, BP Products does not have Knowledge of any written claim that the ownership and operation of the Assets or the conduct of the Business infringes or misappropriates any Intellectual Property of any Third Parties.

15.1.11.3 To the Knowledge of BP Products, the operation by the Seller Companies of the Assets in the conduct of the Business in substantially the same manner and to substantially the same extent as the Assets were operated in the conduct of the Business during the twelve (12) month period prior to the Effective Time does not infringe the Intellectual Property rights of any other Person. BP Products has not received any written notice in the twelve (12) month period prior to the date of this Agreement alleging that the operation of the Assets in substantially the same manner and to substantially the same extent as the Assets were operated in the Business during the twelve (12) month period prior to the Effective Time infringes the Intellectual Property rights of any other Person.

15.1.12 Absence of Certain Changes. Except as contemplated by this Agreement or as reflected in Schedule 15.1.12, since December 31, 2010 and through the date of this Agreement, the Seller Companies and the Cogen Company have operated the Assets and conducted the Business in the Ordinary Course of Business.

15.1.13 Ownership of Purchased Interests.

15.1.13.1 BP Products is the sole member of the Cogen Company and has good and valid title to, holds of record and owns beneficially all of the limited liability company interests of the Cogen Company, free and clear of all Encumbrances other than Encumbrances arising under applicable state or federal securities laws. The Cogen Company does not directly or indirectly own any shares of stock, membership or partnership interests, or other equity interest in any Person.

15.1.13.2 There are no outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity securities, any other commitments or agreements providing for the issuance of additional equity interests or the repurchase or redemption of equity interests, and there are no agreements of any kind that may obligate the Cogen Company to issue, purchase, redeem or otherwise acquire any of its equity interests. There are no voting agreements, proxies or other similar agreements or understandings with respect to the equity interests of the Cogen Company. All of the Cogen Company Interests are duly authorized, validly issued and outstanding and were issued free of preemptive rights in compliance with applicable Laws.

15.1.14 Related Person Transactions. Except as set forth on Schedule 15.1.14, to the Knowledge of BP Products, no executive, officer or director of any Seller Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to any Seller Company or the Cogen Company which relates to the Business, (ii) is involved in any business arrangement or other relationship with any Seller Company or the Cogen Company (whether written or oral) which relates to the Assets or the Business, (iii) owns any property or right, tangible or intangible, that is used by any Seller Company or the Cogen Company in the ownership or operation of the Assets or the Business, or (iv) has any claim or cause of action against any Seller Company or the Cogen Company which relates to the Assets or the Business. The Cogen Company does not owe any amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person.

15.1.15 Environmental Control Bonds. BP Products has, prior to the Closing, complied with the covenants in the documents for the Environmental Control Bonds, including those set forth in Section 13.9, that were made to assure the continued tax exempt status of the Environmental Control Bonds.

15.1.16 Regulatory Matters. In addition to the representation made in Section 15.1.5, BP Products makes the following regulatory representations:

15.1.16.1 The Cogen Company is not subject to, or is exempt from, regulation as a “public utility” under the Federal Power Act as such term is defined therein.

15.1.16.2 The Cogen Company is not a “holding company” as that term is defined in the Public Utilities Holding Company Act of 2005, and the implementing rules and regulations of the FERC.

15.1.16.3 The Cogen Company is a qualifying facility as that term is defined in the Public Utility Regulatory Policies Act of 1978, as amended (“PURPA”), and the implementing rules and regulations of the FERC. The Cogen Company’s qualifying status is based on facility characteristics that continue to be accurate and true, and its qualifying status has not been revoked.

15.1.16.4 The Cogen Company has all approvals and authorizations necessary to sell electric energy and ancillary services at wholesale in the Electric Reliability Council of Texas.

15.1.16.5 The Cogen Company is not subject to any state laws or state regulations respecting rates or the financial or organizational regulation of utilities other than with respect to those laws or regulations implemented pursuant to PURPA or those applicable to a “Power Generation Company” as regulated by the Public Utility Commission of Texas under the laws of the State of Texas.

15.1.16.6 Except as described in Schedule 15.1.16.6(a), the Cogen Company is not in receipt of any notice of violation of, and is not the subject of any pending proceeding relating to a violation of, any reliability requirement promulgated by the North American Electric Reliability Corporation (“NERC”). Except as described in Schedule 15.1.16.6.(b), the Cogen Company is acting in all material respects in accordance with the requirements of NERC applicable to the registered generator operator CSGP Services, L.P.

15.1.17 Business Financial Information. The Business Financial Information set forth on Schedule 15.1.17(a) were prepared from the books and records of Sellers and/or their Affiliates relating to the Refinery Business and the Cogen Company Business in accordance with the methodology described in Schedule 15.1.17(b), in each case adjusted as of the dates and for the periods indicated in accordance with the pro forma adjustments methodology described in Schedule 15.1.17(b). The adjustments reflected in the financial information were prepared on the basis of assumptions set out in Schedule 15.1.17(b) and which Seller reasonably believed in good faith at the time of preparation to be reasonable.

15.1.18 Docks. To the Knowledge of BP Products, the docks owned by the Texas City Port Authority located adjacent to Galveston Bay on the bank of the Texas City Marine Industrial Turning Basin and used in the operation of the Business are in adequate condition for the use being made of such docks by the Seller Companies in the Business as the same has been conducted over the twelve (12) month period preceding the date of this Agreement.

Section 15.2 Representations and Warranties Concerning the Texas Pipelines System Assets. Buyer acknowledges that (notwithstanding the use of the broader terms “Assets” and “Business” and similarly defined terms in this Article 15) representations and warranties made by BP Pipelines in this Article 15 shall apply only to the Texas Pipelines System Assets. Except as set forth in the Schedules to this Agreement delivered to the Buyer and subject to the provisions of Section 1.3, BP Pipelines, severally and not jointly with BP Products, represents and warrants to the Buyer as follows:

15.2.1 Ownership of the Texas Pipelines System Assets.

15.2.1.1 Title to Active Texas Pipelines.

(a) Except as set forth on Schedule 15.2.1.1(a), BP Pipelines has title to the physical pipe comprising the Active Texas Pipelines and has no Knowledge of any defects in its or the Seller Company’s title to the physical pipe comprising the Active Texas Pipelines, in each case except for Permitted Encumbrances and as would not reasonably be expected to materially impair the use and operation of the Active Texas Pipelines in substantially the same manner as the Active Texas Pipelines have been operated by the Seller Companies over the twelve (12) month period preceding the date of this Agreement. Except with respect to (i) any Intellectual Property, (ii) the rights, services and benefits to be provided to the Buyer under the Transaction Documents, (iii) the Excluded Assets, and (iv) any Texas Pipelines System Real Property, at Closing, Buyer will have acquired all of the assets used or held and intended for use by the Seller Companies in the Ordinary Course of Business as of the Closing in the operation of the Active Texas Pipelines, other than such assets the failure of which to have would not materially and adversely impact such operation by BP Pipelines.

(b) Except as identified on Schedule 15.2.1.1(b), there are no Preferential Rights to purchase any portion of, or interest in, the Active Texas Pipelines.

15.2.1.2 Texas Pipelines System Assigned Contracts. Except as set forth on Schedule 15.2.1.2, BP Pipelines has not received written notice of any material dispute which remains outstanding and unresolved with respect to any Texas Pipelines System Assigned Contracts.

15.2.1.3 All Intrastate Pipelines. The Active Texas Pipelines include the only intrastate pipelines currently owned or operated by the Seller Companies that are used Primarily for the transportation of crude oil and other feedstocks or refined petroleum products to or from the Refinery.

15.2.1.4 Proceedings. There are no Proceedings pending or, to the Knowledge of BP Pipelines, threatened against any applicable Seller Company, the result of which are reasonably likely to change, alter or modify the rates, charges or fees for transportation services related to the Texas Pipelines System Assets or any other terms or conditions of service currently in effect under any tariffs issued by such Seller Company currently in effect.

15.2.1.5 Texas Pipelines System Compliance with Laws. Except as set forth on Schedule 15.2.1.5, BP Pipelines, in its ownership and operation of the Texas Pipelines System Assets, is in compliance in all material respects with all applicable Laws.

15.2.1.6 Texas Pipelines System Litigation. Except as set forth on Schedule 15.2.1.6, there is no legal, equitable, bankruptcy, administrative or other action or Proceeding pending or, to the Knowledge of BP Pipelines, threatened against any applicable Seller Company with respect to the Texas Pipelines System Assets before any Governmental Authority.

15.2.2 Texas Pipelines System Environmental Matters. Notwithstanding any provision to the contrary, the representations and warranties contained in this Section 15.2.2 are the sole and exclusive representations and warranties of BP Pipelines pertaining or relating to matters arising under or with respect to applicable Environmental Laws and required Environmental Permits. Except as disclosed on Schedule 15.2.2:

15.2.2.1 the Active Texas Pipelines as currently operated by BP Pipelines are not, and have not been for the period of BP Pipelines’ ownership or the five (5) year period immediately preceding the Closing Date (whichever is shorter), in violation, in any material respects, of applicable Environmental Laws or Environmental Permits;

15.2.2.2 no Proceeding is pending or to the Knowledge of BP Pipelines, threatened, with respect to the Active Texas Pipelines by any Governmental Authority or any other party under any Environmental Laws;

15.2.2.3 to the Knowledge of BP Pipelines, the Active Texas Pipelines are not subject to any Order with respect to any Environmental Law, remedial action or Release or threatened Release of Hazardous Substances, which imposes material Liabilities upon BP Pipelines with respect to any Environmental Law, remedial action or Release or threatened Release of Hazardous Substances; and

15.2.2.4 to the Knowledge of BP Pipelines, there have been no Releases of Hazardous Substances at the Active Texas Pipelines that have not been remediated or are not in the process of being remediated or for which appropriate plans for remediation have not been developed in accordance with and to the extent required by applicable Environmental Laws. Each such in-process remediation or planned remediation is identified in detail on Schedule 15.2.2.

Section 15.3 Limitations of Representations and Warranties.

15.3.1 NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT OR ANY DOCUMENT DELIVERED BY THE SELLER COMPANIES IN CONNECTION WITH THIS AGREEMENT, IT IS THE EXPLICIT INTENT AND UNDERSTANDING OF EACH PARTY HERETO THAT THE SELLER COMPANIES ARE NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS OR WARRANTIES EXPRESSLY MADE BY SELLERS IN THIS AGREEMENT AND, IF APPLICABLE, IN THE DEEDS OR OTHER INSTRUMENTS OF CONVEYANCE, AND IT IS UNDERSTOOD THAT, EXCEPT TO THE EXTENT EXPRESSLY COVERED BY SUCH A REPRESENTATION OR WARRANTY MADE HEREIN OR THEREIN AND WITHOUT LIMITING SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, THE BUYER TAKES THE ASSETS (INCLUDING THE COGEN COMPANY INTERESTS) AND THE BUSINESS “AS IS,” “WHERE IS” AND “WITH ALL KNOWN AND UNKNOWN FAULTS.” WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE OR ANY REPRESENTATIONS OR WARRANTIES EXPRESSLY MADE BY SELLERS IN THIS AGREEMENT AND, IF APPLICABLE, IN THE DEEDS OR OTHER INSTRUMENTS OF CONVEYANCE OR THE TITLE CERTIFICATES, SELLERS HEREBY (I) EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (A) THE CONDITION, USEFULNESS OR ADEQUACY OF THE ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), (B) THE ACCURACY, QUALITY, FITNESS, MERCHANTABILITY, REPRODUCIBILITY OR CORRECTNESS OF DATA, SPECIFICATIONS, PRODUCTS OR RESULTS OF ANY INTELLECTUAL PROPERTY OR (C) TITLE TO THE REFINERY REAL PROPERTY, COGEN COMPANY LEASED REAL PROPERTY OR TERMINALS REAL PROPERTY; AND (II) NEGATE ANY RIGHTS OF THE BUYER UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY THE BUYER FOR DAMAGES BECAUSE OF LATENT VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF SELLERS AND THE BUYER THAT, SUBJECT TO THE TERMS OF THIS AGREEMENT AND THE

REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN AND IF APPLICABLE, IN THE DEEDS OR OTHER INSTRUMENTS OF CONVEYANCE, THE ASSETS ARE TO BE ACCEPTED BY THE BUYER “AS IS,” “WHERE IS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR; PROVIDED, HOWEVER, THAT THE PROVISIONS OF THIS SECTION 15.3.1 SHALL NOT LIMIT, ALTER OR WAIVE ANY CLAIMS FOR FRAUD (AS DEFINED HEREIN) IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

15.3.2 EXCEPT FOR, AND WITHOUT LIMITING ANY REPRESENTATIONS OR WARRANTIES EXPRESSLY MADE BY SELLERS IN THIS AGREEMENT, SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO ANY ENVIRONMENTAL CONDITIONS, ENVIRONMENTAL LIABILITIES OR OTHER ENVIRONMENTAL MATTERS, INCLUDING WITH RESPECT TO THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES AT, IN, ON OR UNDER, OR DISPOSED OF OR DISCHARGED OR RELEASED FROM, THE ASSETS. FURTHERMORE, EXCEPT FOR, AND WITHOUT LIMITING ANY REPRESENTATIONS OR WARRANTIES EXPRESSLY GIVEN BY THE SELLERS IN THIS AGREEMENT, SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION, RECORDS, DATA AND INTERPRETATIONS NOW, HERETOFORE OR HEREAFTER MADE AVAILABLE TO THE BUYER IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY DESCRIPTION OF THE ASSETS, PRICING ASSUMPTIONS, POTENTIAL FOR PROFITS, PROJECTED COSTS, ANY ACQUIRED OR LICENSED DATA, ANY ENVIRONMENTAL INFORMATION OR ANY OTHER MATERIAL FURNISHED TO THE BUYER BY SELLERS, ANY AFFILIATE OF SELLERS OR ANY DIRECTOR, OFFICER, SHAREHOLDER, EMPLOYEE, COUNSEL, AGENT OR ADVISOR OF SELLERS OR ANY AFFILIATE OF SELLERS.

15.3.3 THE BUYER ACKNOWLEDGES THAT, EXCEPT AS SET FORTH IN SECTION 15.2, BP PIPELINES (a) MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, (I) AS TO TITLE TO, OR ANY ENCUMBRANCES OF OR ON, THE TEXAS PIPELINES SYSTEM ASSETS, OR (II) AS TO THE COMPLETENESS OR CONTIGUITY OF THE TEXAS PIPELINES SYSTEM OR THE LAND, LEASES, EASEMENTS, RIGHTS OF WAY, PERMITS, LICENSES AND OTHER INTERESTS COMPRISING THE TEXAS PIPELINES SYSTEM REAL PROPERTY AND (b) SHALL NOT BE RESPONSIBLE NOR LIABLE TO THE BUYER IN ANY MANNER, NOR IN ANY SUM WHATSOEVER, FOR ANY WANT OR FAILURE OF TITLE OR RIGHT TO GRANT THE BUYER ANY RIGHT, CLAIM OR BENEFIT ARISING UNDER THE TEXAS PIPELINES SYSTEM ASSETS. BP PIPELINES HAS PROVIDED OR MADE AVAILABLE FOR INSPECTION ANY INSTRUMENTS AND CONVEYANCES IN BP PIPELINES’ OR ITS AFFILIATES’ POSSESSION OR CONTROL WHICH EVIDENCE BP PIPELINE’S OR ANY APPLICABLE SELLER COMPANY’S RIGHT, TITLE AND INTEREST IN AND TO, OR RIGHT TO OCCUPY, OPERATE OR OTHERWISE USE, THE TEXAS PIPELINES SYSTEM ASSETS.

ARTICLE 16

REMEDIES FOR BREACHES OF AGREEMENT

Section 16.1 Survival of Representations, Warranties and Certain Covenants. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing under this Agreement regardless of any investigations, and continue for a period of eighteen (18) months after the Closing Date, except that (a) the representations and warranties provided in Section 15.1.1.1 and Section 15.1.1.2 (the “Title Representations”) shall survive the Closing for three (3) years, (b) the representations and warranties provided in Section 15.1.6 shall survive the Closing until thirty (30)

calendar days after the expiration of the statute of limitations applicable to the matters covered thereby, (c) the representations and warranties provided in Section 15.1.7 and Section 15.2.2 shall survive the Closing for (i) six (6) years as relates to the Refinery Business, the Refinery Assets, the Cogen Company Business or the Cogen Company Assets and (ii) six (6) years as relates to the Non-Refinery Assets, and (d) the representations and warranties provided in Sections 14.1.1, 14.1.2, 14.1.4, 14.2.1, 14.2.2, 14.2.4, 15.1.13 and 15.2.1.1(b) (only with respect to the Texas City-LDH Butane Pipeline) (the “Fundamental Representations”) shall survive the Closing indefinitely. The covenants contained in Article 13 or elsewhere in this Agreement to be performed after the Effective Time shall survive the Closing until fully performed. No claim may be asserted hereunder following the applicable expiration of any representation or warranty or covenant; provided that any claim asserted in writing prior to the expiration of the representation or warranty or covenant that is the basis for such claim shall survive until such claim is finally resolved and satisfied, irrespective of the period for the survival of such representation or warranty or covenant provided for herein.

Section 16.2 Indemnification Provisions for Benefit of the Buyer. Each Seller shall, severally and not jointly, defend, indemnify and hold harmless the Buyer, its Affiliates, the Buyer’s and its Affiliates’ successors and each of their respective directors and officers (or Persons in any similar capacity if such Person is not a corporation), employees, consultants and agents of the Buyer, its Affiliates and their respective successors (each, a “Buyer Indemnified Party”) against and agree to hold each Buyer Indemnified Party harmless from any and all Losses incurred or suffered by such Buyer Indemnified Party to the extent resulting or arising from, or attributable to, any of the following matters:

16.2.1 any breach or failure to be true and correct of any representation or warranty of such Seller under this Agreement or in any certificate delivered pursuant hereto (other than with respect to Sections 15.1.7 and 15.2.2 which are addressed in Section 16.2.4; Section 15.1.3.2 which is addressed in Section 16.2.6; and Section 15.1.6, which is addressed in Article 17);

16.2.2 any breach of any covenant of such Seller under this Agreement (other than with respect to Tax matters, which are addressed in Article 17);

16.2.3 the Third Party Claims described in Schedule 16.2.3;

16.2.4 any breach or failure to be true and correct of any representation or warranty of such Seller under Section 15.1.7, Section 15.2.2 or in any related certificate delivered pursuant hereto;

16.2.5 any Refinery Non-Specific Event Pre-Closing Third Party Claims;

16.2.6 any Contract Default Claims;

16.2.7 any Terminals Environmental Claims; or

16.2.8 the Retained Liabilities.

Section 16.3 Indemnification Provisions for Benefit of the Sellers. The Buyer shall defend, indemnify and hold harmless each Seller, its Affiliates, such Seller’s and its Affiliates’ successors and each of their respective directors and officers (or Persons in any similar capacity if such Person is not a corporation), employees, consultants and agents of such Seller, its respective Affiliates and their respective successors (each a “Seller Indemnified Party”) against and agrees to hold each Seller Indemnified Party harmless from any and all Losses incurred or suffered by such Seller Indemnified Party to the extent resulting or arising from, or attributable to, any of the following matters:

16.3.1 any breach or failure to be true and correct of any representation or warranty of the Buyer under this Agreement or in any certificate delivered pursuant hereto;

16.3.2 any breach of any covenant of the Buyer under this Agreement;

16.3.3 the Third Party Claims described in Schedule 16.3.3; or

16.3.4 the Assumed Liabilities.

Section 16.4 Limitations of Liability. Notwithstanding the foregoing or anything herein provided to the contrary:

16.4.1 De Minimis Amounts. No Buyer Indemnified Party shall make any claim for indemnification under Section 16.2.1 or Section 16.2.4 (excluding a claim relating to the Fundamental Representations, which shall not be subject to or limited by the provisions of this Section 16.4.1) (a) with respect to any occurrence or matter (or any series of related occurrences or matters, which may be in the form of a class action proceeding) relating to the Refinery Assets, the Refinery Business, the Cogen Company Interests, the Cogen Company Business or the Cogen Company Assets that involves total Losses of less than three hundred thousand dollars ($300,000) (the “Refinery De Minimis Amount”) arising out of the same occurrence or matter (or any series of related occurrences or matters, which may be in the form of a class action proceeding), or (b) with respect to any occurrence or matter (or any series of related occurrences or matters, which may be in the form of a class action proceeding) relating to the Non-Refinery Assets that involves total Losses of less than one hundred fifty thousand dollars ($150,000) (the “Non-Refinery De Minimis Amount”) arising out of the same occurrence or matter (or any series of related occurrences or matters) (for the avoidance of doubt, and without limiting the foregoing, as used in this Section 16.4.1, “any series of related occurrences or matters” includes the Losses of all class members whose claims arise out of related occurrences or matters, which would otherwise support an indemnification claim under this Agreement);

16.4.2 Threshold Amounts. No indemnification shall be payable to any Buyer Indemnified Party pursuant to Section 16.2.1 or Section 16.2.4 (excluding claims relating to the Title Representations or the Fundamental Representations, which shall not be subject to or limited by the provisions of this Section 16.4.2) (a) with respect to any occurrence or matter relating to the Refinery Business, the Refinery Assets, the Cogen Company Business, the Cogen Company Interests or the Cogen Company Assets, unless and until the total of all Losses for which the Sellers would otherwise have an indemnification obligation under Sections 16.2.1 and 16.2.4 exceeds ten million dollars ($10,000,000) in the aggregate (the “Refinery Threshold Amount”), whereupon the Buyer Indemnified Party may claim indemnification only for the amount of such Losses, or portion thereof, in excess of such Refinery Threshold Amount, or (b) with respect to any occurrence or matter relating to the Non-Refinery Assets, unless and until the total of all Losses for which the Sellers would otherwise have an indemnification obligation under Sections 16.2.1 and 16.2.4 exceeds three million dollars ($3,000,000) in the aggregate (the “Non-Refinery Threshold Amount”), whereupon the Buyer Indemnified Party may claim indemnification only for the amount of such Losses, or portion thereof, in excess of such Non-Refinery Threshold Amount. For the avoidance of doubt, and subject to Section 16.4.7, if the amount of Losses with respect to an occurrence or matter (or series of related occurrences or matters) exceeds the Refinery De Minimis Amount or Non-Refinery De Minimis amount, as applicable, the Buyer Indemnified Party may apply the total of all such Losses in determining whether the Refinery Threshold Amount or Non-Refinery Threshold has been met;

16.4.3 Refinery Covered Remediation Indemnities.

16.4.3.1 Subject to Sections 16.4.1, 16.4.3.2 and 16.4.7, if a Seller becomes obligated to indemnify a Buyer Indemnified Party pursuant to Section 16.2.4 with respect to any Environmental Liability for Remedial Work relating to contamination of the surface, subsurface soil or groundwater at the Refinery Real Property (a “Refinery Covered Remediation Indemnity”), the amount of such Refinery Covered Remediation Indemnity obligation for which the Seller may be liable shall, without limiting the obligations of the Sellers for any Liability other than a Refinery Covered Remediation Indemnity, be limited to the amount of Losses attributable to such Refinery Covered Remediation Indemnity multiplied by a percentage determined by the date on which the Refinery Covered Remediation Indemnity was first duly asserted in writing against the Indemnifying Party by a Buyer Indemnified Party prior to the sixth (6th) anniversary of the Closing Date as set forth below;

If Asserted against an Indemnifying Party by a Buyer Indemnified Party during the twelve (12)-month period ending on the following anniversary of the Closing Date:	Percentage of Losses arising out of Refinery Covered Remediation Indemnity Payable by the Sellers:
First Anniversary	95%
Second Anniversary	75%
Third Anniversary	55%
Fourth Anniversary	35%
Fifth Anniversary	15%
Sixth Anniversary	10%
Thereafter	0%

16.4.3.2 Subject to Section 16.4.7, no indemnification shall be payable to any Buyer Indemnified Party for any Refinery Covered Remediation Indemnity unless and until the total of all Losses for which the Sellers would otherwise have an indemnification obligation for Refinery Covered Remediation Indemnities exceeds ten million dollars ($10,000,000) in the aggregate (the “Refinery Covered Remediation Indemnity Threshold Amount”), whereupon the Buyer Indemnified Party may claim indemnification only for the amount of such Losses, or portion thereof, in excess of such Refinery Covered Remediation Indemnity Threshold Amount and in accordance with Section 16.4.1, provided that (i) the Refinery Covered Remediation Indemnity Threshold Amount is independent from the Refinery Threshold Amount and (ii) amounts applied against either such threshold amount shall not be applied against the other threshold amount;

16.4.4 Refinery Non-Specific Event Pre-Closing Third Party Claims. Subject to Section 16.4.7, in the event of an indemnification claim pursuant to Section 16.2.5 respecting a Refinery Non-Specific Event Pre-Closing Third Party Claim, the amount of the indemnity obligation of the Sellers with respect to such Refinery Non-Specific Event Pre-Closing Third Party Claim shall be limited to the aggregate Losses attributable to such Refinery Non-Specific Event Pre-Closing Third Party Claim multiplied by a percentage determined by the earlier of the date on which written notice given by the Non-Governmental Third Party was received by the Seller Companies, a Proceeding was filed against the Seller Companies by the Non-Governmental Third Party or a claim was first duly asserted in writing against the Indemnifying Party by a Buyer Indemnified Party prior to the tenth (10th) anniversary of the Closing Date as set forth below;

If Written Notice Given, a Proceeding Filed or

Asserted against an Indemnifying Party by

a Buyer Indemnified Party during the five (5)-year

period ending on the

following anniversary of the Closing Date:

Percentage of Losses arising out of the Refinery Non-Specific Event Pre-Closing Third Party Claim Payable by the Sellers:
Fifth Anniversary	100%
Tenth Anniversary	50%
Thereafter	0%

16.4.5 Other Refinery Environmental Claims. Subject to Sections 16.4.1, 16.4.2 and 16.4.7, in the event of a claim for indemnification under Section 16.2.4 relating to the Refinery Business, the Refinery Assets, the Cogen Company Business or the Cogen Company Assets that is not covered by Section 16.4.3 or Section 16.4.4 (an “Other Refinery Environmental Claim”), the amount of the indemnity obligation of the Sellers with respect to such Other Refinery Environmental Claim shall be limited to the aggregate Losses attributable to such Other Refinery Environmental Claim multiplied by a percentage determined by the date on which a claim was first duly asserted in writing against the Indemnifying Party by a Buyer Indemnified Party prior to the sixth (6th) anniversary of the Closing Date as set forth below;

If Asserted against an Indemnifying Party by a Buyer Indemnified Party during the three (3)-year period ending on the following anniversary of the Closing Date:	Percentage of Losses arising out of the Other Refinery Environmental Claim Payable by the Sellers:
Third Anniversary	100%
Sixth Anniversary	50%
Thereafter	0%

16.4.6 Non-Refinery Environmental Claims. Subject to Sections 16.4.1, 16.4.2 and 16.4.7, in the event of a claim for indemnification under Section 16.2.4 relating to the Non-Refinery Assets (a “Non-Refinery Environmental Claim”), the amount of the indemnity obligation of the Sellers with respect to such Non-Refinery Environmental Claim shall be limited to the aggregate Losses attributable to such Non-Refinery Environmental Claim multiplied by a percentage determined by the date on which a claim was first duly asserted in writing against the Indemnifying Party by a Buyer Indemnified Party prior to the sixth (6th) anniversary of the Closing Date as set forth below:

If Asserted against an Indemnifying Party by a Buyer Indemnified Party during the three (3)-year period ending on the following anniversary of the Closing Date:	Percentage of Losses arising out of the Non-Refinery Environmental Claim Payable by the Sellers:
Third Anniversary	100%
Sixth Anniversary	50%
Thereafter	0%

16.4.7 Caps. Notwithstanding anything to the contrary provided herein, in no event will the aggregate indemnification obligations of the Sellers (a) under Sections 16.2.1, 16.2.4, 16.2.5 and 16.2.7 (other than for breaches of Title Representations or Fundamental Representations) exceed (i) with respect to any occurrence or matter relating to the Refinery Business, the Refinery Assets, the Cogen Company Interests, the Cogen Company Business or Cogen Company Assets, five hundred million dollars ($500,000,000) and (ii) with respect to any occurrence or matter relating to the Non-Refinery Assets, forty million dollars ($40,000,000); and (b) under Section 16.2.7 exceed twenty million dollars ($20,000,000), such amount being a subset of and applying against the forty million dollars ($40,000,000) liability cap with respect to Non-Refinery Assets;

16.4.8 No Buyer Indemnified Party may assert a claim for indemnification hereunder with respect to Losses resulting from or arising out of, or attributable to, the coming into force of, or the change in, any applicable Law, including any applicable Environmental Law or Permit (including any new or modified cleanup standard or requirement for Remedial Work), on or after the Effective Time;

16.4.9 No Buyer Indemnified Party may assert a claim for indemnification hereunder to the extent the Losses result from or arise out of, or are attributable to any soil, ground water, surface water or soil gas sampling, surveys, investigations, explorations, laboratory analysis or testing which any Buyer Indemnified Party voluntarily undertakes after the Effective Time, excluding any such sampling, surveys, investigations, explorations, laboratory analysis or testing that are (i) required by any Environmental Law or the unsolicited direction of any Governmental Authority; (ii) performed during any renovation, reconstruction or expansion of any machinery, equipment, fixtures, structures or buildings at any of the Facilities or Real Property conducted by the Buyer Indemnified Party in the Ordinary Course of Business, (iii) necessary to defend a claim by a Third Party made against the Buyer or its Affiliates or to prosecute a previously noticed valid claim for indemnification under this Agreement, or (iv) required to be performed by or on behalf of the Buyer or its Affiliates in connection with its Assumed Liabilities under the Refinery Consent Decrees and Orders; provided that the Parties acknowledge that meetings by the Buyer with Governmental Authorities conducted in compliance with Section 16.4.10 below shall not constitute a solicitation of action by a Governmental Authority;

16.4.10 No Buyer Indemnified Party may assert a claim for indemnification hereunder to the extent the Losses result from or arise out of, or are attributable to Environmental Liabilities discovered by a Governmental Authority as a proximate result of an authorized officer or employee of Buyer or Buyer’s Affiliates voluntary notifications to, or voluntary communications or interactions with such Governmental Authority on or after the Effective Time, unless (a) the Buyer Indemnified Party, in making such notification, communication or interaction complied in all material respects with the provisions of Section 13.16 or (b) the Buyer Indemnified Party, prior to making such notification, communication or interaction, obtained a written opinion of outside counsel opining that the Environmental Liability was a result of a violation of applicable Environmental Law, or any Environmental Permit, and Buyer shall not cause or direct any other Person to assist Buyer in indirectly circumventing the purposes of this Section 16.4.10;

16.4.11 In the event Losses suffered by any Indemnified Party are recoverable under more than one provision of this Agreement and even though an Indemnified Party is permitted to rely on each provision of this Article 16 independently, such Indemnified Party shall only be permitted to recover with respect to any particular Losses suffered by it one time, under one such provision, as it is the Parties’ intent that once any particular Losses have been recovered by a particular Indemnified Party under one provision, such Losses no longer exist with respect to such Indemnified Party and, therefore, recovery by such particular Indemnified Party for such same Losses under another provision would constitute an unintended and prohibited “double” recovery;

16.4.12 Any claims involving the Refinery Covered Remediation Indemnity must be brought under Section 16.2.4 and will be subject to the additional limitations contained in Section 16.4.3.1, 16.4.3.2 and 16.4.7;

16.4.13 Nothing in this Article 16 shall be construed as limiting any action against a Party which is based on Fraud by such Party;

16.4.14 Notwithstanding any provision herein to the contrary, the Buyer acknowledges that:

16.4.14.1 BP Pipelines is not, in this Agreement, making any representation or warranty or providing any indemnification with respect to the Business or the Assets other than with respect to the Texas Pipelines System Assets and, accordingly, the Buyer Indemnified Parties shall not be entitled to make indemnification claims under this Agreement (including under this Article 16) to the extent arising out of or relating to a breach of any representation and warranty, covenant or other agreement under this Agreement relating to the Business or the Assets against BP Pipelines other than to the extent such representation or warranty or covenant or agreement relates directly to the Texas Pipelines System Assets; and

16.4.14.2 BP Products is not, in this Agreement, making any representation or warranty or providing any indemnification with respect to the Texas Pipelines System Assets and, accordingly, the Buyer Indemnified Parties shall not be entitled to make indemnification claims under this Agreement (including under this Article 16) to the extent arising out of a breach of any representation and warranty, covenant or other agreement under this Agreement relating to the Texas Pipelines System Assets against BP Products;

16.4.15 No indemnification claims may be brought by any Buyer Indemnified Party with respect to the ownership, operation or use of the Injection Wells by the Seller Companies or their respective Affiliates prior to the Effective Time, except as set forth in Section 16.2.8; and

16.4.16 No indemnification claims may be brought by any Buyer Indemnified Party to the extent that the matter which is the subject of the indemnity claim (a) is for Remedial Work that is within the scope of Buyer’s obligation to be responsible for Remedial Work pursuant to Article 4 (including, for the avoidance of doubt, Remedial Work resulting from, caused by or incurred in connection with the ownership or operation of the Assets and the Business from and after the Effective Time), (b) results from or arises out of Buyer’s failure to maintain or operate environmental control assets and systems in compliance with applicable Laws, or (c) is exacerbated (including allowing or causing the migration of Hazardous Substances into soil or groundwater beyond the existing levels prior to Buyer’s actions or failure to perform) by Buyer’s performance or failure to perform, in violation of applicable Law, any Remedial Work. Furthermore, if Buyer is conducting Remedial Work for which it is responsible under Article 4 and subsequently discovers the presence of a substance that would support an indemnification claim for costs to perform additional Remedial Work necessitated by the presence of such substance (the “Additional Remedial Work Costs”) against the Seller but the Additional Remedial Work Costs arising out of or relating to such additional Remedial Work would nonetheless be addressed by Buyers’ conduct of the underlying Remedial Work, then no indemnification claim for such Additional Remedial Work Costs may be brought by the Buyer against the Sellers as a result of its subsequent discovery of the presence of such substance. If Buyer is conducting Remedial Work for which Sellers have an indemnification obligation under this Agreement and subsequently discovers the presence of a substance that would, at the time of such discovery, support a separate and independent indemnification claim by a Buyer Indemnified Party against Sellers pursuant to this Article 16 (which for the avoidance of doubt, includes the time limitations for asserting indemnification claims set forth herein), such additional indemnification claim for additional Remedial Work shall be deemed to have been included in the scope of the original indemnification claim brought by the Buyer Indemnified Party against Sellers.

Section 16.5 Disregard of Materiality Qualifiers. For purposes under this Article 16 of determining whether any breach or inaccuracy of a representation or warranty by a Party has occurred, or the amount of Loss related thereto, in connection with the assertion of an indemnification claim under this Article 16, such determination shall be made without regard to any qualifier as to “material,” “materiality,” or Material Adverse Effect, as expressly contained in such representations and warranties.

Section 16.6 Exclusive Remedy.

16.6.1 The Parties acknowledge and agree that, subject to Section 20.7, the assumption of the Assumed Liabilities in Article 4 and the retention of the Retained Liabilities in Article 5, the indemnification provisions set forth in this Agreement, including the indemnification provisions set forth in Section 8.6.2, Section 8.8.1, Section 1.8 of Schedule 9.1, Section 13.3, Section 13.6, this Article 16 and Article 17, and the termination rights in Article 19 contain, and shall be, the exclusive remedies of the Sellers, the Seller Indemnified Parties and their respective Affiliates, on the one hand, and the Buyer, the Buyer Indemnified Parties and their respective Affiliates, on the other hand, with respect to the transactions contemplated by this Agreement, including all contemplated transactions with respect to the Retail Assigned Contracts. Without limiting the prior sentence and except as otherwise provided in this Agreement, each Party hereby waives any claim or cause of action pursuant to common or statutory Law or otherwise (including any claims under the federal Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., any other Environmental Laws and any claims arising pursuant to the Retail Assigned Contracts) against each other Party and its Affiliates with respect to Losses of any nature whatsoever that relate to this Agreement or are attributable to the Assets, the Business or the Assumed Liabilities, whether arising before, on or after the Effective Time. Each Party agrees that the previous sentence shall not limit or otherwise affect any nonmonetary right or remedy which any Party may have under this Agreement or otherwise limit or affect any Party’s right to seek equitable relief, including the remedy of specific performance for nonmonetary relief.

16.6.2 All indemnification Liabilities of the Sellers with respect to the representations and warranties in Section 15.1.6 and Tax matters shall be governed by Article 17 and, except as expressly provided in Section 16.1, not this Article 16.

16.6.3 Right to Recoupment or Setoff. In the event that any Seller fails to indemnify or reimburse a Buyer Indemnified Party in accordance with the provisions of this Article 16, including within any appropriate time periods specific in this Agreement, for any Losses incurred by such Buyer Indemnified Party, then, in each case, Buyer, on behalf of such Buyer Indemnified Party, may, but is not obligated to, elect to offset against any Earnout Amount any Finally Determined amounts; provided, however, that, prior to exercise of the foregoing remedy, Buyer will deliver, or cause to be delivered, written notice to BP Products at least thirty (30) days prior to the date on which Buyer intends to exercise such remedy. If Buyer chooses to offset against any Earnout Amount in accordance with this Section 16.6.3, Buyer will be entitled to offset against any of its obligations to pay such Earnout Amount to BP Products in accordance with Section 6.5 on a dollar-for-dollar basis.

Section 16.7 Matters Involving Third Parties.

16.7.1 If any Third Party shall notify any Party with respect to any action or claim by a Third Party (a “Third Party Claim”) that may give rise to a right to claim for indemnification against any other Party under Section 16.2 or Section 16.3, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that failure to give timely notice shall not affect the right to indemnification to the extent such failure to give timely notice is not prejudicial to the Indemnifying Party.

16.7.2 The Indemnifying Party, in accordance with the procedures set forth in Section 16.8, will have the right, at its sole cost and expense, to assume and conduct the settlement or defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, delayed or conditioned) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party. As provided in Section 16.8, the Indemnifying Party may assume the settlement or defense of a Third Party Claim, at the Indemnifying Party’s cost and expense, without also accepting and agreeing to the claim for indemnification described in the related Claim Notice. The Indemnified Party shall have the right at its sole cost and expense to employ separate counsel in any action regarding a claim hereunder and to participate in the defense thereof; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel reasonably acceptable to the Indemnifying Party at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of both counsel to the Indemnified Party and counsel to the Indemnifying Party (or, if they disagree, of an independent counsel acceptable to each of them) a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation necessary; provided further that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any single Third Party Claim.

16.7.3 Unless and until the Indemnifying Party assumes the settlement or defense of the Third Party Claim as provided in Section 16.7.2, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate for the account of the Indemnifying Party, and, if the Indemnified Party defends such Third Party Claim and is determined to be entitled to indemnification from the Indemnifying Party, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable expenses of defending such Third Party Claims.

16.7.4 In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.

16.7.5 The Indemnified Party agrees, at the Indemnifying Party’s cost and expense, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim or cross-complaint against any Person (other than a Buyer Indemnified Party, if the Indemnified Party is a Buyer Indemnified Party, or a Seller Indemnified Party, if the Indemnified Party is a Seller Indemnified Party).

16.7.6 The Party that is conducting the settlement or defense against the Third Party Claim shall provide each other Party such information possessed by the Party that is conducting such settlement or defense as such other Party shall reasonably request with respect to the Third Party Claim and the settlement or defense thereof.

Section 16.8 Procedures. The Party seeking indemnification under Sections 16.2 or 16.3 (the “Indemnified Party”) may make claims for indemnification hereunder by giving written notice (a “Claim Notice”) to the Party required to provide indemnification hereunder (the “Indemnifying Party”). Such notice shall briefly explain the specific claim for which the indemnification claim is being made, the nature of the claim and the parties known to be involved, and shall specify the amount thereof to the extent known by the Indemnified Party. Each Indemnifying Party to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that the Claim Notice is given. Any Claim Notice or Claim

Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnifying Party giving the Claim Response disputes the claim for indemnification described in the Claim Notice and whether it will defend any Third Party Claim specified in such Claim Notice at its own cost and expense. If any Indemnifying Party fails to give a Claim Response within the Response Period, such Indemnifying Party shall be deemed to have disputed the claim for indemnification described in the related Claim Notice and to have elected not to defend any Third Party Claim specified in such Claim Notice. The aforesaid election or deemed election by the Indemnifying Party not to assume the settlement or defense of the Indemnified Party with respect to any Third Party Claim specified in such Claim Notice, however, shall, except as contemplated by the following proviso, be subject to the right of the Indemnifying Party to subsequently assume the settlement or defense of the Indemnified Party with respect to any such Third Party Claim at any time prior to settlement or final determination thereof; provided that the Indemnifying Party shall not have the right to so assume the settlement or defense of the Indemnified Party with respect to any Third Party Claim that the Indemnifying Party has (or is deemed to have) previously elected not to defend to the extent that the Indemnified Party would be materially prejudiced as a result of such assumption.

Section 16.9 Determination of Amount of Losses. The Losses giving rise to any indemnification obligation hereunder shall be limited to the actual Loss incurred by the Indemnified Party that remains after deducting therefrom any Tax benefit actually realized by the Indemnified Party and insurance proceeds or other payment or recoupment actually received by the Indemnified Party as a result of the events giving rise to the claim for indemnification, including any indemnity, contribution or other similar payment actually received by the Indemnified Party (less the amount of any deductible paid or reasonable costs incurred by such Indemnified Party in connection therewith). Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 16.9. An Indemnified Party shall (a) take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use Reasonable Efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof and (b) use its Reasonable Efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement. If an Indemnified Party receives any amounts under applicable insurance policies, or from any other Persons alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then the Indemnified Party shall promptly notify the Indemnifying Party and reimburse the Indemnifying Party, as directed by the Indemnifying Party, for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification payment up to the amount actually received by the Indemnified Party (less the amount of any deductible paid or reasonable costs incurred by such Indemnified Party in connection therewith). The Indemnifying Party shall reimburse the Indemnified Party for all reasonable legal fees and other out-of-pocket expenses reasonably incurred by the Indemnified Party in successfully pursuing any claim for indemnification against the Indemnifying Party hereunder.

Section 16.10 Tax Treatment of Indemnity and Reimbursement Payments. All indemnification payments or payments of Closing Adjustment Amounts made under this Agreement shall be treated as purchase price adjustments for Tax purposes to the extent permitted under applicable Laws.

Section 16.11 Limitation of Damages. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, THE PARTIES AGREE THAT THE INDEMNIFICATION OBLIGATIONS OF EACH PARTY, INCLUDING OBLIGATIONS FOR ASSUMED LIABILITIES AND RETAINED LIABILTIES, AND THE RECOVERY BY ANY PARTY OR INDEMNITEE OF ANY LOSSES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH OR NONFULFILLMENT BY A PARTY OF ANY OF ITS

REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OTHER OBLIGATIONS UNDER THIS AGREEMENT, SHALL BE LIMITED TO ACTUAL DAMAGES AND SHALL NOT INCLUDE OR APPLY TO, NOR SHALL ANY PARTY OR INDEMNITEE BE ENTITLED TO RECOVER, ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER SIMILAR DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES OR BUSINESS INTERRUPTION OR DIMINUTION IN VALUE) SUFFERED OR INCURRED BY ANY PARTY OR INDEMNITEE, EXCEPT TO THE EXTENT SUCH LOSSES ARE IN THE CONTEXT OF AND DEMANDED IN A THIRD PARTY CLAIM.

ARTICLE 17

TAX MATTERS

Section 17.1 Filing of Tax Returns and Payment of Taxes.

(a) With respect to each Tax Return of the Cogen Company, other than any Tax Return of a Seller Consolidated Group, relating solely to a Pre-Closing Date Taxable Period that is required to be filed after the Closing Date and every other Tax Return required to be filed by any of the Seller Companies with respect to the Assets (each a “Pre-Closing Tax Return”), Seller Companies or the Cogen Company shall (i) cause such Pre-Closing Tax Return to be prepared in a manner consistent with prior practices of the entity filing such returns, except as otherwise required by applicable Laws, (ii) cause to be included in such Pre-Closing Tax Return all Tax Items required to be included therein, and (iii) except in the case of any Tax Return to be filed by an entity other than the Cogen Company, deliver a draft of such Pre-Closing Tax Return, together with copies of pertinent supporting documentation and workpapers, to the Buyer for the Buyer’s review and reasonable comment at least thirty (30) days prior to the due date for filing any such Pre-Closing Tax Return. BP Products shall revise such Pre-Closing Tax Return to reflect the Buyer’s reasonable comments, if any, provided that the Buyer requests such changes in writing within fifteen (15) days of the receipt of such Pre-Closing Tax Return, and (unless such return may be filed by the Seller Companies) shall send the Pre-Closing Tax Return to the Buyer for filing. The Party required by Law to file each Pre-Closing Tax Returns will timely file such return with the appropriate Governmental Authority and, except in the case of any Tax Return of an entity other than the Cogen Company, will provide a copy thereof to the other Party. Not later than five (5) days prior to the due date for payment of Taxes with respect to any such Pre-Closing Tax Return, BP Products shall pay to the Buyer an amount equal to the amount of Tax shown as due on such Pre-Closing Tax Return.

(b) With respect to each Tax Return of the Cogen Company, other than any Tax Return of a Seller Consolidated Group, or with respect to the Assets that relates to a Straddle Period (a “Straddle Period Tax Return”), the Buyer shall (i) cause such Straddle Period Tax Return to be prepared in a manner consistent with prior practices of the entity filing such returns, except as otherwise required by applicable Laws; (ii) cause to be included in such Straddle Period Tax Return all Tax Items required to be included therein; and (iii) except in the case of any income tax return to be filed by an entity other than the Cogen Company, deliver a draft of such Straddle Period Tax Return, together with copies of pertinent supporting documentation and workpapers, to BP Products for BP Products’ review and reasonable comment at least thirty (30) days prior to the due date for filing any such Straddle Period Tax Return. The Buyer shall revise such Straddle Period Tax Return to reflect the BP Products’ reasonable comments, if any, provided that BP Products requests such changes in writing within fifteen (15) days of the receipt of such Straddle Period Tax Return, and will provide a copy of the Straddle Period Tax Return to the Buyer. The Buyer will cause all Straddle Period Tax Returns to be timely filed with the appropriate Governmental Authority and will provide a copy thereof to BP Products. In the case of any Straddle Period Tax Return of the Cogen Company, or any other Straddle Period Tax Return that is not permitted by Law to be filed by the Seller Companies but must be filed by Buyer and its Affiliates, not later than five (5) days prior to the due date for payment of Taxes with respect to any such Straddle Period Tax Return (but not less than ten (10) days from the BP Products’ receipt of such Straddle Period Tax Return from the Buyer, as contemplated above in this Section 17.1(b)), BP Products shall pay to the Buyer an amount equal to its share of Tax for the Straddle Period as determined pursuant to Section 17.1(d).

(c) With respect to any property Tax Return, notwithstanding Section 17.1(b), the Buyer shall be responsible for the timely payment of such property Taxes; the Buyer shall notify BP Products of the proration of such property Taxes under Section 17.1(d); and BP Products shall pay to the Buyer its share of such property Taxes at least twenty (20) days prior to the due date for such property Taxes (or, if later, within five (5) days following receipt of the notice of billing).

(d) The portion, if any, of Taxes attributable to a Straddle Period is, in the case of any Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), equal to the amount that would be payable as determined by an interim closing of the books if the relevant Tax period ended on and included the date immediately preceding the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the relevant Tax period ending on and including the date immediately preceding the Closing Date and the remainder of such period in proportion to the number of days in each period; provided, further, that any franchise Tax or other Tax providing the right to do business shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such Tax. In the case of any other Taxes, including property Taxes imposed based on ownership of the Assets on January 1st of the year that includes the Closing Date, the portion, if any, of such Taxes that is attributable to the Straddle Period shall be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days up to, but not including the Closing Date and the denominator of which is the number of days in the entire period.

(e) The Buyer shall not amend (or file any claim for refund with respect to) any Pre-Closing Tax Return without the prior written consent of BP Products, which consent shall not be unreasonably conditioned or delayed, unless otherwise required by applicable Laws. The Buyer shall not cause or permit the Cogen Company to engage in any transaction not in the Ordinary Course of Business on the Closing Date.

Section 17.2 Transfer Taxes. Each of the Buyer, on the one hand, and the Sellers, on the other hand, shall be responsible for fifty percent (50%) of all state and local transfer, sales, use, stamp, registration or other similar Taxes (“Transfer Taxes”) resulting from the transactions contemplated by this Agreement, regardless of the Person liable for such Transfer Taxes under applicable Law. The Sellers shall be responsible for preparing all Tax Returns required to be filed by them in respect of Transfer Taxes, and shall cause all such Tax Returns to be timely and properly filed. Prior to filing the Tax Returns for Transfer Taxes, the Sellers shall provide such returns to Buyer for at least twenty (20) days for Buyer’s review and reasonable comment. The Sellers shall revise such Tax Returns for Transfer Taxes to reflect the Buyer’s reasonable comments, if any. Buyer shall provide such comments to the Sellers in a timely manner. Any determination or agreement between the Buyer and the Sellers with respect to the valuation of assets for purposes of Transfer Taxes is limited in scope to Transfer Taxes and shall not constitute an agreement for purposes of Section 1060 of the Code.

Section 17.3 Assistance and Cooperation. After the Closing Date, in the case of any audit, examination or other proceeding with respect to Taxes (the “Tax Proceeding”) for which any Seller is or may be liable pursuant to this Agreement, the Buyer shall inform such Seller within ten (10) days of the receipt of any notice of such Tax Proceeding, and shall afford such Seller, at such Seller’s expense, the opportunity to control the conduct of such Tax Proceeding. The Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable such Seller to take all actions desired by such Seller with respect to such Tax Proceeding to the extent such Tax Proceeding may affect the amount of Taxes for which such Seller is liable pursuant to this Agreement. Such Seller shall have the right to control any such Tax Proceeding and to initiate any claim for refund, file any amended return or take any other action that it deems appropriate with respect to such Taxes.

Section 17.4 Access to Information. After the Closing, the Sellers shall, and shall cause the Seller Companies to, grant to the Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to the Assets within the possession of the Seller Companies, and shall afford the Buyer (or its designees) the right (at the Buyer’s expense) to take extracts therefrom and to make copies thereof, each of the foregoing solely to the extent reasonably necessary to permit the Buyer (or its designees) to prepare Tax Returns and to conduct negotiations with Taxing Authorities. After the Closing, the Buyer shall grant to each Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Assets, Excluded Assets or Cogen Company Excluded Assets within the possession of the Buyer (including Tax work papers and correspondence with Taxing Authorities), and shall afford each Seller (or its designees) the right (at such Seller’s expense) to take extracts therefrom and to make copies thereof, each of the foregoing solely to the extent reasonably necessary to permit such Seller (or its designees) to prepare Tax Returns and to conduct negotiations with Taxing Authorities.

Section 17.5 Tax Liabilities and Tax Indemnity. Notwithstanding any other provisions of this Agreement, Section 16.1, this Section 17.5 and Section 17.6 shall apply to indemnification by the Seller to the Buyer for, and shall be the sole remedy of the Buyer in respect of, the Losses described in the following sentence. Each Seller agrees to, severally and not jointly, indemnify and hold harmless the Buyer from and against any and all Losses that the Buyer may suffer for (a) any breach by such Seller of the representations and warranties found in Section 15.1.6, (b) any Taxes attributable to the Assets or the Business for a Pre-Closing Date Taxable Period, and; (c) any Taxes or similar charges attributable to the Foreign Trade Zone subzone covering the Assets and Business assessed on any Foreign Trade Zone inventory during any Pre-Closing Date Taxable Period provided, however, that in the event Losses suffered by any Indemnified Party are recoverable under more than one provision of this Agreement and even though an Indemnified Party is permitted to rely on each provision of this Article 17 independently, such Indemnified Party shall only be permitted to recover with respect to any particular Losses suffered by it one time as it is the Parties’ intent that once any particular Losses have been recovered by a particular Indemnified Party under one provision, such Losses no longer exist with respect to such Indemnified Party and, therefore, recovery by such particular Indemnified Party for such same Losses under another provision would constitute an unintended and prohibited “double” recovery.

Section 17.6 Tax Indemnity Claims. The provisions of this Section 17.6 shall apply only to the indemnification provided for under Section 17.5. If a claim for Taxes is made against the Buyer and if the Buyer intends to seek indemnity with respect thereto under Section 17.5, the Buyer shall promptly furnish written notice to each Seller of such claim. Failure of the Buyer to so notify any Seller within sixty (60) days of the claim being made against the Buyer shall terminate all rights of the Buyer to indemnity by such Seller as to such claim to the extent such Seller’s position is prejudiced as a result thereof (whether due to an adverse effect on its ability to contest such claim or otherwise). Such Seller shall have thirty (30) days after receipt of such notice to undertake, conduct and control (through counsel of its own choosing and at its own expense) the settlement or defense thereof, and the Buyer shall cooperate with such Seller in connection therewith. If such Seller elects to undertake the settlement or defense thereof, then such Seller shall promptly furnish written notice to the Buyer of such undertaking. Such Seller shall permit the Buyer to participate in such settlement or defense through counsel chosen by the Buyer (but the fees and expenses of such counsel shall be paid by the Buyer); provided, however, that the Buyer shall be entitled to participate in any such defense with separate counsel reasonably acceptable to Seller at the expense of such Seller if (i) so requested by such Seller to participate or (ii) in the reasonable opinion of both counsel to such Seller and counsel to the Buyer (or, if they disagree, of an independent counsel acceptable to each of them) a conflict or potential conflict exists between such Seller and the Buyer that would make such separate representation necessary. So long as such Seller, at such Seller’s cost and expense, (a) has undertaken the settlement or defense of such claim, (b) is reasonably contesting such claim in good faith by appropriate proceedings, and (c) has taken such action (including the posting of a bond, deposit, or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Buyer for payment of such claim, the Buyer shall not pay or settle any such claim. Notwithstanding compliance by such Seller with the preceding sentence, the Buyer shall have the right to pay or settle any such claim, but in such event it shall waive any right to indemnity by such Seller for such claim. If within thirty (30) days after the receipt of the Buyer’s notice of a claim of indemnity hereunder, such Seller does not notify the Buyer that it elects (at such Seller’s cost and expense) to undertake the settlement or defense thereof and assume full responsibility for all indemnified Losses with respect thereto, or, if such Seller gives such notice and thereafter fails to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of the Buyer’s property as contemplated above, the Buyer shall have the right to contest, settle or compromise such claim and the Buyer shall not thereby waive any right to indemnity for such claim under this Agreement.

Section 17.7 Tax Refunds. Refunds received or receivable (to the extent not received due to offset against other Taxes) with respect to Taxes for which any Seller or any of its Affiliates (including any Taxes due from the Cogen Companies for a Pre-Closing Taxable Period or the portion of the Straddle Period ending prior to the Closing Date) have responsibility hereunder shall be promptly paid as directed by such Seller, and the Buyer shall cause such Seller to be promptly notified of such refunds upon their receipt or becoming receivable, as the case may be.

Section 17.8 Certification of Non-Foreign Status. At the Closing, each Seller shall deliver to the Buyer a Certificate of Non-Foreign Status signed under penalties of perjury (a) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (b) providing its U.S. Employer Identification Number, and (c) providing its address, all pursuant to Section 1445 of the Code.

Section 17.9 Counterparty Taxpayer Identification Numbers.

(a) In connection with the performance of services and/or the provision of accounting systems by any Seller Company or the Cogen Company pursuant to one or more Transition Services Agreements, Technology Agreements, BP Trademark Sub-License and Brand Management Agreements, Fuel Station Services Agreements or Framework Interface Agreements as provided herein or accompanied hereby, the Sellers and Buyer acknowledge that the Seller Companies or the Cogen Company may transfer to Buyer information with respect to the tax identity and/or tax status of counterparties as well as other tax-related information contained in customer lists, contracts, licenses or other legal agreements that Seller is transferring to Buyer (such information collectively referred to herein as “Tax Information”). Without limiting the generality of the preceding sentence, the phrase “Tax Information” includes but is not limited to (i) Taxpayer Identification Numbers as set forth on IRS Form W-9, Request for Taxpayer

Identification Number and Certification, (ii) information from one or more forms in the IRS Form W-8 series, (iii) identification numbers as set forth in other tax forms or documents, and (iv) certifications with respect to exemptions from tax withholding.

(b) Buyer acknowledges that any provision by a Seller Company or the Cogen Company of Tax Information is for the purpose of facilitating compliance with applicable tax law requirements, including but not limited to the requirement to perform backup withholding to the extent required by Code §3406. Buyer agrees to treat all Tax Information as confidential information pursuant to Code §3406(f).

(c) In the event the Internal Revenue Service or other tax authority imposes any tax, fine, penalty, expense or other such cost on a Seller Company or the Cogen Company on account of the provision of Tax Information to Buyer or on account of Buyer’s use of any Tax Information, or in the event that any Seller Company incurs any other Liability on account of the provision of Tax Information to Buyer or on account of Buyer’s use of Tax Information, Buyer shall indemnify and reimburse the Seller Company with respect to any such cost or Liability and shall make payment to the Seller Company within ninety (90) days of the Seller Company’s submission of request for such payment.

(d) Each Seller Company and the Cogen Company disclaims any and all responsibility for the completeness and accuracy of the Tax Information. Without limiting the generality of the preceding sentence, Buyer shall not seek any reimbursement or other payment from a Seller Company or the Cogen Company in the event the Internal Revenue Service or other tax authority imposes any tax, fine, penalty, expense or other such cost on Buyer on account of Buyer’s use of any Tax Information or in the event that Buyer incurs any other Liability on account of Buyer’s use of any Tax Information.

ARTICLE 18

ENVIRONMENTAL MATTERS

Section 18.1 Environmental Consent Decrees and Orders.

18.1.1 The Refinery Consent Decrees and Orders are set forth on Schedule 18.1.1(a) (the “Refinery Consent Decrees and Orders”), and certain terminated Consent Decrees and Orders are set forth on Schedule 18.1.1(b) (the “Terminated or Completed Consent Decrees and Orders”). The Parties agree that prior to the Effective Time and thereafter, as necessary, the Parties shall cooperate and work in good faith to secure all requisite and necessary modifications to and the transfer of the Liabilities under the Refinery Consent Decrees and Orders from BP Products to the Buyer and to cooperate and work in good faith in assisting BP Products and its Affiliates to be fully released from any further Liabilities thereunder except for Seller Retained Environmental Liabilities. The Buyer agrees to and shall, from and after the Effective Time, be responsible for and perform, as necessary, all Liabilities under the Refinery Consent Decrees and Orders that are not Seller Retained Environmental Liabilities. The Buyer agrees to cause the provisions of this Section 18.1.1 to be binding upon (i) any successors or assigns of the Buyer, (ii) any transferee of all or any portion of the Refinery Facilities and (iii) any grantee of rights of use and/or operation thereof.

18.1.2 Except as provided elsewhere in this Agreement, the Buyer shall not be entitled to reimbursement or recovery from BP Products or any of its Affiliates for any Losses, including indirect corporate and administrative overhead costs, incurred in performing any obligations under the Refinery Consent Decrees and Orders following the Effective Time.

18.1.3 The Buyer acknowledges that in connection with BP Products’ settlement negotiations relating to potential fines and penalties attributable to BP Products’ activities prior to the Closing which are covered by the Refinery Consent Decrees and Orders, the Governmental Authorities may seek to impose additional reporting and monitoring requirements and operating standards on the Refinery Business. In such event, the Buyer agrees to participate in such settlement efforts. Any such additional reporting and monitoring requirements or additional operating standards sought by the Governmental Authorities shall be subject to Buyer’s approval, which approval will not be unreasonably withheld, delayed or conditioned.

Section 18.2 Fuels Compliance. BP Products shall be responsible for all Fuel Compliance Obligations arising any time prior to the Effective Time and all Fuel Compliance Obligations for which Buyer is not liable pursuant to this Section 18.2. The Refinery shall not create a benzene deficit within the meaning of 40 C.F.R. § 80.1230(c) for the gasoline benzene annual averaging period (or portion thereof) immediately prior to the Effective Time, nor shall the Refinery carry forward a benzene deficit from that averaging period (or portion thereof). The Refinery shall not create a sulfur compliance deficit within the meaning of 40 C.F.R. § 80.205(e) for the gasoline sulfur annual averaging period (or portion thereof) immediately prior to the Effective Time, nor shall the Refinery carry forward a sulfur compliance deficit from that averaging period (or portion thereof). From and after the Effective Time, the Buyer shall be responsible for all Fuel Compliance Obligations arising (whether as a result of shipping, production, blending or otherwise) any time at or after the Effective Time, except to the extent such Fuel Compliance Obligations are the direct result of any Seller Company’s actions or failure to act in compliance with its obligations under this Section 18.2 or any breach of a representation or warranty by the Seller Companies. Notwithstanding any of the foregoing, BP Products shall not exceed a maximum average gasoline benzene concentration of 1.30 volume percent at the Refinery during the period commencing on July 1, 2012 and ending at the Effective Time, and Buyer shall not exceed a maximum average gasoline benzene concentration of 1.30 volume percent at the Refinery during the period commencing at the Effective Time and ending on December 31, 2013. BP Products and Buyer will reasonably cooperate with each other to make available to the other such information and data as the other may reasonably require to comply with all Fuel Compliance Obligations.

Section 18.3 Post-Closing Delivery of Environmental Reporting Data. Each Party (the “Cooperating Party”) shall use Reasonable Efforts in cooperating in the other Party’s (the “Obligated Party”) preparation and certification of environmental and emissions reports required by the Obligated Party or its Affiliates or required by any Governmental Authority or applicable Law relating to the Assets or the Business prior to the Effective Time (the “Environmental Reports”) by (a) providing the Obligated Party with environmental and emissions information relating to the Assets or the Business with respect to the period prior to the Effective Time and (b) causing the relevant employees of the Cooperating Party to reasonably cooperate with the Obligated Party in the Obligated Party’s preparation and certification of such Environmental Reports. After the Effective Time, upon reasonable request of any Obligated Party, the Cooperating Party will provide such Obligated Party with information for the Environmental Reports, including information for the reports set forth on Schedule 18.3 by the due dates set forth on Schedule 18.3. The Cooperating Party shall use Reasonable Efforts to deliver such information in the format and based upon prevailing regulatory requirements and practices consistent with those used by the Sellers in the Business prior to the Effective Time. The Obligated Party will promptly reimburse the Cooperating Party for all reasonable out of pocket costs (including direct internal costs with direct internal costs being reimbursed at cost plus five percent (5%)) incurred by the Cooperating Party in connection with the Cooperating Party’s cooperation contemplated by this Section 18.3. Notwithstanding anything to the contrary in this Section 18.3, nothing in this Section 18.3 and no provision of information by Cooperating Party or cooperation by the employees of the Cooperating Party shall be deemed a representation, warranty or certification by or on behalf of the Cooperating Party as to the accuracy or adequacy of any information so provided or the appropriateness of the format in which such information is provided. Each Obligated Party shall be solely responsible for the filing and certification of all Environmental Reports for the operation of the Assets and the Business during its respective time of ownership.

ARTICLE 19

TERMINATION OF AGREEMENT

Section 19.1 Termination of Agreement. The Parties may terminate this Agreement, as provided below:

19.1.1 The Buyer and the Sellers may terminate this Agreement by mutual written consent at any time before the Closing;

19.1.2 Either the Buyer or the Sellers may terminate this Agreement by giving written notice to the other Party at any time before the Closing if the Closing shall not have occurred on or before the date that is one hundred and eighty (180) days after the date of this Agreement or such later date as the Buyer and the Sellers agree in writing (the “Long-Stop Date”), unless the failure of the Closing to occur by such date results primarily from such terminating Party breaching any representation, warranty or covenant contained in this Agreement; provided, however, that any Party may unilaterally extend this date by notice in writing to the other Parties for up to an additional one hundred and eighty (180) days if a second request is made by the Federal Trade Commission or the U.S. Department of Justice;

19.1.3 The Sellers or Buyer may terminate this Agreement in accordance with Section 7.5 or Section 20.10.2;

19.1.4 The Buyer may terminate this Agreement if there has been or occurred any Overall Material Adverse Effect; and

19.1.5 In the event that Sellers’ liability for Losses pursuant to Section 5.1.4 (other than the claims listed on Schedule 2.2.17 as of the date of this Agreement) could be reasonably expected at the Effective Time to exceed $100,000,000 in the aggregate, the Sellers may terminate this Agreement.

The Party desiring to terminate this Agreement pursuant to this Section 19.1 shall give notice of such termination to the other Parties in the manner set forth in Section 20.5.

Section 19.2 Effect of Termination.

19.2.1 If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 19.1, then except for the provisions of Article 1, this Article 19 and Article 20, this Agreement shall forthwith become void and the Parties shall have no Liability hereunder except with respect to any breach by a Party of any of its covenants or agreements hereunder prior to the time of such termination.

19.2.2 The confidentiality provisions contained in the Confidentiality Agreement and Section 8.6, Section 13.11, Section 17.9(b) and Section 20.1, and the applicable defined terms used therein and interpretive provisions in Schedule 1.1 shall survive termination of this Agreement.

ARTICLE 20

MISCELLANEOUS

Section 20.1 Press Releases and Confidentiality.

20.1.1 The Buyer, on the one hand, and the Sellers, on the other hand, shall hold in confidence and not disclose or issue any press release or make any public announcement relating to the terms or subject matter of this Agreement without the prior written approval of the Sellers, on the one hand, or the Buyer, on the other hand, respectively, which approval shall not be unreasonably withheld, delayed or conditioned; provided that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case, the disclosing Parties will advise and consult with the other Party regarding the content of such disclosure before making such disclosure).

20.1.2 Prior to the Closing, each Party shall keep confidential all information obtained from the other Parties, either before or after the Closing, which relates to the Buyer’s proposed purchase of the Assets or the Business, the Seller’s proposed sale of the Assets or the Business, the contents of this Agreement or the negotiation of this Agreement, and the Buyer, on the one hand, and the Sellers, on the other hand, shall not reveal such information to, or produce copies of any written information for, any Person outside its management group or its professional advisors (including lenders and prospective financing sources) without the prior written consent of the Sellers, on the one hand, or the Buyer, on the other hand, respectively, unless such disclosing Party is required to disclose such information by judicial or administrative process or by any other requirements of applicable Law.

20.1.3 If the transactions contemplated by this Agreement should fail to close for any reason, each Party shall return to the other as soon as practicable all originals and copies of written or recorded information and confirm destruction of all information in electronic form provided to such Party by or on behalf of the other Parties and none of such information shall be used by such Party, or its Representatives, in the business operations of any Person or for any other purpose. Notwithstanding the foregoing, each Party’s obligations under this Section 20.1 shall not apply to any information or document that (a) is or becomes available to the public other than as a result of a disclosure by such Party or its Affiliates in violation of this Agreement or other obligation of confidentiality under which such information may be held or (b) was obtained or is or becomes available to such Party on a nonconfidential basis from a source other than the other Party or its Representatives. Except as may be required by applicable Law, the Parties shall seek appropriate protective orders or confidential treatment for the schedules to this Agreement in connection with any filing with or disclosure to any Governmental Authority. The Parties’ obligations under this Section 20.1 shall survive the Closing or termination of this Agreement. Notwithstanding anything herein to the contrary, any Party (and any employee, Representative or other agent of any Party) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other Tax analyses) that are provided to it relating to such Tax treatment and Tax structure; provided, however, that such disclosure may not be made (x) until the earlier of (i) the date of public announcement of discussions relating to the transactions and (ii) the date of the execution of an agreement to enter into the transactions and (y) to the extent required to be kept confidential to comply with any applicable federal or state securities laws.

20.1.4 From and after the Effective Time, each Seller shall hold, and shall cause its Affiliates and its and their respective Representatives to hold, in confidence, unless required to disclose such information by judicial or administrative process or by any other requirements of applicable Law or in the exercise of its remedies hereunder, all proprietary and confidential documents and information of or concerning the Business, the Assets and the Assumed Liabilities, except to the extent that such information is or becomes generally available to the public other than as a direct result of the disclosure of any such information by such Seller, its Affiliates or its or their respective Representatives in violation of any applicable confidentiality obligations.

20.1.5 If any Party is required by Law, regulation or legal or regulatory process to disclose any proprietary or confidential information contemplated by this Section 20.1, such Party being required to make such disclosure (the “Disclosing Party”) shall (a) take all reasonable steps to preserve the confidentiality of such information, including requesting that such information not be disclosed to non-parties or the public; (b) give each other Party prompt written notice of such request or requirement so that such other Party may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (c) cooperate with each other Party, at such other Party’s sole cost and expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained, such Disclosing Party (or such other Persons to whom such request for disclosure is directed) will furnish only that portion of such information which, on the advice of such Disclosing Party’s counsel, is legally required to be disclosed and, upon each other Party’s request, use its best efforts to obtain assurances that confidential treatment will be accorded such information.

Section 20.2 No Third-Party Beneficiaries. Except for the Indemnified Parties with the respect to the indemnification provisions set forth in Article 16, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 20.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. The Buyer, on the one hand, and the Sellers, on the other hand, may not assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Sellers, on the one hand, or the Buyer, on the other hand, respectively; except that the Sellers or Buyer may by notice to the other Parties assign its rights or delegate its obligations hereunder in whole or in part to any of its Affiliates, provided that no such assignment shall relieve the delegating Party of its obligations hereunder.

Section 20.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument.

Section 20.5 Notices. All notices, requests, demands, claims and other communications hereunder will be given in writing to the intended recipient as set forth below:

If to the Buyer:	Marathon Petroleum Company LP 539 South Main Street Findlay, Ohio 45840 Attn: General Counsel

With a copy to:	Jones Day 717 Texas Avenue, Suite 3300 Houston, Texas 77002 Attn: Jeffrey A. Schlegel, Esq.

If to the Sellers:	BP Products North America Inc. 150 W. Warrenville Road Naperville, IL 60563 Attn: President

BP Pipelines (North America) Inc. 150 W. Warrenville Road Naperville, IL 60563 Attn: President

With a copy to:	BP Corporation North America Inc. 501 Westlake Park Boulevard Houston TX 77079 Attn: President

BP America Inc. 501 Westlake Park Boulevard Houston, Texas 77079 Attn: Brad W. Bryan, Assistant General Counsel M&A

All such notices, requests, demands, waivers and other communications so delivered, mailed or sent shall be deemed to have been received (a) if by personal delivery, on the day delivered, (b) if by certified or registered mail, seventy-two (72) hours after such communication is deposited in the mails with certified postage prepaid, or (c) if by next-day or overnight mail or delivery, on the day delivered. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 20.6 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Texas.

Section 20.7 Entire Agreement and Amendments and Waivers. This Agreement and the Transaction Documents constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter of this Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of the Technology Agreement, the BP Trademark Sub License and Brand Management Agreement or the Transition Services Agreement, the provisions of this Agreement shall control; provided, however, that nothing herein shall limit any indemnity provisions or remedies available under the Technology Agreement, the BP Trademark Sub License and Brand Management Agreement and the Transition Services Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Party against whom the waiver is sought to be enforced.

Section 20.8 Severability. If one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability shall not affect any other provisions this Agreement, and this Agreement shall be reformed, construed and enforced in such jurisdiction in such manner as will effect as nearly as lawfully possible the purposes and intent of such invalid, illegal or unenforceable provision, and the remaining provisions hereof shall be given full force and effect.

Section 20.9 Transaction Expenses. Except as otherwise provided in this Agreement, the Buyer and the Sellers will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby. The fees and expenses incurred by either Buyer or Sellers that are in the nature of filing fees, recording costs, permit fees, and similar items will be shared one half by Buyer and one half by the Sellers.

Section 20.10 Amendment of Schedules with Respect to Representations and Warranties.

20.10.1 Subject to Section 20.10.2, each Party agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party shall have the right until the Closing to supplement or amend the Schedules with respect to any matter that would have been required to be set forth or described in the Schedules. In addition, Sellers shall be entitled to supplement or amend the Schedules without any adjustment pursuant to this Section 20.10 or otherwise to reflect matters which (i) Seller is agreeing to add to Schedule 2.2.17 as a Retained Liability, (ii) are Pre-Effective Retained Proceedings or (iii) are subject to Section 5.1.4 (a) or (b) for which Seller is responsible, in each case solely for the purpose of ensuring that such schedules are not inaccurate as of the Effective Time and for no other purpose and with no other effect.

20.10.2 If any Party wishes, as permitted pursuant to Section 20.10.1, to supplement or amend the Schedules after the date of execution of this Agreement but prior to the Closing, the Parties shall negotiate in good faith to agree in writing upon an appropriate adjustment to the Base Purchase Price to reflect the information provided in the supplement or the amendment (any such adjustment, a “Disclosure Adjustment”). If the Parties agree in writing on a Disclosure Adjustment, then such Disclosure Adjustment shall be deducted from the Base Purchase Price and the Buyer shall be deemed to waive any further right to make a claim with respect to such supplement or amendment to the Schedule, and such supplement or amendment shall be incorporated into the applicable Schedule. If the Parties fail to agree upon a Disclosure Adjustment, and the cumulative additions or changes in the Schedules taken as a whole would reasonably be expected to result in Losses of Buyer of no more than five million dollars ($5,000,000) in the aggregate, then (a) such Schedule shall be deemed amended or supplemented for purposes of determining whether the conditions in Section 10.1 have been met but (b) Buyer shall accept such changes and be deemed to have waived any claims for indemnification which could have been available with respect to the changes. If the Parties fail to agree upon a Disclosure Adjustment and the cumulative additions or changes in the Schedules taken as a whole would reasonably be expected to result in Losses of Buyer in excess of five million dollars ($5,000,000) in the aggregate, but less than or equal to one hundred million dollars ($100,000,000) in the aggregate, then (i) such Schedule shall be deemed not amended or supplemented for purposes of determining whether the conditions in Section 10.1 have been met; (ii) such supplement or amendment shall not be incorporated into the applicable Schedule; and (iii) Buyer shall retain all of the remedies available to Buyer or the Buyer Indemnified Parties under this Agreement or any of the Transaction Documents, including any of the rights to indemnification hereunder or thereunder as if such Schedule had not been supplemented or amended. If the Parties fail to agree upon a Disclosure Adjustment and the cumulative additions or changes in the Schedules taken as a whole could reasonably be expected to result in Losses of Buyer in excess of one hundred million dollars ($100,000,000) in the aggregate, then Buyer or Seller shall have the right to terminate this Agreement by delivering written notice to the other Parties. Notwithstanding the foregoing, the Base Purchase Price shall not be reduced for any Disclosure Adjustment for (1) any amendments to Schedule 15.1.3.3 with respect to Section 15.1.3.3(a), (2) any amendments to Schedule 15.1.3.3 with respect to Section 15.1.3.3(c) if BP Products could not remove the applicable Assigned Branded Jobber Contract pursuant to the provisions of Schedule 7.3.2 or (3) any amendment of a Schedule for which any provision of this Agreement other than this Section 20.10 separately contemplates and requires an adjustment to the Base Purchase Price with respect thereto, including Sections 7.3 and 8.14; and any recovery by Buyer for the same Losses under another provision shall constitute an unintended and prohibited double recovery. Notwithstanding the foregoing, in the event there is a Disclosure Adjustment for amendments to Schedule 15.1.3.3, such Disclosure Adjustment shall not exceed the adjustment provided for in Section 7.3.1.

20.10.3 The Buyer acknowledges that there will be no Disclosure Adjustment with respect to supplements to the Schedules to reflect amendments or modifications to existing Contracts (including any purchase orders, but excluding Real Property Leases or Easements) or new Contracts (including any purchase orders, but excluding Real Property Leases or Easements) being entered into by the Seller Companies between signing and the Effective Time, provided such amendments or modifications or additional Contracts were entered into in the Ordinary Course of Business and were not in violation of the operating covenants in Section 8.5.

Section 20.11 Dispute Resolution.

20.11.1 Any controversy, dispute or claim arising out of or relating to this Agreement or the Transaction Documents (a “Dispute”) shall be resolved in accordance with this Section 20.11. If the Parties are unable to resolve any Dispute in the normal course of business, any Party may submit a notice of dispute to the other Party. Within 5 days following delivery of such notice, senior management of each Party who has the authority to settle the Dispute and will be responsible for negotiations related to the settlement of the Dispute will meet or communicate by telephone at a mutually acceptable time and place to attempt to resolve the Dispute. It is agreed between the Parties that the content of any communications pursuant to this Section 20.11.1 will be and shall remain confidential. The Parties, on behalf of themselves and their attorneys, hereby agree that they will not in any way reveal the content or terms of any such communications to any person, firm, corporation, or entity, with the exception that the disclosure shall not be a violation of this paragraph where the same is required by Law or court order, or any agency or authority having jurisdiction to require disclosure; provided, however, that the Parties may disclose the content or terms of such communications to their, attorneys, accountants, trustees, financial advisors and/or their tax related consultants, as may be necessary in their business affairs. If such Dispute has not been resolved within thirty (30) days after delivery of the notice of dispute, then the Parties may proceed to dispute resolution pursuant to Section 20.11.2.

20.11.2 If the Dispute cannot be settled by direct negotiations within thirty (30) days following delivery of the notice of dispute, any Party may initiate mediation by giving notice to the other Party or Parties. The place of mediation is Houston, Texas. The Parties will attempt to agree on a mediator and, if the Parties are unable to agree upon such mediator within fifteen (15) days of initiation of the mediation process, then the Parties will request that the American Arbitration Association appoint the mediator. The expense and costs of the mediation will be shared equally by the Parties. It is agreed between the Parties that the content of any communications pursuant to this Section 20.11.2 will be and shall remain confidential. The Parties, on behalf of themselves and their attorneys, hereby agree that they will not in any way reveal the content or terms of any such communications to any person, firm, corporation, or entity, with the exception that the disclosure shall not be a violation of this paragraph where the same is required by Law or court order, or any agency or authority having jurisdiction to require disclosure; provided, however, that the parties may disclose the content or terms of such communications to their, attorneys, accountants, trustees, financial advisors and/or their tax related consultants, as may be necessary in their business affairs. If such Dispute has not been resolved within thirty (30) days after delivery of the notice of mediation, then the Parties may proceed to dispute resolution pursuant to Section 20.11.3.

20.11.3 If the Dispute cannot be resolved pursuant to mediation in accordance with Section 20.11.2 within thirty (30) days following delivery of the notice of mediation, then any Party may bring any suit, action or proceeding related to such Dispute in any court of competent jurisdiction in federal court situated in the United States District Court for the Northern District of Texas, Dallas Division, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Dallas County, the State of Texas. Each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such cause of action and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such cause of action in any such court or that any such cause of action brought in any such court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such Court, that such Court does not have jurisdiction over such Party. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.11.

Section 20.12 Specific Performance. Each Party acknowledges that the breach of this Agreement by the other Parties would cause irreparable damage to such Party and that money damages or other legal remedies would not be an adequate remedy for any such damages. Therefore, the obligations of each Party under this Agreement, including the Sellers’ obligation to sell, and cause to be sold, the Assets to the Buyer and the Buyer’s obligation to purchase the Assets from the Seller or the Seller Companies, shall be enforceable by a decree of specific performance and appropriate injunctive relief may be applied for and granted in connection therewith, without the requirement to post any bond or security in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any Party may have under this Agreement or otherwise.

(Signature page follows.)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLERS:

BP PRODUCTS NORTH AMERICA INC.,
a Maryland corporation

By:	/s/ Steve Cornell
Name: Steve Cornell
Title: President

BP PIPELINES (NORTH AMERICA) INC.,
a Maine corporation

By:	/s/ Steve Cornell
Name: Steve Cornell
Title: Attorney-in-fact

BUYER:

MARATHON PETROLEUM COMPANY LP
a Delaware limited partnership
By: MPC Investment LLC, its General Partner

By:	/s/ G.R. Heminger
Name: G.R. Heminger
Title: President and Chief Executive Officer

Purchase and Sale Agreement

SCHEDULE 1.1

Definitions and Interpretations

Section 1.1 Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement shall have the following meanings:

“Accounting Services Agreement” has the meaning set forth in Section 11.2.2.15.

“Acquisition Transaction” has the meaning set forth in Section 8.13.1.

“Active Texas Pipelines” means (i) the Andromeda Pipeline; (ii) the Texas City-LDH Butane Pipeline; and (iii) the P-rich, Texas City-Chocolate Bayou Ethane-Propane Pipeline (in each case, for the avoidance of doubt, disregarding any out-of-service or otherwise idled pipeline segments).

“Additional Remedial Work Costs” has the meaning set forth in Section 16.4.16.

“Affiliate” means, with respect to any specified Person, any other person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. An employee of any Seller or the Buyer shall not be deemed an Affiliate of such Seller or Buyer, respectively.

“Affiliate Contracts” has the meaning set forth in Section 15.1.3.1(k).

“AFP Fuels and Regulations” has the meaning set forth in Section 15.1.6.10.

“Agreement” has the meaning set forth in the preamble.

“Amendment to the Exchange Agreement” has the meaning set forth in Section 11.2.2.24.

“Ancillary Tracts” has the meaning set forth in Section 8.14.1.2(a).

“Ancillary Tracts Survey” has the meaning set forth in Section 8.14.1.2(a).

“Andromeda Pipeline” has the meaning set forth in the definition of “Texas Pipelines System.”

“Annual Cap” has the meaning set forth in Section 6.2.3(e).

“Annual Earnout Acceptance Notice” has the meaning set forth in Section 6.3.1.

“Annual Earnout Amount” has the meaning set forth in Section 6.2.2(a).

“Annual Earnout Disagreement Notice” has the meaning set forth in Section 6.3.1.

“Annual Earnout Final Determination Date” has the meaning set forth in Section 6.4.

“Annual Earnout Objection Period” has the meaning set forth in Section 6.3.1.

“Annual Earnout Period” has the meaning set forth in Section 6.2.1.

Schedule 1.1 – Page 1

“Annual Earnout Period Gross Margin” has the meaning set forth in Section 6.2.2(a).

“Annual Earnout Statement” has the meaning set forth in Section 6.2.2(a).

“Annual Earnout Threshold Amount” has the meaning set forth in Section 6.2.3(e).

“Asbestos Claims” means any Non-Governmental Third Party Claim pertaining to the use, presence and/or Release of asbestos in any way related to or associated with the Refinery prior to the Effective Time and, for purposes of this defined term, asbestos shall include any or all of the minerals and materials identified as “asbestos” or as containing asbestos regardless of chemical composition, commercial availability and/or degree of potency as a health hazard. For the avoidance of doubt, Asbestos Claims do not include an obligation to remediate or repair the Real Property or any of the Facilities.

“ASCI Price” has the meaning set forth in Section 6.2.3.

“ASCI/WTI Differential” is the arithmetic average of the prompt Argus Sour Crude Index Differential to WTI published in the Argus Crude daily market report for all the quotation days during the applicable trade month bearing code “#PA00065942MM01D; provided that only quotation days other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized by law to close will be included.

“Assets” means the Assigned Assets, the Cogen Company Interests and the Cogen Company Assets, collectively.

“Assigned Assets” has the meaning set forth in Section 2.1.

“Assigned Branded Jobber Contract” means any Retail Assigned Contract that constitutes a “branded jobber contract.”

“Assigned Branded Jobber Contracts Adjustment” has the meaning set forth in Section 7.3.1.

“Assigned Contracts” means the Refinery Assigned Contracts, the Terminals Assigned Contracts, the Texas Pipelines System Assigned Contracts and the Retail Assigned Contracts, collectively.

“Assigned Permits” means the Refinery Assigned Permits, the Terminals Assigned Permits, the Texas Pipelines System Assigned Permits and the Retail Assigned Permits, collectively.

“Assignment of Limited Liability Company Interests” has the meaning set forth in Section 11.2.2.6.

“Assumed Liabilities” has the meaning set forth in Section 4.1.

“Assumed Purchase Orders” means the open purchase orders assigned to Buyer pursuant to Sections 2.1.1.13, 2.1.2.13 and 2.1.3.9.

“Back-to-Back Arrangement” has the meaning set forth in Section 8.3.1.2.

“Base Purchase Price” has the meaning set forth in Section 6.1.

“Benzene Claims” means any Third Party Claim by a Person who was an employee or contractor of one of the Seller Companies providing services at the Refinery pertaining to such Person’s exposure

Schedule 1.1 – Page 2

to benzene while performing services at the Refinery prior to the Effective Time due to the presence and or Release of benzene at the Refinery. For the avoidance of doubt, Benzene Claims do not include an obligation to remediate or repair the Real Property or any of the Facilities.

“Bill of Sale, Assignment and Assumption Agreement(s)” has the meaning set forth in Section 11.2.4.1.

“Bond Compliance Period” has the meaning set forth in Section 13.9.3.

“BP Chemicals” means BP’s Paraxylene manufacturing business situated adjacent to the Refinery owned and operated by BP Amoco Chemical Company.

“BP Energy” means BP Energy Company, a Delaware corporation.

“BP Marks” means any name incorporating “BP,” “Arco,” “Amoco” or any derivation thereof that would reasonably be expected to be confused therewith, or any other BP, Arco or Amoco trademark, or any other tradenames, domain name, trade dress, trademark or service mark confusingly similar thereto, and all goodwill associated therewith and registrations of and applications to register the foregoing, together with all other legal rights that relate to any of the foregoing under applicable Law.

“BP Pipelines” has the meaning set forth in the preamble.

“BP Products” has the meaning set forth in the preamble.

“BP Products Sales Volume” has the meaning set forth in Section 7.3.1.

“BP Trademark Sub-License and Brand Management Agreement” has the meaning set forth in Section 11.2.2.16.

“Brand Covenant” has the meaning set forth in Section 2.1.4.2.

“Business” means the Refinery Business and the Cogen Company Business, collectively.

“Business Books and Records” means all files, documents, instruments, papers, plans, drawings, annuals, books and records, to the extent relating Primarily to the Assets and the Business including all environmental site assessments, audit reports or other documents in the possession, custody or control of any of the Seller Companies as of the date of this Agreement related to compliance with Environmental Laws or the environmental condition of the Assets (including the December 10, 1991 Texas Water Commission Agreed Order for Remedial Work and the 2001 Consent Decree No. 2:96 CV 095 RL and amendments thereto), excluding in each case (i) any such items to the extent included in or relating to the Excluded Assets, the Cogen Company Excluded Assets or the Retained Liabilities, (ii) personnel, medical and other records relating to employees which are prohibited by applicable Law or by such Seller’s or its Affiliates’ internal policies from being transferred to the Buyer without consent of the relevant employee; provided, however, to the extent such consent is obtained from Transferred Employees without such consent being made a condition of receiving an offer or commencement of employment with the Buyer, then such personnel, medical and other records relating to employees shall be part of the Business Books and Records, (iii) to the extent not otherwise a public record, corporate, financial, tax and legal data and records relating to such Seller and its Affiliates, (iv) data and records to the extent disclosure or transfer is prohibited or subject to payment of fee or consideration by any license or other agreement with a Person other than Affiliates of such Seller, or by applicable Law, and for which no consent to transfer has been received or for

Schedule 1.1 – Page 3

which the Buyer has not agreed to pay the fee or consideration as applicable, (v) legal records and files of such Seller or its Affiliates including all work product of and attorney-client communications with any of such Seller or its Affiliates’ legal counsel, excluding the Organizational Documents of the Cogen Company, (vi) books, documents, records and files prepared in connection with or relating in any way to the transactions contemplated by this Agreement, including bids received from other Parties and analyses relating in any way to the Assets or Business, (vii) books and records whose disclosure could violate any confidentiality agreements or cause a waiver of any attorney-client privilege available to such Seller or its Affiliates, (viii) corporate minute records or similar records relating to the Business, excluding the Organizational Documents of the Cogen Company, (ix) proprietary manuals (except rights to use manuals specific to and necessary for the operation of the Assets as operated by Seller or its Affiliates in the Ordinary Course of Business), including “Operations, Maintenance & Emergency Response (OM&ER), Book I”, (x) audit reports and all related work papers, findings, actions, and responses prepared in connection with or in response to a S&OR Audit (except any portions of said documents that constitute Process Safety Management audits as required by Process Safety Management of Highly Hazardous Chemicals (29 C.F.R. 1910.119), as amended, to the extent same pertain to the Assets) and (xi) data or information that cannot, with Reasonable Efforts, be identified by such Seller or be segregated by such Seller or its Affiliates from the data, information and records systems of such Seller and its Affiliates. Notwithstanding the foregoing, Business Books and Records specifically includes the Required Employee Records (but only to the extent required and permitted by law) and the Discrete Cogen Records.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas or London, England are authorized by law to close.

“Business Financial Information” means the information set forth on Schedule 15.1.17(a).

“Buyer” has the meaning set forth in the preamble.

“Buyer Guarantor” means Marathon Petroleum Corporation.

“Buyer Guarantor Guarantee” has the meaning set forth in the recitals.

“Buyer Indemnified Party” has the meaning set forth in Section 16.2.

“Calendar Process Month” has the meaning set forth in Section 6.2.3(a).

“Casualty Event” has the meaning set forth in Section 7.5.1.

“Casualty Event Notice” has the meaning set forth in Section 7.5.1.

“Casualty Loss Amount” means, with respect to a Casualty Event, the cost to fully repair or restore the Damaged Portion in accordance with Section 7.5.

“Casualty Loss Adjustment Amount” means any Casualty Loss Amount reduced from the Base Purchase Price pursuant to Section 7.5.

“CBAs” has the meaning set forth in Section 1.7 of Schedule 9.1.

“CBOB Price” has the meaning set forth in Section 6.2.3(a).

Schedule 1.1 – Page 4

“Certificate of Non-Foreign Status” has the meaning set forth in Section 11.2.2.7.

“Claim Notice” has the meaning set forth in Section 16.8.

“Claim Response” has the meaning set forth in Section 16.8.

“Clean Team” has the meaning set forth in Section 8.3.5.

“Closed Cells” means disposal unit cells number B-7, C-4 and D-9 located at the land treatment unit owned by BP Products.

“Closing” has the meaning set forth in Section 11.1.

“Closing Adjustment Amount” has the meaning set forth in Section 12.2.

“Closing Date” has the meaning set forth in Section 11.1.

“Closing Hydrocarbon Inventory Value” has the meaning set forth in Section 12.1.1.

“Closing Net Prorated Amount” has the meaning set forth in Section 12.1.4(b).

“Closing Non-Hydrocarbon Inventory Value” has the meaning set forth in Section 12.1.2.

“Closing Payment” has the meaning set forth in Section 7.2.

“Closing Statement” has the meaning set forth in Section 12.2.

“CMA NYMEX” means the arithmetic average of the prompt NYMEX WTI contract settlement price for all trade days during the month the crude is processed bearing the Argus reporting code #PA00026522MM01; provided that only trade days other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized by law to close will be included.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law.

“Cogen Company” has the meaning set forth in the recitals.

“Cogen Company Assets” means all of the Assets owned by the Cogen Company or leased by the Cogen Company and used in the operation of the Cogen Company Business, excluding the Cogen Company Excluded Assets.

“Cogen Company Business” means the business as conducted by the Cogen Company.

“Cogen Company Excluded Assets” has the meaning set forth in Section 3.2.

“Cogen Company Facilities” means the 1,040 megawatt nameplate-rated generating plant located on the Cogen Company Leased Real Property, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities used for the receipt of fuel and water and the delivery of the electrical output of said generating plant, and all other improvements relating to the ownership, operation and maintenance of said generating plant and associated equipment.

Schedule 1.1 – Page 5

“Cogen Company Interests” means all of the issued and outstanding limited liability company interests in the Cogen Company.

“Cogen Company Leased Real Property” has the meaning set forth in Section 15.1.2.1.

“Cogen Company Real Property Leases” means the leasehold estates and related leases or sublease agreements respecting the Cogen Company Leased Real Property.

“Confidentiality Agreement” means the Confidentiality Agreement between the Buyer, BP West Coast Products LLC and the Seller dated May 20, 2011.

“Contract Default Claims” means any Third Party Claim made following the Closing Date by a counterparty to a Material Contract with respect to a pre-Closing breach or default under such Material Contract which arose prior to the Closing Date and is attributable to action or inaction of the Seller Companies.

“Contractor IT Equipment” has the meaning set forth in Section 13.10.2.

“Contractors” has the meaning set forth in Section 13.10.2.

“Contracts” means agreements, contracts, leases and similar instruments.

“Cooperating Party” has the meaning set forth in Section 18.3.

“Credit Support Arrangements” has the meaning set forth in Section 8.8.1.

“Crude Trade Month” has the meaning set forth in Section 6.2.3(a).

“Damaged Portion” has the meaning set forth in Section 7.5.1.

“Data Room” has the meaning set forth in Section 8.14.1.1(a).

“Deed(s)” has the meaning set forth in Section 11.2.4.

“Default” means (i) a material breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a material breach, default or violation or cause an Encumbrance to arise or (iii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to (A) a right of termination or cancellation or material amendment, renegotiation or acceleration or (B) a right to receive material damages or a payment of material penalties.

“Default Interest Rate” means LIBOR plus four percent (4%), not to exceed the maximum lawful contract rate of interest.

“Designated Area” “ means (i) the states of Tennessee, Florida, Mississippi and Alabama, or (ii) any areas outside the states identified in clause (i) that are within a five (5) mile radius of any of the Retail Locations.

“Disclosing Party” has the meaning set forth in Section 20.1.5.

“Disclosure Adjustment” has the meaning set forth in Section 20.10.2.

Schedule 1.1 – Page 6

“Discrete Cogen Records” means the books and records of the Cogen Company maintained in the Ordinary Course of Business that are in the possession or control of the Cogen Company and that relate solely to the Cogen Company Business or the assets or Liabilities thereof.

“Dispute” has the meaning set forth in Section 20.11.1.

“Disputed Closing Adjustment Amounts” has the meaning set forth in Section 12.3.2.

“Disputed Earnout Amounts” has the meaning set forth in Section 6.3.1.

“Distillate Price” has the meaning set forth in Section 6.2.3(a).

“Domestic Delivered Crude Agreement” has the meaning set forth in Section 11.2.2.26.

“Dual Offer Employees” has the meaning set forth in Section 1.1 of Schedule 9.1.

“Earnout Period” has the meaning set forth in Section 6.2.1.

“Easements” means easements, licenses that are in the nature of easements (rather than in the nature of leases), rights-of-way, servitudes, surface use agreements, leases (other than Real Property Leases), franchises, permits and similar agreements granting the right to use real property for pipelines, utilities or other facilities or services necessary for the operation of the Business and the Assets.

“Effective Time” means 12:01 a.m. on the Closing Date.

“Employment Law” means all applicable federal, state and local Laws (including common law) relating to employment, employment practices or wage payment.

“Encumbrance” means any mortgage, pledge, lien, encumbrance, encroachment, servitude, burden, charge, deed of trust or other security interest.

“Energy Management Agreement” has the meaning set forth in Section 11.2.2.25.

“Environmental Control Bonds” has the meaning set forth in Section 13.9.1.

“Environmental Facilities” has the meaning set forth in Section 13.9.1.

“Environmental Law” or “Environmental Laws” means all applicable federal, state and local Laws (including common law) relating to the protection of public health, natural resources, wildlife, or the environment or workplace health or safety, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq., the Emergency Planning and Community Right-to-know Act, as amended, 42 U.S.C. §§ 11001 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq. and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq. and the regulations promulgated pursuant thereto, and any state or local counterparts.

“Environmental Liabilities” means any and all Liabilities, capital expenditures, costs (including costs of Remedial Work), assessments, liens, penalties, fines, prejudgment and post-judgment interest, and reasonable attorney’s fees incurred or imposed (i) pursuant to any order, decree, notice, injunction, judgment or similar ruling from a Governmental Authority arising out of or in connection

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with any Environmental Law or (ii) pursuant to any claim by a Governmental Authority or other Person for personal injury, death, property damage, damage to natural resources or Remedial Work to the extent arising out of a Release or migration of Hazardous Substances.

“Environmental Permits” means all permits, licenses, registrations, approvals, exemptions or other authorizations required to be obtained pursuant to Environmental Laws for the operation of the Business as presently operated by the Seller Companies, including applications for renewal of such permits, where the application allows for continued operation under the terms of the environmental permit or the expired permit.

“Environmental Reports” has the meaning set forth in Section 18.3.

“EPA” means the U.S. Environmental Protection Agency.

“Escrow Agent” Citibank N.A., a national banking association, as escrow agent under the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 11.1(b)(i).

“Estimated Closing Adjustment Amount” has the meaning set forth in Section 7.1.

“Estimated Closing Statement” has the meaning set forth in Section 7.1.

“Estimated Hydrocarbon Inventory Value” means BP Products’ estimate of the value of the Hydrocarbon Inventory as of the Effective Time.

“Estimated Net Prorated Amount” means the Sellers’ estimate of the Net Prorated Amount as of the Effective Time.

“Estimated Non-Hydrocarbon Inventory Value” means BP Products’ estimate of the value of the Non-Hydrocarbon Inventory as of the Effective Time.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded IP” means all Intellectual Property owned, licensed, used or held for use by the Seller Companies or any of their Affiliates in the operation of the Assets and the conduct of the Business and any and all licenses governing the use of such Intellectual Property, including all Intellectual Property for which licenses and use rights are granted to the Buyer pursuant to the Technology Agreement, BP Trademark Sub-License and Brand Management Agreement, or Fuel Station Services Agreement.

“Excluded IT Equipment” has the meaning set forth in Section 2.2.4.

“Excluded Terminals Contracts” means all rights and obligations of the Seller Companies under the Contracts relating Primarily to the ownership or operation of the Terminals that are specifically identified on Schedule 2.2.6(c).

“Excluded Texas Pipelines System Contracts” means all rights and obligations of the Seller Companies under those Contracts relating Primarily to the Texas Pipelines System Assets that are specifically listed on Schedule 2.2.6(d).

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“Facilities” means the Refinery Facilities, the Cogen Company Facilities, the Terminals Facilities and the Texas Pipelines System Facilities, collectively.

“FCC Licenses” has the meaning set forth in Section 2.2.9.

“Final Annual Earnout Statement” has the meaning set forth in Section 6.4.

“Finally Determined” means any indemnification claim amount or Title Defect amount that has either been agreed to by the Parties as due and owing or for which a final and non-appealable judgment or order has been signed by a trial court or mediator with appropriate jurisdiction definitively disposing of such indemnification claim amount or Title Defect amount and determining that such indemnification claim amount or Title Defect amount is due and owing by Sellers.

“Florida Exchange Agreement” has the meaning set forth in Section 11.2.2.23.

“Foreign Delivered Crude Agreement” has the meaning set forth in Section 11.2.2.26.

“Framework Interface Agreements” has the meaning set forth in Section 11.2.2.14.

“Fraud” means any knowing and intentional misrepresentation with such misrepresentation or concealment being made with the intent to defraud but shall not include negligent misrepresentation.

“Fuel Compliance Obligations” means, with respect to the Business or Assets, including the Hydrocarbon Inventory, compliance with the Fuel Regulations.

“Fuel Regulations” means the following regulations:

40 C.F.R. Title 40, Part 79, Registration of Fuels and Fuel Additives;

40 C.F.R. Title 40, Part 80, Subpart B (Controls and Prohibitions (RVP Regs));

40 C.F.R. Title 40, Part 80, Subpart E (Anti-dumping);

40 C.F.R. Title 40, Part 80, Subpart G (Detergent Additives);

40 C.F.R. Title 40, Part 80, Subpart H (Gasoline Sulfur);

40 C.F.R. Title 40, Part 80, Subpart I (Motor Vehicle Diesel Fuel: Nonroad, Locomotive, and Marine Diesel Fuel; and ECA Marine Diesel Fuel);

40 C.F.R. Title 40, Part 80, Subpart K (Renewable Fuel Standard);

40 C.F.R. Title 40, Part 80, Subpart L (Gasoline Benzene); and

40 C.F.R. Title 40, Part 80, Subpart M (Renewable Fuel Standard).

“Fuel Station Services Agreement” has the meaning set forth in Section 11.2.2.17.

“Fundamental Representations” has the meaning set forth in Section 16.1.

Schedule 1.1 – Page 9

“Governmental Authority” means the United States and any foreign, state, county, city or other political subdivision, agency, court, arbitral body or instrumentality and any self-regulatory organization, such as a securities exchange.

“Grantor Rights Under Retail Site Deeds” has the meaning set forth in Section 2.1.4.2.

“Hazardous Substances” means (i) any chemicals, materials or substances in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste materials, raw materials, chemicals, finished products, by-products, or any other materials or articles, which are listed, defined or otherwise designated as hazardous, toxic or dangerous under Environmental Law, including asbestos and lead-containing paints or coatings, (ii) any petroleum, petroleum derivatives, petroleum products or by-products of petroleum refining, and (iii) any other material, chemical, substance or waste that is regulated by Environmental Law.

“HES Orders” means the Orders arising out of or in connection with any Environmental Law and listed on Schedule 1.1(F).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbon Inventory” means the Refinery Hydrocarbon Inventory and the Terminals Hydrocarbon Inventory, collectively.

“Included IT Equipment” means all IT Equipment that is used Primarily in connection with the Business and that is either (a) owned by the Seller Companies or (b) leased by the Seller Companies pursuant to a lease agreement which is assigned to Buyer pursuant to this Agreement. Notwithstanding anything to the contrary in the foregoing sentence, Included IT Equipment does not include (a) any Excluded IP or Excluded IT Equipment or (b) any services previously or currently performed by the Seller Companies or any Third Party in connection with the Included IT Equipment.

“Indemnified Party” has the meaning set forth in Section 16.8.

“Indemnifying Party” has the meaning set forth in Section 16.8.

“Independent Accountants” means a single impartial accountant or a panel of three impartial accountants designated in accordance with Section 6.3 or Section 12.3.

“Injection Wells” means the three (3) waste water deep injection wells operated by the Refinery and generally referred to as WDW-80, WDW-127 and WDW-128 and the pumps, tanks and surface facilities associated with the injection operations.

“Injection Wells Permits” means any and all permits granted by the EPA and TCEQ allowing the Buyer to operate the Injection Wells in compliance with applicable Environmental Laws.

“Intellectual Property” means all intellectual property rights, arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (i) patents and patent applications, including all continuations, divisionals, continuations-in-part, and provisionals, and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing, (ii) trademarks, service marks, trade names, trade dress, logos, corporate names and domain names and other similar indicia of origin or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions of

Schedule 1.1 – Page 10

any of the foregoing, (iii) copyrights, works of authorship, and all registrations, applications, renewals, extensions and reversions of any of the foregoing, and (iv) trade secret rights, including all confidential information regarding non-public discoveries, concepts, ideas, manufacturing and production processes, models, simulations, process models, scheduling tools and models, blending tools and models, linear program tools and models, process and operating manuals, research and development, technology, know-how, formulae, inventions, compositions, processes, techniques, technical and engineering data/reports and information, procedures, designs, drawings, specifications, and rights in software to the extent any of the foregoing are contained or embodied in such software.

“Intercompany Accounts” has the meaning set forth in Section 8.9.

“Interest Rate” means LIBOR plus two percent (2%), not to exceed the maximum lawful contract rate of interest.

“IT Equipment” means all computers, servers, printers, computer hardware, wired or mobile telephones, on-site process control, and automation and point-of-sale systems, telecommunication assets, and other information technology-related equipment.

“IT Systems” means all computer and point-of-sale system software, the tangible media on which it is recorded (in any form) and all supporting documentation, including input and output format, program listings, narrative descriptions, source code, object code, executable code, algorithms, logic and development tools, operating instructions, construction and design specifications, training materials and user manuals, and data and databases, including those pertaining to the design, operation, maintenance, support, development, performance, and configuration of such software, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof.

“Jet Fuel Supply Confirmation” has the meaning set forth in Section 11.2.2.18.

“Joint Proceedings” has the meaning set forth in Section 8.19.

“JOIP” has the meaning set forth in Section 8.3.5.

“Knowledge” (or phrases of similar import) means (a) in the case of BP Products, (i) the actual knowledge of the individuals listed on Schedule 1.1(A) Part I and (ii) the actual knowledge of the individual listed on Schedule 1.1(A) Part II, after, with respect to the representations and warranties contained in Sections 15.1.7.8 and 15.1.8 only, reasonable inquiry and (b) in the case of BP Pipelines, the actual knowledge of the individuals listed on Schedule 1.1(B).

“Laws” means any law, statute, code, regulation, rule, injunction, judgment, ordinance, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority as existing on the date of execution of this Agreement.

“LEAP Master Agreement” has the meaning set forth in Section 11.2.2.18.

“Liabilities” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“LIBOR” means, in relation to any period in respect of which an interest rate is to be determined pursuant to this Agreement, the average British Bankers Association Interest Settlement Rate for one

Schedule 1.1 – Page 11

month U.S. Dollars displayed on the appropriate page of the Reuters screen at 11:00am, London time, on the first (1st) day of the period to which the interest period relates (the “Relevant LIBOR Date”). If such rate does not appear on the Reuters screen page on the Relevant LIBOR Date, then the rate for the Relevant LIBOR Date will be determined on the basis of the arithmetic mean of the rates (rounded upwards to four decimal places) at which deposits for one (1) month U.S. dollars are offered by Barclays Bank at 11:00am, London time, on the Relevant LIBOR Date to leading banks in the London interbank market for amounts of U.S. $10,000,000.

“Licensed Intellectual Property” has the meaning set forth in Section 2.1.5.

“Long-Stop Date” has the meaning set forth in Section 19.1.2.

“Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, actual damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Environmental Liabilities, actual losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses; provided “Losses” shall not include an Indemnified Party’s internal administration costs or overhead costs or allocations.

“Material Adverse Effect” means any change, development, effect, condition or occurrence that is or could reasonably be expected to, individually or in the aggregate with all other changes, developments, effects, conditions or occurrences (i) be material and adverse to Refinery Assets, the Refinery Business, the Cogen Company Assets, the Cogen Company Business, the Terminals Assets, the Assigned Retail Contracts, the Texas Pipelines System Assets, or the Assumed Liabilities, individually or as a whole, or (ii) subject the Buyer to any criminal or material civil Liability, it being understood that none of the following shall be deemed to constitute a Material Adverse Effect: (w) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (x) any effect resulting from changes in the economy, as a whole, of the United States or the world; (y) any changes in commodity prices or refining margins; and (z) any effect resulting from changes (including any change in Law or regulatory policy) that are the result of factors or conditions generally affecting the specific industry or markets in which the Seller Companies or the Cogen Company (as applicable) operate the Business and the Assets; except, in the cases of clauses (x), (y) and (z), to the extent that such effects or changes have a disproportionate impact on the Refinery Assets, the Refinery Business, the Cogen Company Assets, the Cogen Company Business, the Terminals Assets, the Assigned Retail Contracts, the Texas Pipelines System Assets or the Assumed Liabilities, individually or as a whole, relative to other participants in the industry in which the Seller Companies or the Cogen Company (as applicable) operate the Business and the Assets.

“Material Contracts” has the meaning set forth in Section 15.1.3.1.

“Maximum Earnout Amount” has the meaning set forth in Section 6.2.

“Memorandum(s) of Real Property Interest Assignment and Assumption Agreement(s)” has the meaning set forth in Section 11.2.2.5.

“Monthly ASCI 3-2-1 Crack” has the meaning set forth in Section 6.2.2(a).

“Monthly Crude Volume” has the meaning set forth in Section 6.2.2(a).

“Monthly Gross Margin” has the meaning set forth in Section 6.2.2(a).

Schedule 1.1 – Page 12

“Monthly Throughput Volume” has the meaning set forth in Section 6.2.2(a).

“Monthly Volume” has the meaning set forth in Section 6.2.3(b).

“MTBE Claims” means any Non-Governmental Third Party Claims (other than any claims to the extent seeking Remedial Work or that arise as a result of the failure of the Buyer to perform in a timely and commercially reasonable manner the Remedial Work that constitutes part of the Assumed Liabilities or any claims for Losses resulting from the coming into force of, or the change in, any applicable Law on or after the Effective Time) that arise out of or otherwise relate to the presence or Release at or from the Refinery or the Terminals of (i) methyl tertiary butyl ether (“MTBE”); (ii) the by-products associated with the manufacture of MTBE; or (iii) the breakdown components of MTBE or the by-products associated with the manufacture of MTBE, in each case, by the Seller Companies on or prior to the Effective Time. For the avoidance of doubt, MTBE Claims do not include an obligation to remediate or repair the Real Property or any of the Facilities.

“Multi-Site Contract” and “Multi-Site Contracts” have the meanings set forth in Section 8.3.2.

“NERC” has the meaning set forth in Section 15.1.16.6.

“Net Prorated Amount” means an amount equal to (i) the sum of all Prorated Payments made by each Seller and its Affiliates with respect to the Business that are attributable to periods on or after the Effective Time, minus (ii) the sum of all Prorated Payments made by the Buyer and its Affiliates with respect to the Business after the Effective Time that are attributable to periods prior to the Effective Time, in each case calculated in a manner consistent with the provisions of Section 12.1.4.

“Non-Assignable Asset” has the meaning set forth in Section 8.3.1.

“Non-Assignable Contract” means any Non-Assignable Asset constituting an Assigned Contract.

“Non-Assignable Real Property Interest” means any Non-Assignable Asset constituting a Real Property Interest.

“Non-Governmental Third Party” means any Third Party that is not a Governmental Authority.

“Non-Governmental Third Party Refinery Business Claim” means any Third Party Claim that is brought by a Non-Governmental Third Party with respect to the Refinery Business, the Refinery Assets, the Cogen Company Interests, the Cogen Company Assets or the Cogen Business and seeks recourse for personal injury or damage to property; provided such claim (i) is not a claim for remediation of the Refinery Real Property or the Cogen Company Real Property or any sites contiguous to the Refinery Real Property or Cogen Company Real Property and (ii) is not a claim for physical damages to, or repair or modification of, any of the Refinery Facilities or Cogen Company Facilities.

“Non-Hydrocarbon Inventory” means the Refinery Non-Hydrocarbon Inventory and the Terminals Non-Hydrocarbon Inventory, collectively.

“Non-Refinery Assets” means the Terminals Assets, the Texas Pipelines System Assets and the Retail Assets, collectively.

“Non-Refinery De Minimis Amount” has the meaning set forth in Section 16.4.1.

Schedule 1.1 – Page 13

“Non-Refinery Environmental Claim” has the meaning set forth in Section 16.4.6.

“Non-Refinery Threshold Amount” has the meaning set forth in Section 16.4.2.

“Objection Notice” has the meaning set forth in Section 12.3.2.

“Obligated Party” has the meaning set forth in Section 18.3.

“Orders” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business in all material respects consistent with the affected Party’s current custom and practice.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Other Refinery Environmental Claim” has the meaning set forth in Section 16.4.5.

“Overall Material Adverse Effect” means any change, development, effect, condition or occurrence that is or could reasonably be expected to, individually or in the aggregate with all other changes, developments, effects, conditions or occurrences (i) be material and adverse to the Assets, the Business and the Assumed Liabilities, as a whole, or (ii) subject the Buyer to any criminal or material civil Liability, it being understood that none of the following shall be deemed to constitute an Overall Material Adverse Effect: (v) the QQQ Issue, (w) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (x) any effect resulting from changes in the economy, as a whole, of the United States or the world; (y) any changes in commodity prices or refining margins; and (z) any effect resulting from changes (including any change in Law or regulatory policy) that are the result of factors or conditions generally affecting the specific industry or markets in which the Seller Companies or the Cogen Company (as applicable) operate the Business and the Assets; except, in the cases of clauses (x), (y) and (z), to the extent that such effects or changes have a disproportionate impact on the Business, the Assets and the Assumed Liabilities, as a whole, relative to other participants in the industry in which the Seller Companies and Cogen Company (as applicable) operate the Business and the Assets.

“Owned Real Property” means the Refinery Owned Real Property, the Terminals Owned Real Property and the Texas Pipelines System Owned Real Property, collectively.

“P-rich, Texas City-Chocolate Bayou Ethane-Propane Pipeline” has the meaning set forth in the definition of “Texas Pipelines System.”

“Party” and “Parties” have the meanings set forth in the preamble.

“Permits” means permits, authorizations, franchises, approvals, registrations and licenses (excluding licenses of Intellectual Property) issued or granted by any Governmental Authority.

Schedule 1.1 – Page 14

“Permitted Encumbrances” means and includes:

(i)	liens for Taxes or other charges or assessments by any Governmental Authority to the extent that the payment thereof is not in arrears or otherwise due or is being contested in good faith and by appropriate proceedings; provided that (A) no lien will attach to any of the Assets during such contest and (B) such amount shall in all events remain the obligation of the Seller Companies;

(ii)	encumbrances in the nature of zoning restrictions, building and land-use Laws, ordinances, orders, decrees, restrictions or any other conditions imposed by or pursuant to any agreement with any Governmental Authority or other Person; provided, however, that the same individually and in the aggregate do not materially detract from the value of the Assets as currently used or materially interfere with the current operation or use of the Assets or the Business, that would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating businesses similar to the Business;

(iii)	any lien or title imperfection with respect to the Assets created by Buyer or resulting from any act or omission of the Buyer;

(iv)	the express terms of the Assigned Contracts, the Easements, the Texas Pipelines System ROW Interests, and/or any Encumbrances expressly set forth in the Refinery Title Commitment or the Refinery Survey or otherwise made available to Buyer by posting in the Data Room excluding Easements and/or Encumbrances related to the Terminals Owned Real Property (with respect to real estate documents only, only those documents that are posted in the ascribed real estate folders in the Data Room numbered as Oakley Data Room 1.4.1.2.1. – 1.4.1.2.43, 1.4.1.2.45-1.4.1.2.48, 1.4.1.3, 1.4.1.4, 1.4.1.5, 1.4.1.8, 1.4.2.2, 1.4.2.3, 1.4.2.4, 1.4.3, 2.4.2, 2.6.1.8, 3.1-3.54 and 4.1) or are described in any of the Schedules attached hereto;

(v)	all agreements, leases, instruments, documents, liens, licenses or encumbrances that are described in any of the Schedules attached hereto, shown on the Refinery Title Commitment or the Refinery Survey, or posted in the Data Room excluding any agreements, instruments, documents, liens or encumbrances related to the Terminals Owned Real Property (with respect to real estate documents only, only those documents that are posted in the ascribed real estate folders in the Data Room numbered as Oakley Data Room 1.4.1.2.1. – 1.4.1.2.43, 1.4.1.2.45-1.4.1.2.48, 1.4.1.3, 1.4.1.4, 1.4.1.5, 1.4.1.8, 1.4.2.2, 1.4.2.3, 1.4.2.4, 1.4.3, 2.4.2, 2.6.1.8, 3.1-3.54 and 4.1) or through the SureClose electronic access maintained by the Title Company or are described in any of the Schedules attached hereto;

(vi)	(A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the conduct of the Business and (B) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, warehousemen’s, barge or ship owner’s and carriers’ liens or other similar liens, security interests or charges for liquidated amounts arising in the Ordinary Course of Business incidental to the conduct of the Business, securing amounts the payment of that is not delinquent and that will be paid in the Ordinary Course of Business or, if delinquent, that is being contested in good faith and for which a foreclosure sale of the Assets cannot occur within ten (10) days; provided that the Seller Companies shall be responsible for, and shall promptly pay when due, all amounts finally determined to be owed that are the subject of such contest;

Schedule 1.1 – Page 15

(vii)	Any Title Defect which individually involves less than three hundred thousand dollars ($300,000) to remedy, excluding any Title Defects which relate to (1) a valid and currently existing and enforceable option to purchase, right of first offer or right of first refusal vested in a Third Party with respect to the Real Property, or (2) lack of access to or from such Real Property;

(viii)	Any matter of public record (other than real property records), including zoning laws, which Buyer could have discovered through the exercise of reasonable due diligence;

(ix)	any liens or security interests created by Law or reserved in leases, easements, licenses, rights-of-way or other real property interests for rental or for compliance with the terms of such leases, easements, licenses, rights-of-way or other real property interests, provided payment of any debt secured is not delinquent or, if delinquent, is being contested in good faith in the Ordinary Course of Business with any action to foreclose or attach any of the Assets on account thereof properly stayed;

(x)	all defects, irregularities and Encumbrances that are (A) imposed by the terms and conditions of any Permit affecting the Business, (B) imposed by the terms and conditions of any Transaction Document, or (C) waived in writing by Buyer; and

(xi)	all Encumbrances that will be released or removed at or prior to Closing; and

(xii)	any Title Defects which are not objected to by Buyer pursuant to Section 8.14.1.3.

provided, however, that none of the foregoing clauses (i) through (xi) shall include Encumbrances relating to or securing indebtedness for borrowed money.

“Person” means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

“Post-Closing Support Period” has the meaning set forth in Section 8.8.1.

“Post-Signing Title Defects” has the meaning set forth in Section 8.14.1.3(b).

“Power/Energy Contracts” has the meaning set forth in Section 8.20.

“Pre-Closing Date Taxable Period” means any taxable period ending on or before the date immediately preceding the Closing Date. Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

“Pre-Closing Tax Return” has the meaning set forth in Section 17.1(a).

“Pre-Effective Asset Proceedings” has the meaning set forth in Section 5.1.4.

“Precious Metals Deed of Novation” has the meaning set forth in Section 11.2.2.28.

“Product Trade Month” has the meaning set forth in Section 6.2.3(a).

Schedule 1.1 – Page 16

“Product Production Month” has the meaning set forth in Section 6.2.3(a).

“Preferential Right” means any rights of first refusal, rights of first offer, options, preferential rights to purchase or other similar rights in favor of Third Parties to which any of the Assets may be subject.

“Primarily” means fifty percent (50%) or more.

“Proceedings” means any judicial, administrative, arbitral actions, suits, mediations, investigations, inquiries, proceedings, or claims (including counter-claims) by or before a Governmental Authority.

“Product Sales Agreement” has the meaning set forth in Section 11.2.2.22.

“Prorated Payments” has the meaning set forth in Section 12.1.4(a).

“PURPA” has the meaning set forth in Section 15.1.16.3.

“QQQ Issue” means any project or issue that relates to compliance with New Source Performance Standard 40 CFR 60 Subpart QQQ or potential hazardous waste issues relating to the stormwater sewer systems and flumes at the Refinery Facilities which are addressed or resolved through an Order of the EPA or amendment to a Refinery Consent Decree or through the Buyer’s implementation of projects outside any such Order or amendment that address the foregoing concerns.

“Radio Tower Sharing Agreement” has the meaning set forth in Section 8.15.

“Real Property” means the Refinery Real Property, the Cogen Company Leased Real Property and the Terminals Real Property, collectively.

“Real Property Interest” means any of the Real Property, Easements, Texas Pipelines System Owned Real Property or Texas Pipelines System ROW Interests.

“Real Property Interest Assignment and Assumption Agreement(s)” has the meaning set forth in Section 11.2.2.4.

“Real Property Leases” means the Refinery Real Property Leases, the Cogen Company Real Property Leases and the Terminals Real Property Leases, collectively.

“Reasonable Efforts” means as to a Person, commercially reasonable efforts of such Person without the obligations to pursue any litigation or pay or incur any material monetary payments; provided, however, that the foregoing shall not require or cause any Party to (a) waive any right it may have under other provisions of this Agreement, (b) grant any material accommodations, or (c) take or cause to be taken any action, or to do or cause to be done anything, contemplated by this Agreement to be taken or done or caused to be taken or done by the other Party hereto.

“Refinery” means BP Products’ refinery located in Texas City, Texas and generally referred to as the “Texas City Refinery.”

“Refinery Assets” means all of the items described and identified in Section 2.1.1.

“Refinery Assigned Contracts” has the meaning set forth in Section 2.1.1.8.

“Refinery Assigned Permits” has the meaning set forth in Section 2.1.1.9.

Schedule 1.1 – Page 17

“Refinery Assumed Purchase Orders” has the meaning set forth in Section 2.1.1.13.

“Refinery Business” means the business as conducted by the Seller Companies that relates exclusively to the ownership, operation or use of the Refinery Facilities and the Refinery Assets.

“Refinery Business Books and Records” has the meaning set forth in Section 2.1.1.10.

“Refinery Claims” has the meaning set forth in Section 2.1.1.12.

“Refinery Consent Decrees and Orders” has the meaning set forth in Section 18.1.1.

“Refinery Covered Remediation Indemnity” has the meaning set forth in Section 16.4.3.1.

“Refinery Covered Remediation Indemnity Threshold Amount” has the meaning set forth in Section 16.4.3.2.

“Refinery De Minimis Amount” has the meaning set forth in Section 16.4.1.

“Refinery Deposits and Prepaids” has the meaning set forth in Section 2.1.1.11.

“Refinery Easements” has the meaning set forth in Section 2.1.1.3(a).

“Refinery Facilities” means the operating control rooms, shelters, tanks, rail lines, pipelines, lab facilities, pump stations and equipment located on the Refinery Owned Real Property and the appurtenances thereto, and the Refinery Leased Real Property and the appurtenances thereto, but excluding (i) power lines, pipelines, telephone lines and other improvements and fixtures owned by public utilities furnishing utilities to the Refinery Owned Real Property and the Refinery Leased Real Property, and (ii) rail lines, pipelines and other improvements and fixtures owned by Third Parties and located on existing easements for such purpose that encumber the Refinery Owned Real Property or the Refinery Leased Real Property.

“Refinery Hydrocarbon Inventory” has the meaning set forth in Section 2.1.1.5.

“Refinery Leased Real Property” has the meaning set forth in Section 2.1.1.2.

“Refinery Non-Hydrocarbon Inventory” has the meaning set forth in Section 2.1.1.6.

“Refinery Non-Specific Event Pre-Closing Third Party Claim” means any Non-Governmental Third Party Refinery Business Claim that is not a Refinery Specific Event Pre-Closing Claim and for which the claimants or any of their respective Affiliates, after the Effective Time (but only to the extent relating to the period prior to the Effective Time), have given notice to or filed a Proceeding against the Seller or the Buyer or any of their respective Affiliates, excluding any Third Party Claims relating to the Injection Wells.

“Refinery Owned Real Property” has the meaning set forth in Section 2.1.1.1.

“Refinery Personal Property” has the meaning set forth in Section 2.1.1.7.

“Refinery Pipeline Rights” has the meaning set forth in Section 2.1.1.4.

“Refinery Real Property” means the Refinery Owned Real Property and the Refinery Leased Real Property, collectively.

Schedule 1.1 – Page 18

“Refinery Real Property Leases” has the meaning set forth in Section 2.1.1.2(a).

“Refinery Specific Event Pre-Closing Claims” means any Non-Governmental Third Party Refinery Business Claim for which the claimants give written notice to or file a Proceeding against the Sellers or the Buyer or any of their respective Affiliates after the Effective Time, to the extent such Non-Governmental Third Party Refinery Business Claim is based upon a Specific Event and seeks recourse for personal injury to persons or damage to properties caused by such Specific Event.

“Refinery Survey” has the meaning set forth in Section 8.14.1.2(a).

“Refinery Third-Party Easements” has the meaning set forth in Section 2.1.1.3(b).

“Refinery Third-Party Real Property Leases” has the meaning set forth in Section 2.1.1.2(b).

“Refinery Threshold Amount” has the meaning set forth in Section 16.4.2.

“Refinery Title Commitments” has the meaning set forth in Section 8.14.1.1(a).

“Refinery Title Exception Documents” has the meaning set forth in Section 8.14.1.1(a).

“Related Persons” has the meaning set forth in Section 15.1.14.

“Release” or “Released” has the meaning set forth in Environmental Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, at 42 U.S.C. § 9601(22) and any analogous state Laws, but does not include migration or movement of Hazardous Substances already present in the environment.

“Relevant LIBOR Date” has the meaning set forth in the definition of LIBOR.

“Remedial Work” means any work or action required to respond to a Release or the presence of Hazardous Substances at, on, in, upon, over, across, under, within or migrating from the Real Property, including all investigative, site monitoring, restoration, abatement, detoxification, containment, handling, treatment, removal, storage, decontamination, clean-up, transport, disposal or other ameliorative work, corrective action or response action to the extent required by (i) any Environmental Law, (ii) any lawful order or enforceable request of a Governmental Authority arising out of or in connection with any Environmental Laws, or (iii) any final judgment, consent decree, settlement or compromise with respect to any Environmental Law; but excluding, however, (a) the obtaining, amendment, renewal or maintenance of any Environmental Permits, including permits for any “grandfathered” units, other than Environmental Permits required to implement and complete any such work or action, and (b) any monetary fines and penalties for violations of Environmental Laws.

“Representative” means, with respect to any Party, such Party and its Affiliates and their directors, officers, agents, consultants, partners, members, managers, employees and advisors (including such Party’s accountants, counsel, environmental consultants, financial advisors, investment bankers and other authorized representatives).

“Required Employee Records” means the following records with respect to Transferred Employees: (a) Department of Transportation Exams & Results (49 CFR 199); (b) the OSHA 300 injury and illness log, the OSHA 301 incident report form, the annual summary, and privacy case list (if one exists) maintained pursuant to OSHA Injury and Illness Records (29 CFR 1904); (c) training records for training required by the OSHA Hazardous Waste Operations and Emergency Response Standard

Schedule 1.1 – Page 19

(HAZWOPER) standard at 1910.120(p)(8)(iii)(C) and 1910.120(q)(8)(ii); and (d) other records to the extent required and permitted by Law to be transferred to Buyer.

“Response Period” has the meaning set forth in Section 16.8.

“Retail Assets” means all of the items described and identified in Section 2.1.4.

“Retail Assigned Contracts” has the meaning set forth in Section 2.1.4.1.

“Retail Locations” means those retail locations described in Schedule 1.1(E), as may be modified from time to time consistent with this Agreement, the Transaction Documents and Assigned Branded Jobber Contracts.

“Retail Personal Property” has the meaning set forth in Section 2.1.4.5.

“Retail Site Deeds” has the meaning set forth in Section 2.1.4.2.

“Retail Site PSAs” has the meaning set forth in Section 2.1.4.3.

“Retained Liabilities” has the meaning set forth in Section 5.1.

“Retained Litigation” has the meaning set forth in Section 2.2.17.

“Rolling Stock” means any automobiles, vans, trucks, tractors, trailers, bobtails, forklifts and similar motorized vehicles, other than railcars owned by the Seller Companies.

“S&OR Audit” means a systematic, structured audit of operations or assets to evaluate conformance with various internal and external operations requirements, performed by the Safety & Operational Risk (or its predecessor, Group Safety & Operations) corporate function of an Affiliate of Seller Companies.

“Seller” and “Sellers” have the meanings set forth in the preamble.

“Seller Companies” means each Seller and each of its Affiliates that own any interest in any of the Assets.

“Seller Confidential Data” has the meaning set forth in Section 13.11.

“Seller Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax returns and any similar group under foreign, state or local law of which each of (i) the Cogen Company and (ii) one or more of the Seller Companies is or was a member on or prior to the Closing Date.

“Sellers’ Guarantor Guarantee” has the meaning set forth in the recitals.

“Seller Indemnified Party” has the meaning set forth in Section 16.3.

“Seller Insurance Policies” has the meaning set forth in Section 13.7.1.

“Seller IP Standards” has the meaning set forth in Section 8.10.1.

Schedule 1.1 – Page 20

“Seller Plans” has the meaning set forth in Section 15.1.10.

“Seller Retained Environmental Liabilities” has the meaning set forth in Section 5.1.2.

“Seller Vacation Benefits” has the meaning set forth in Section 5.1.3.

“Sellers’ Guarantor” means BP Corporation North America Inc.

“Sellers’ Guarantor Guarantee” has the meaning set forth in the recitals.

“Shipping History Assignment Agreement” has the meaning set forth in Section 8.3.4.

“Southeastern United States” means, for the purposes of Section 7.3 only, (i) the states of Alabama, Florida, Mississippi and Tennessee and (ii) areas in the states of Missouri, Arkansas, Virginia, Kentucky, North Carolina, South Carolina and Georgia within a fifty (50) mile radius of (a) the Terminals, (b) any terminal owned or operated by Buyer or (c) any Third Party owned or operated terminal at which Buyer offers transportation fuels to customers via a Third Party and through which the counterparty to an additional Assigned Branded Jobber Contract draws supply of its approved retail sites under such contract; provided, with respect to terminals covered by clauses (b) and (c), that Seller in its sole discretion shall have offered, if requested by Buyer, to enter into a proprietary additive supply agreement for such terminal in substantially the same form as those for the Terminals.

“Specific Event” means (i) an accident, event or occurrence (or a specifically identified series of related events and occurrences) which occurred prior to the Effective Time and which the Buyer can demonstrate and prove is a specifically identified accident, event or occurrence (or series of related events or occurrences) arising out of the conduct by the Seller Companies of the Refinery Business or Cogen Company Business prior to the Effective Time or (ii) an event or occurrence or series of events or occurrences which, although the Buyer cannot demonstrate that such event or occurrence is a specifically identified accident, event or occurrence (or a specifically identified series of related events or occurrences) as reflected in subsection (i) above, the Buyer can demonstrate and prove is an event or occurrence that resulted solely from the Seller Companies’ conduct of the Refinery Business or Cogen Company Business prior to the Effective Time. For example, a release of Hazardous Substance that can be traced to a specific accident which occurred prior to the Effective Time as a result of the Seller Companies’ conduct of the Refinery Business or Cogen Company Business would be a specifically identified accident, event or occurrence under subsection (i) above and the presence of a particular Hazardous Substance at the Refinery which is a type of Hazardous Substance which could only have been generated by the Seller Companies but the Buyer cannot trace the release to a specifically identified accident, event or occurrence would be covered by subsection (ii) above.

“Straddle Period” means any Tax period beginning before and ending on or after the Closing Date. Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

“Straddle Period Tax Return” has the meaning set forth in Section 17.1(b).

“Subject Employees” has the meaning set forth in Section 15.1.9.2.

“Substitute Credit Support Arrangements” has the meaning set forth in Section 8.8.1.

Schedule 1.1 – Page 21

“Target Sales Volume” has the meaning set forth in Section 7.3.1.

“Tax” or “Taxes” means all taxes, fees, duties and other assessments, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Taxing Authority, which taxes shall include, but not be limited to, any license or registration fees and all income, franchise, sales, use, excise, distilled spirits, motor fuel, petroleum, environmental, gross receipts, occupation, stamp, import, imposts, customs, duties, export, real and personal property, escheat or unclaimed property obligations, transfer, workers’ compensation, payroll and wage withholding, unemployment insurance and Social Security taxes and any adjustment made by any Taxing Authority to a Tax Return.

“Tax Information” has the meaning set forth in Section 17.9(a).

“Tax Proceeding” has the meaning set forth in Section 17.3.

“Tax Return” means all reports, estimates, information statements and returns (including any amendments thereto) relating to, or required to be filed in connection with, any Taxes pursuant to the statutes, rules and regulations of any Taxing Authority.

“Taxing Authority” means any federal, state or local government, or any agency or political subdivision thereof, in the United States or corresponding governmental unit in any foreign country responsible for the imposition of Taxes.

“Technology Agreement” has the meaning set forth in Section 11.2.2.13.

“Term” has the meaning set forth in Section 6.2.1.

“Terminal Storage and Handling Agreement” has the meaning set forth in Section 11.2.2.20.

“Terminal Management System” means local hardware that controls access to the Terminals Assets and located at the Terminals Facilities, what can be loaded and the loading process and other tracking and inventory matters.

“Terminals” means the following petroleum products facilities operated by BP Products, in each case as more particularly described in Schedule 1.1(C): (i) the “Charlotte Terminal” located at 7401 Old Mt. Holly Road, Charlotte, North Carolina 28214; (ii) the “Selma Terminal” located at 3707 Buffalo Road, Selma, North Carolina 27576; (iii) the “Jacksonville Terminal” located at 2101 Zoo Parkway, Jacksonville, Florida 32226; and (iv) the “Nashville Terminal” located at 1409 51st Avenue N., Nashville, Tennessee 37209.

“Terminals Assets” means all of the items described and identified in Section 2.1.2.

“Terminals Assigned Contracts” has the meaning set forth in Section 2.1.2.8.

“Terminals Assigned Permits” has the meaning set forth in Section 2.1.2.9.

“Terminals Assumed Purchase Orders” has the meaning set forth in Section 2.1.2.13.

“Terminals Business Books and Records” has the meaning set forth in Section 2.1.2.10.

“Terminals Claims” has the meaning set forth in Section 2.1.2.12.

Schedule 1.1 – Page 22

“Terminals Deposits and Prepaids” has the meaning set forth in Section 2.1.2.11.

“Terminals Easements” has the meaning set forth in Section 2.1.2.3(a).

“Terminals Environmental Claims” means all Third Party Claims which are brought by Non-Governmental Third Parties within twenty-four (24) months following the Closing Date that seek recourse for personal injury or damage to property arising out of contamination of the surface, subsurface soil or groundwater which has resulted from the Seller Companies’ use or operation of the Terminals prior to the Effective Time, provided such claim (i) is not a claim for remediation of the Terminals Real Property or any sites contiguous to the Terminals Real Property and (ii) is not a claim for physical damages to, or repair or modification of, any of the Terminals Facilities.

“Terminals Facilities” means the facilities associated with the Terminals Assets, together with all auxiliary equipment, ancillary and associated facilities and equipment, and all other improvements relating to the ownership, operation and maintenance of the Terminals Assets and associated equipment.

“Terminals Hydrocarbon Inventory” has the meaning set forth in Section 2.1.2.5.

“Terminals Leased Real Property” has the meaning set forth in Section 2.1.2.2(a).

“Terminals Non-Hydrocarbon Inventory” has the meaning set forth in Section 2.1.2.6.

“Terminals Owned Real Property” has the meaning set forth in Section 2.1.2.1.

“Terminals Personal Property” has the meaning set forth in Section 2.1.2.7.

“Terminals Pipeline Rights” has the meaning set forth in Section 2.1.2.4.

“Terminals Real Property” means the Terminals Owned Real Property and the Terminals Leased Real Property, collectively.

“Terminals Real Property Leases” has the meaning set forth in Section 2.1.2.2(a).

“Terminals Surveys” has the meaning set forth in Section 8.14.1.2(b).

“Terminals Third-Party Easements” has the meaning set forth in Section 2.1.2.3(b).

“Terminals Third-Party Real Property Leases” has the meaning set forth in Section 2.1.2.2.

“Terminals Title Commitment” means any title commitment to insure title issued by the Title Company with respect to the Terminal Real Property.

“Terminals Title Defects” has the meaning set forth in Section 8.14.1.3(a).

“Terminals Title Exception Documents” has the meaning set forth in Section 8.14.1.1(b).

“Terminated Consent Decrees and Orders” has the meaning set forth in Section 18.1.1.

“Texas City-LDH Butane Pipeline” has the meaning set forth in the definition of “Texas Pipelines System.”

Schedule 1.1 – Page 23

“Texas Pipelines System” means the following pipelines and related assets, in each case as more particularly described on Schedule 1.1(D) (which pipelines and assets include, for the avoidance of doubt, each pipeline expressly identified on Schedule 1.1(D) whether or not currently in service, and all out-of-service or otherwise idled pipeline segments previously operated as part of such pipelines and assets prior to being taken out of service or idled): (i) the “Andromeda Pipeline”; (ii) the “Texas City-LDH Butane Pipeline”; (iii) the “P-rich, Texas City-Chocolate Bayou Ethane-Propane Pipeline”; (iv) approximately sixteen (16) out-of-service pipelines and nine (9) out-of-service pipeline facilities in southeast Texas; and (v) other associated stations and properties in southeast Texas.

“Texas Pipelines System Assets” means all of the items described and identified in Section 2.1.3.

“Texas Pipelines System Assigned Contracts” has the meaning set forth in Section 2.1.3.4.

“Texas Pipelines System Assigned Permits” has the meaning set forth in Section 2.1.3.5.

“Texas Pipelines System Assumed Purchase Orders” has the meaning set forth in Section 2.1.3.9.

“Texas Pipelines System Books and Records” has the meaning set forth in Section 2.1.3.6.

“Texas Pipelines System Claims” has the meaning set forth in Section 2.1.3.6.

“Texas Pipelines System Deposits and Prepaids” has the meaning set forth in Section 2.1.3.7.

“Texas Pipelines System Facilities” means the facilities associated with the Texas Pipelines System Assets, together with all auxiliary equipment, ancillary and associated facilities and equipment, and all other improvements relating to the ownership, operation and maintenance of the Texas Pipelines System Assets and associated equipment.

“Texas Pipelines System Owned Real Property” has the meaning set forth in Section 2.1.3.1.

“Texas Pipelines System Personal Property” has the meaning set forth in Section 2.1.3.3.

“Texas Pipelines System Real Property” means the Texas Pipelines System Owned Real Property and the Texas Pipelines System ROW Interests, collectively.

“Texas Pipelines System ROW Interests” has the meaning set forth in Section 2.1.3.2.

“Third Party” means a Person, including any Governmental Authority, that is not (i) a Seller or an Affiliate of a Seller, (ii) the Buyer or an Affiliate of the Buyer or (iii) a Person that after the signing of this Agreement becomes a successor entity of a Seller, the Buyer or any of their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 16.7.1.

“Third-Party Real Property Leases” means the Refinery Third-Party Real Property Leases and the Terminals Third-Party Real Property Leases, collectively.

“Title Certificates” means the Certificate of Debts, Liens and Possession and the Certificate of Use and Possession, in the forms attached hereto as Exhibits C and C-1, respectively.

“Title Company” means Stewart Company, on behalf of Stewart Title Guaranty Company.

“Title Defects” has the meaning set forth in Section 8.14.1.3(b).

Schedule 1.1 – Page 24

“Title Defect Amount” has the meaning set forth in Section 8.14.1.5.

“Title Defect Amount Adjustment” means any Title Defect Amount reduced from the Base Purchase Price pursuant to Section 8.14.1.5.

“Title Exception Documents” means the Refinery Title Exception Documents and the Terminals Title Exception Documents.

“Title Policies” means Owner’s Policies of Title Insurance on the form customarily used either in the State of Texas or the state in which the Terminals Real Property are located as of the Closing Date (naming the Buyer as the insured) and insuring that, after the Closing, the Buyer has fee simple title to all of the Owned Real Property, subject only to the Permitted Encumbrances, and a valid leasehold interest in all of the Cogen Company Leased Real Property.

“Title Representations” has the meaning set forth in Section 16.1.

“Transaction Document(s)” means, individually or collectively, as the context may require: (i) all of the ancillary agreements entered into by the Seller Companies, the Buyer or any of their respective Affiliates pursuant to this Agreement, (ii) the Sellers’ Guarantor Guarantee and (iii) the Buyer Guarantor Guarantee.

“Transfer Documents” means the forms of (i) Deeds, (ii) Bill of Sale, Assignment and Assumption Agreement(s), (iii) Real Property Interest Assignment and Assumption Agreement(s) and (iv) Assignment of Limited Liability Company Interests attached to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 17.2.

“Transferred Employees” has the meaning set forth in Section 1.2 of Schedule 9.1.

“Transition Period” means the period commencing on the date of the Transition Services Agreement and ending on the “Agreement Termination Date” set forth in the Transition Services Agreement.

“Transition Services Agreement” has the meaning set forth in Section 11.2.2.12.

“Treasury Regulations” means the tax regulations issued by the United States Internal Revenue Service, as amended, including proposed, temporary and final regulations.

“UIC Permit” means the Underground Injection Control (UIC) permit issued by the Texas Commission on Environmental Quality (TCEQ) pursuant to 30 Texas Administrative Code Chapter 331 with respect to the Injection Wells.

“Ultra Low Sulfur Diesel Supply Confirmation” has the meaning set forth in Section 11.2.2.19.

“Unassigned Brand Covenant or Use Restriction” has the meaning set forth in Section 1.2 of Schedule 13.17.

“Unions” means (i) The United Steel Workers International Union, Local No. 13-1 and (ii) the Associated Guards of the United States respectively for the relevant employees.

“Updated Refinery Survey” has the meaning set forth in Section 8.14.1.2(a).

“Use Restriction” has the meaning set forth in Section 2.1.4.2.

Schedule 1.1 – Page 25

“Wages” means the annualized base salary for either exempt or salaried non-exempt employees and shall mean, for hourly paid employees, the rate of each employee receives per hour worked excluding overtime or shift differential. Further, “Wages” shall exclude any (i) commission, (ii) annual, short-term and long-term incentives, (iii) recognition payments or awards, (iv) benefits, (v) perquisites, and (vi) non-cash compensation.

“Waiver Rights Under Retail Site PSAs” has the meaning set forth in Section 2.1.4.3.

“Waste Water Project” means any and all modifications to the Refinery Facilities and/or processes that must be completed in order to allow the Refinery to cease the injection of any materials into the Injection Wells and allow for the closure and abandonment of the Injection Wells.

“Waste Water Project Completion Date” has the meaning set forth in Section 13.12.

“WARN Act” means the Worker Adjustment Retraining Notification Act of 1988.

“WARN Obligations” means obligations under the WARN Act or under any similar provision of any federal, state, regional, foreign or local Law.

“WTI Differential to CMA NYMEX” is the arithmetic average of the prompt Argus WTI Differential to CMA NYMEX published in the Argus Crude daily market report for all the quotation days during the applicable trade month bearing code #PA00023692MM01D; provided that only quotation days other than a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized by law to close will be included.

Section 1.2 Interpretations. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

1. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

2. If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

3. A reference to a Person, corporation, trust, estate, partnership or other entity includes any of them.

4. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

5. All references in this Agreement to articles, sections, subdivisions or schedules thereof shall refer to the corresponding article, section, subdivision or schedule thereof of this Agreement unless specific reference is made to such articles, sections, subdivisions or schedules of another document or instrument.

6. A reference to any agreement, document or schedule (including a reference to this Agreement) is to the agreement, document or schedule as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

Schedule 1.1 – Page 26

7. No waiver by either Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Party from future performance of the same provision, condition or requirement. Any delay or omission of either Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. The failure of either Party to perform its obligations hereunder shall not release the other Party from the performance of its obligations.

8. A reference to any Party to this Agreement or another agreement, document or schedule includes the Party’s successors and assigns.

9. A reference to legislation or to a provision of legislation includes a modification or reenactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

10. A reference to a writing includes a facsimile transmission of it and any means of reproducing its words in a tangible and permanently visible form.

11. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

12. The words “including,” “include,” “includes” and all variations thereof shall mean “including without limitation.”

13. The word “or” shall have the inclusive meaning represented by the phrase “and/or.”

14. The phrase “and/or” when used in a conjunctive phrase shall mean any one or more of the Persons specified in or the existence or occurrence of any one or more of the events, conditions or circumstances set forth in that phrase; provided, however, that when used to describe the obligation of one or more Persons to do any act, it shall mean that the obligation is the obligation of each of the Persons but that it may be satisfied by performance by any one or more of them.

15. “Shall” and “will” have equal force and effect.

16. The Exhibits and Schedules identified in this Agreement, including all disclosure schedules to this Agreement, are incorporated herein by reference and made a part of this Agreement.

17. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

18. Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Houston, Texas Time on the date in question.

Schedule 1.1 – Page 27

19. References to “$,” “U.S. $” or to “dollars” shall mean the lawful currency of the United States of America.

20. No action shall be required of the Parties except on a Business Day, and in the event an action is required on a day that is not a Business Day, such action shall be required to be performed on the next succeeding day that is a Business Day.

21. All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.”

22. (a) Certain of the Assigned Assets are in fact owned, held or used in the conduct of more than one of such businesses, (b) it is the intention of the Buyer and each Seller that all of the Assigned Assets described in clause (a) above be sold, conveyed, assigned, transferred and delivered to the Buyer under this Agreement, and (c) therefore, any Assigned Asset which is described in clause (a) above shall be considered, for purposes of this Agreement, to be owned, held or used Primarily in the conduct of that one of the Refinery Business or the operation of that one of the Refinery Assets, the Terminals Assets, the Texas Pipelines System Assets or Retail Assets with respect to which such Assigned Asset is Primarily owned, held or used.

23. The term “made available to Buyer” and words of similar import means that the relevant documents, instruments or materials were either provided directly to Buyer or were posted and made available to Buyer for review in the Data Room.

Schedule 1.1 – Page 28